UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

AMERICAN EAGLE OUTFITTERS, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Our ur ose is to show the world that there’s REAL ower in the o timism of youth.

AMERICAN EAGLE

We're an American jeans and apparel brand that's true in everything we do. Rooted in authenticity, powered by positivity, and inspired by our community – we welcome all and believe that putting on a really great pair of **#AEjeans** gives you the freedom to be true to you. Because when you're at your best, you put good vibes out there, and get good things back in return.

AE. True to you.

aerie

The Aerie mission is to empower all women to love their real selves.

We make products that feel REAL good.

We celebrate body positivity – all bodies should be happy and free of retouching.

We stand for inclusivity and real representation. Every woman should see herself in Aerie.

We are a community that celebrates one another. Because we show up stronger, together.

Let the real you shine.™

We’re an American jeans and a arel brand that’s true in everything we do. Rooted in authenticity, owered by ositivity, and ins ired by our community — we welcome all and believe that utting on a really great air of #AEjeans gives you the freedom to be true to you. Because when you’re at your best, you ut good vibes out there, and get good things back in return. AE. True to you. The Aerie mission is to em ower all women to love their real selves. We make roducts that feel REAL good. We celebrate body ositivity — all bodies should be ha y and free of retouching. We stand for inclusivity and real re resentation. Every woman should see herself in Aerie. We are a community that celebrates one another. Because we show u stronger, together. Let the real you shine.

April 26, 2022

Dear Fellow Stockholders:

Fiscal 2021 was an exceptional year for AEO, made especially remarkable given the complex challenges the COVID-19 pandemic continued to have on our industry. Our achievements included crossing $5 billion in revenue for the first time in our Company’s history and our strongest profit result in well over a decade. In fact, we exceeded our previously announced three-year Fiscal 2023 operating profit goal of $550 million, ultimately delivering over $600 million in adjusted operating profit during this year alone.

Our “Real Power. Real Growth.” strategic plan fueled our strong results, instilling focus in our operations and a valuable framework to drive sustainable profit growth. Our corporate purpose is to show the world that there is REAL power in the optimism of youth. By relying on the strength of our people, culture and purpose we will: (1) grow Aerie to $2 billion+ in revenue; (2) drive sustained profitable growth at American Eagle; (3) leverage our customer-focused capabilities; and (4) strengthen our return on investment (“ROI”) discipline.

Our specific priorities for Fiscal 2021, and our remarkable achievements, were centered on the power of our people, brands, and operations.

Power of People: The past year highlighted what we can achieve when we remain focused on our people. With the pandemic still very much a reality across the globe, we built on our learnings from Fiscal 2020 and prioritized the health and well-being of our associates, customers and communities. We continued to enhance our safety protocols in our stores and facilities, opening three new AEO Real Health Centers in our offices and distribution centers, and donating over 40 million face masks to our communities around the world. We also successfully began to shape the future of work for our AEO teams to maximize productivity through new communication tools and technology that allows us to succeed in our hybrid working environment, while at the same time providing needed benefits and financial resources to our associates, including innovative mental health benefits and student loan debt support. Finally, in Fiscal 2021 we increased our representation of persons of color in our corporate, store and distribution center populations; committed to our first-ever Human Rights Policy; and gave back over $15 million to causes and people that support and empower youth. Our charitable contributions for the year set a company record, which includes $1 million in grants from our AEO Foundation, another company record.

Power of Brands: We remained focused on growing the Aerie brand while making AE more profitable, exceeding our expectations for both brands. Aerie’s revenue rose 39% to $1.4 billion compared to Fiscal 2020 and operating profit more than tripled from pre-pandemic Fiscal 2019 levels. In fact, this past fourth quarter marked 29 consecutive quarters of consistent double-digit revenue growth for Aerie, which includes the powerful OFFLINE sub-brand that is showing great potential just a year and a half into its launch. The American Eagle brand delivered a $558 million increase in adjusted operating profit,(1) up over 50% from Fiscal 2019. The transformation in profitability has been incredible. Our talented design and merchant teams, combined with our inventory optimization initiatives, are generating exciting product offerings and more focused assortments, leading to increased full-priced selling while still delivering great value and quality to our customers. We’ve also made early progress in our real-estate optimization strategy, closing unproductive stores and energizing the business around high-quality stores and digital channels. I’m also extremely proud of the performance of our emerging brands, Todd Snyder and Unsubscribed. Todd Snyder’s iconic menswear collections and style leadership and Unsubscribed’s unique platform as a consciously made, slow fashion brand truly complement our powerful portfolio of brands, providing potential future growth opportunities across new customer demographics.

2022 Proxy Statement	|	1

Power of Operations: While the industry grappled with rising domestic delivery costs, we utilized the supply chain capabilities we launched during the pandemic to drive down our expenses and leveraged on delivery costs as a percentage of online sales. We also reduced our delivery times to the benefit of our online customers and our store operations. We completed two acquisitions—AirTerra and Quiet Logistics—solidifying the unique benefits we have seen to date from in-market fulfillment, including faster and more cost-effective shipping. Our supply chain platform has meaningful growth potential, and will be a valuable asset to us going forward.

Our omni-channel selling footprint is one of our most important assets and this couldn’t have been more evident this past year. As consumer mobility recovered, our store channel came roaring back with store revenue growing 53% in the year. Our digital business also saw continued growth with revenue rising 7% following the strong growth we saw in Fiscal 2020. I am proud to note that since Fiscal 2019, we have added almost $600 million in digital revenue to our business. Digital penetration now sits at 36% of our total revenue, compared to 29% in Fiscal 2019.

In Fiscal 2021, we added over 1.75 million new customers, reaching our highest level of engagement to date through direct interactions with 21 million unique customers. We also reached our highest level of annual customer spend as product improvements, improved messaging and category expansion allowed us to gain a higher share of wallet. Approximately a third of our customers are engaging across both brands and spending approximately two times that of our average customer annually. Following a successful relaunch last summer, the loyalty program is growing, with members spending more and staying longer.

And finally, our purpose is grounded in building a better world for future generations by leading with optimism and authenticity. In Fiscal 2021, we formalized our Environmental, Social, and Governance (“ESG”) program, establishing both an internal management-led Steering Committee and Board and Committee oversight of our initiatives. In addition to the impact we were able to have with our charitable giving and inclusion and diversity initiatives, during the past year we also made progress on our previously stated climate goals, including with the expansion of our Real Good product offerings. We look forward to sharing more details about our ESG results with you in Fiscal 2022 when we expect to publish our first-ever ESG annual report.

Fiscal 2021 proved how the power of AEO’s people, brands and operations can enable incredible results. As we move into Fiscal 2022, we are a stronger company—focused, innovative and agile. With ongoing macro challenges, we remain highly focused on the controllables across our business. We are anchored in our “REAL Power. REAL Growth.” value creation plan and will continue to leverage the talent, commitment and passion of our people to deliver results. I’d like to thank each of you for your interest and investment in AEO, and hope that you and your families remain happy and safe.

Thank you for your support.

Jay L. Schottenstein

Executive Chairman of the Board and Chief Executive Officer

(1)	See Appendix A of this Proxy Statement for additional detail on adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

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Notice of Annual Meeting of Stockholders of American Eagle Outfitters, Inc.

Meeting Time and Date:

11:00 a.m., Eastern Daylight Time on Wednesday, June 8, 2022

Virtual Meeting Location:

American Eagle Outfitters, Inc. will have a virtual-only meeting of stockholders in 2022 (the “2022 Annual Meeting”), conducted exclusively via live audiocast. There will not be a physical location for the 2022 Annual Meeting, and you will not be able to attend the meeting in person. See below for important information.

To Our Stockholders:	Vote Your Shares Right Away

American Eagle Outfitters, Inc. will hold our 2022 Annual Meeting on Wednesday, June 8, 2022. Stockholders will be asked to vote on the following proposals:

1.  The election of Deborah A. Henretta and Cary D. McMillan as Class III directors to serve until the 2025 Annual Meeting of Stockholders;

2.  The ratification of the selection of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for Fiscal 2022;

3.  A non-binding, advisory vote by stockholders of the Fiscal 2021 compensation of our named executive officers; and

4.  Such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors is soliciting proxies to be used at the 2022 Annual Meeting. Stockholders are being notified of the Proxy Statement and the form of proxy beginning on April 26, 2022.

On April 26, 2022, we will first release a Notice of Internet Availability of Proxy Materials containing instructions on how to gain access, free of charge, to our Proxy Statement and Annual Report for the fiscal year ended January 29, 2022 (the “Annual Report”) and how to vote online.

To participate in the 2022 Annual Meeting, you must first register at http://viewproxy.com/ae/2022/htype.asp. You will receive a meeting invitation by email with your unique join link, along with a password, prior to the meeting date. Stockholders will be able to listen, vote and submit questions during the virtual meeting. Whether you plan to virtually attend the 2022 Annual Meeting, we encourage you to vote and submit your proxy in advance of the meeting by one of the methods described to the right on this page. You also may vote online and examine our stockholder list during the 2022 Annual Meeting by following the instructions provided on the meeting website during the 2022 Annual Meeting. For more information, please see page 86.

By order of the Board of Directors,

Jennifer B. Stoecklein

Corporate Secretary

April 26, 2022

HOW TO VOTE

Your vote is important. You are eligible to vote if you were a stockholder of record at the close of business on April 14, 2022.

Please read the Proxy Statement and vote right away using any of the following methods.

STOCKHOLDERS OF RECORD

	Vote by Internet	www.AALvote.com/AEO

	Vote by Telephone	1 (866) 804-9616

	Vote by Mail	Mail your signed proxy card

BENEFICIAL STOCKHOLDERS

If you are a beneficial owner, you will receive instructions from your bank, broker or other nominee that you must follow in order for your shares to be voted. Many of these institutions offer telephone and online voting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING
TO BE HELD ON JUNE 8, 2022:

The Notice of Annual Meeting, the accompanying Proxy Statement, and our Annual Report are all available, free of charge, at
http://viewproxy.com/ae/2022/.

2022 Proxy Statement	|	3

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2022 Proxy Statement	|	5

PROXY SUMMARY

This summary highlights information contained in this Proxy Statement. It does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting. Please see “Information about this Proxy Statement and the Annual Meeting” beginning on page 84 for important information about proxy materials, voting, the virtual annual meeting, Company documents, and communications.

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of American Eagle Outfitters, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on June 8, 2022, at 11:00 a.m., Eastern Daylight time, and at any adjournment or postponement thereof. It is first being mailed or released to the stockholders on April 26, 2022. (“We,” “our,” “AEO,” “us,” and the “Company” refer to American Eagle Outfitters, Inc.) References throughout this Proxy Statement to “Fiscal 2021” refer to our fiscal year ended January 29, 2022.

We will hold a virtual Annual Meeting of Stockholders. In order to attend the meeting, you must register at http://viewproxy.com/ae/2022/htype.asp by 11:59 PM ET on June 5, 2022. On the day of the 2022 Annual Meeting, if you have properly registered, you may enter the meeting by clicking on the link provided and the password you received via email in your registration confirmations. There will not be a physical meeting location, and you will not be able to attend the meeting in person. Please see page 86 for important information.

2022 Annual Meeting of Stockholders

June 8, 2022 11:00 a.m., Eastern Daylight Time	Virtual Meeting Only Register at http://viewproxy.com/ae/2022/ htype.asp by 11:59 PM ET on June 5, 2022 in order to attend the meeting.

Voting Matters

Your vote is very important to us and our business. Please cast your vote immediately on all of the proposals to ensure that your shares are represented.

	Board Recommendation	For More Information	Votes Required for Approval	Impact of Abstentions	Impact of Broker Non-Votes
PROPOSAL 1 — Election of Class II Directors	FOR	See page 19	Majority of the votes cast	None	None
The two Class III Director nominees possess the necessary qualifications and range of experience and expertise to provide effective oversight and advice to management

PROPOSAL 2 — Ratify the appointment of EY as independent registered public accounting firm for Fiscal 2022	FOR	See page 47	Majority of the shares of common stock present at the meeting, in person or by proxy, and entitled to vote on Proposal 2	Treated as vote “against”	Brokers have discretion to vote on Proposal 2
The Board’s Audit Committee has approved the appointment of EY as the Company’s independent auditor for Fiscal 2022. As a matter of good corporate governance, stockholders are being asked to ratify the Audit Committee’s selection of EY

PROPOSAL 3 — Advisory Approval of Named Executive Officer Compensation for Fiscal 2021	FOR	See page 49	Majority of the shares of common stock present at the meeting, in person or by proxy, and entitled to vote on Proposal 3	Treated as vote “against”	None
The Company’s executive compensation programs are designed to create a direct link between stockholders’ interests and those of management, with incentives specifically tailored to the achievement of financial, operational, and stock performance goals

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PROXY STATEMENT SUMMARY

Forward-Looking Statements and Website Information

This Proxy Statement contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), including, without limitation, in our CEO’s letter to our stockholders and our Compensation Discussion and Analysis, which represent our expectations or beliefs concerning future events, including our forward look. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. These forward-looking statements rely on assumptions and involve risks and uncertainties, many of which are beyond our control, including, but not limited to, factors detailed herein and under Part I, “Item 1A. Risk Factors” and in other sections of our most recent Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission (“SEC”).

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on our forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and, except as required by law, we undertake no duty to update or revise any forward-looking statement.

This document includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

Business Highlights Fiscal 2021: Overview

In Fiscal 2021, we executed on our “Real Power. Real Growth.” value creation plan, leveraging the power of our people, brands and operations to deliver strong results. We posted exceptional growth in profitability and achieved record revenue of over $5 billion. Robust demand for our brands combined with reduced promotions, great new product offerings, and lower delivery costs all led to our best operating margin since Fiscal 2012.

Both of our core brands, American Eagle (“AE”) and Aerie, had a stellar year. Aerie continued to deliver impressive year-over-year growth, with revenue rising 39% and adjusted profits up 89%.(1) The fourth quarter of the year marked Aerie’s 29th consecutive quarter of double-digit revenue growth. AE achieved strength across both revenue and operating profit, as consumers returned to stores and our talented teams optimized assortments and delivered more of what our customers wanted. We saw revenue rise 30% to $3.6 billion with a 22.4% adjusted operating margin.(1)

Structural improvements across the business, including inventory and real estate optimization and a meaningful transformation of our supply chain, have also contributed to higher profitability. After investments in our business in the form of acquisitions of innovative supply chain companies and technology, we ended the year in strong financial condition with $435 million in cash and approximately $0.8 billion in total liquidity.

Key Operating Highlights:

•

Record revenue for AEO. During Fiscal 2021, total net revenue grew by $1.3 billion or 33% year-over-year to exceed $5.0 billion for the first time in our history. Compared to the pre-pandemic Fiscal 2019 base, total net revenue increased 16%. Driven by strong customer growth, higher demand and increased full-priced selling, we saw growth across both our brands with Aerie rising 39% and AE up 30% from Fiscal 2020. Compared to Fiscal 2019, Aerie revenue increased 72% and AE revenue increased 2%. We also saw growth across channels with store revenue increasing 53% and digital revenue increasing 7%. Compared to Fiscal 2019, store revenue increased 3% and digital revenue increased 46%. The digital channel represented 36% of our total revenue in the year, compared to 29% in Fiscal 2019.

(1)	See Appendix A of this Proxy Statement for additional detail on adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

2022 Proxy Statement	|	7

PROXY STATEMENT SUMMARY

•

Strong operating profit growth and margin expansion. During Fiscal 2021, profitability and margins saw robust improvement driven by inventory and real-estate optimization at AE and strong growth at Aerie. Compared to pre-pandemic Fiscal 2019 levels, adjusted operating income(1) of $603 million almost doubled and reached our highest level since Fiscal 2007. The adjusted operating margin(1) of 12% expanded 470 basis points.

•

Aerie Brand Growth. During Fiscal 2021, Aerie revenue rose 39% year-over-year, to $1.4 billion with the fourth quarter of Fiscal 2021 marking the 29th consecutive quarter of double-digit growth for the brand. Demand was robust across categories and channels driven by new customer acquisition, customer retention and healthy sales metrics. Aerie’s launch into activewear with OFFLINE by Aerie in Fiscal 2020 showed building momentum. During Fiscal 2021, Aerie reached an inflection point in its growth story with incremental revenue dollars seeing significant profit flow-through. Adjusted operating profit(1) of $214M almost doubled versus Fiscal 2020 and more than tripled compared to pre-pandemic Fiscal 2019 levels.

(1)	See Appendix A of this Proxy Statement for additional detail on adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

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PROXY STATEMENT SUMMARY

•

Profit growth at AE. During Fiscal 2021, AE revenue and profitability saw significant expansion. Revenue rose 30% year-over-year and adjusted operating income(1) was $796 million reflecting an adjusted operating margin(1) of 22.4%. This improvement was driven by the Company’s renewed focus on inventory and real-estate optimization, a continued recovery in store traffic and a healthy demand environment. Compared to pre-pandemic Fiscal 2019 levels, revenue grew 2%, adjusted operating profit(1) rose over 50% and the adjusted operating margin(1) expanded 730 basis points including an approximately 30% reduction in SKU and choice counts and with approximately 70 fewer stores.

•

Strong balance sheet and operating cash flow fueled cash returns to stockholders and strategic investments. During Fiscal 2021, AEO saw a healthy recovery in cash generation with operating cash flow ending the year up 50% to $304 million, providing significant flexibility to return cash to stockholders as well as to pursue strategic investments. Following strong first-quarter Fiscal 2021 results, the Company announced a 31% increase in its annual dividend to $0.72 per share, up from $0.55 per share previously. During the year, the Company also opened 74 new Aerie/Offline stores and made two strategic supply chain acquisitions in AirTerra and Quiet Logistics, locking in structural benefits to AEO’s profit structure realized over the last two years and creating a new platform with significant long-term growth and profit potential for the Company. After these investments, we ended the year with $435 million in cash and approximately $0.8 billion in total liquidity.

(1)	See Appendix A of this Proxy Statement for additional detail on adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

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PROXY STATEMENT SUMMARY

Our Look Forward

Continuing to Execute on Our “Real Power. Real Growth.” Strategy. AEO aims to use the power of its talented associates, strong brands and customer-focused operational capabilities to grow sustainably and deliver value to all of our stakeholders. We will aggressively pursue growth opportunities for Aerie through product innovation and marketing activations, with plans of expanding deeper into key markets and adding to our rapidly growing customer base. Having successfully driven significant and structural improvement in profitability at AE, the brand will now pursue a dual agenda of growth, including in international markets, and maintaining healthy profit flow-through. And finally, we expect to lean on the investments in our supply chain platform to continue to improve our overall efficiencies and reduce digital shipping expenses while at the same time creating a valuable business opportunity.

The updated pillars of “Real Power. Real Growth.” include the following goals:

•	Fuel Aerie’s growth to $2+ billion in revenue;

•	Drive sustained profitable growth at AE;

•	Leverage customer-focused capabilities;

•	Strengthen ROI discipline; and

•	Embrace the power of our people, culture and purpose.

Corporate Governance Highlights

We are committed to operating with effective corporate governance and the highest ethical standards, which we believe promote the long-term interests of our Company and maximize stockholder value. We continuously review relevant regulatory guidance and governance practices, and consider adoption of best-practice principles. Key areas of our governance framework are set out in detail below. This framework is described in more detail in our Corporate Governance Guidelines and Code of Ethics, which can be found in the ESG section of investors.ae.com.

•

Highly Talented, Skilled Board of Directors. Our Board embodies a broad and diverse set of experiences, qualifications, attributes, and skills that are vital to the success of our Company. Our directors’ skills, qualifications, and viewpoints strengthen the Board’s ability to carry out its oversight role on behalf of our stockholders. See the table on page 31 for a summary of the range of skills and experiences that each director brings to the Board, and that we find to be relevant to our business. Our Board believes in the importance of diversity of thought, experiences, and backgrounds. Four of our eight directors, representing 50% of our Board, are diverse in terms of gender and/or ethnicity. We also promote diversity within Board leadership, as evidenced by Ms. Page’s service as Chair of the Nominating, Governance and Corporate Social Responsibility Committee (the “Nominating Committee”).

•	All Directors Are Independent, Except Our CEO. The Board is composed of eight directors, with only one non-independent director—our CEO.

•	Independent Committees. All of the committees of the Board (the “Committees,” and each, a “Committee”) are composed of independent directors.

•

Robust Lead Independent Director Role. Our current Lead Independent Director, Mr. Spiegel, has substantial duties specifically documented in our Corporate Governance Guidelines, including presiding over meetings of our independent directors, providing input on materials sent to the Board, and approving Board meeting schedules to ensure that there is sufficient time for Board discussion and deliberation.

•

Highly Engaged Board of Directors Guides the Strategic Direction of our Company. Our Board and Committees meet frequently and actively oversee long-term strategic planning and capital allocation decisions, including the Company’s “Real Power. Real Growth.” value-creation plan and long-term financial outlook.

•

Protections Against Director Overboarding. The Board appreciates that serving on a public board of directors is a significant responsibility and time commitment. To this end, the Board has approved a policy in our Corporate Governance Guidelines to review and limit the number of public company boards on which our directors may serve.

•

Focused and Thoughtful Board Refreshment. Our Board routinely engages in succession planning and adds new directors on an opportunistic basis when it identifies candidates whom it believes have experience, skill sets and other characteristics that will enhance Board effectiveness.

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PROXY STATEMENT SUMMARY

•

Effective Director Evaluation Process. We conduct annual self-assessments of the Board and its Committees. The Board believes it is important to assess both its overall performance and the performance of its Committees, and to solicit and act upon feedback received, where appropriate. As part of its self-assessment process, directors consider various topics related to Board composition, structure, effectiveness, and responsibilities, as well as the overall mix of director skills, experience and backgrounds.

•

Meaningful Oversight of ESG by Management, Board and Committees. While our executive management-led ESG Committee sets our corporate social responsibility goals, policies and programs, our Board and each of the Committees has responsibility for the oversight of our ongoing ESG-related initiatives and progress as outlined on page 43. The Board and each of the Committees have ongoing engagement with senior executives on key matters, including but not limited to cybersecurity (Audit Committee), employee well-being (Compensation Committee) and human rights and environmental sustainability practices (Nominating Committee).

•

Annual Review of Committee Charters and Corporate Governance Guidelines. We continuously review and research best governance practices and any changing regulatory guidance, and update our charters and corporate governance guidelines accordingly.

•

Human Capital Management Oversight by Board and Committees. Our Board plays an important role in the oversight of talent and culture at AEO and devotes time each quarter to receiving updates from management on culture, including both internal and external benchmarking of employee engagement, turnover, retention, and recruiting metrics as well as progress on inclusion and diversity, talent development, leadership, and succession planning initiatives.

•

Meaningful Stock Ownership Requirements. We maintain stock ownership guidelines that are applicable to our directors and executives. Our non-employee directors must, within five years of joining the Board, hold Company stock worth at least five times their annual cash retainer. In the case of our CEO, the stock ownership guideline is six times his base salary and, in the case of our other named executive officers, the guideline is three times their respective base salaries.

•

Director Elections by Majority Vote with Resignation Policy. In an uncontested election, our directors are elected by a majority of votes cast and, if a director does not receive a majority of votes cast, he or she must promptly tender his or her resignation to the Board (with the Board determining whether to accept or reject such resignation).

•

Prohibition on Hedging or Pledging Company Stock. We maintain “no hedging” and “no pledging” policies that generally prohibit directors and employees from engaging in hedging or pledging transactions with respect to our stock.

•

Ongoing Stockholder Engagement. We welcome feedback and value regular dialogue with our stockholders. In Fiscal 2021, the Company continued to have extensive stockholder engagement and met with approximately 40% of our top 100 actively managed stockholders who collectively own 50% of total shares outstanding. On a regular basis, we invite stockholders to visit with senior management. Throughout the year, our CEO and senior management held numerous meetings with investors and participated in several virtual investor conferences, during which we met with current and prospective stockholders. Also, during Fiscal 2021, our Chair of the Compensation Committee met with investors to discuss the Company’s compensation practices and seek feedback on the 2021 Say-on-Pay vote results. See further information in the Fiscal 2021 Stockholder Outreach section below. We expect to continue such discussions prior to the 2022 Annual Meeting and, as a matter of policy and practice, foster and encourage engagement with our stockholders on an ongoing basis.

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PROXY STATEMENT SUMMARY

Snapshot of Director Experience and Diversity

Name	Age	Director Since	Occupation	Independent	Current Committee Memberships
Sujatha Chandrasekaran	54	2018	Senior Executive Vice President, Chief Digital and Information Officer, CommonSpirit Health	Yes	• AC • CC • NC
Steven A. Davis	63	2020	Former Chairman and Chief Executive Officer of Bob Evans Farms, Inc.	Yes	• AC • CC • NC
Deborah A. Henretta	60	2019	Retired Group President, Procter & Gamble Global Beauty	Yes	• AC • CC • NC
Cary D. McMillan	64	2007	Retired Chief Executive Officer of True Partners Consulting, LLC	Yes	• AC • CC† • NC
Janice E. Page	73	2004	Retired Group Vice President of Sears Roebuck & Company	Yes	• AC • NC† • CC
David M. Sable	68	2013	Former Global Chief Executive Officer of Y&R	Yes	• AC • CC • NC
Jay L. Schottenstein	67	1992	Chief Executive Officer	No	—
Noel J. Spiegel*	74	2011	Retired Deputy Managing Partner at Deloitte & Touche, LLP	Yes	• AC† • CC • NC

AC Audit Committee

CC Compensation Committee

NC Nominating Committee

† Committee Chair

* Lead Independent Director

Diversity of Directors	Tenure of Independent Directors	Age Distribution of Independent Directors

ESG Highlights from Fiscal 2021: People, Planet and Practices

We understand that our associates, customers and stockholders care not just about our results, but also the manner in which we achieve them. Our environmental, social responsibility and governance (“ESG”) initiatives are incorporated into our overall corporate strategy, our “Real Power. Real Growth.” value creation plan, and our annual priorities and incentive plans. We are proud of our purpose: to show the world that there is REAL power in the optimism of youth. By leading with positivity and the belief that together we can build a better world, we continue to make exciting progress on our ESG initiatives.

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PROXY STATEMENT SUMMARY

Our ESG platform is called “Building a Better World” and is grounded in the pillars of People, Planet and Practices.

The following provides a brief summary of our Building a Better World initiatives, and accomplishments for Fiscal 2021; for additional detail regarding Human Capital Management, Charitable Giving, Human Right in our Supply Chain and Environmental Sustainability, please see page 38. For more information regarding our Building a Better World initiatives, including corporate governance, corporate giving, sustainability efforts, and social responsibility initiatives, please visit investors.ae.com/esg/. Our website and ESG information contained therein are not part of or incorporated into this proxy statement.

PEOPLE (SOCIAL RESPONSIBILITY)

Our values of People, Innovation, Passion, Integrity, and Teamwork are the backbone of our Company and are at the center of every decision, every product, and every interaction — they represent the foundation of our REAL culture. Our social responsibility programs include our inclusion and diversity platform, total rewards for associates, health and safety programs, charitable giving, and human rights initiatives.

Inclusion, Diversity, Equity and Access (“IDEA”)

We all have a vital role to play in creating an environment where everyone feels respected and empowered while we continue to grow as a community that promotes individuality and difference. We celebrate the diversity of one through the inclusion of many.

We are a global company with people from many different backgrounds.*

•  In the U.S. alone, approximately 43% of our associates self-identified as a Person of Color (“POC”);

•  Our U.S. associate population is approximately 55% White, 25% Hispanic, 9% Black, 4% Asian, 1% American Indian or Native Hawaiian, 4% two or more races or other, and 2% not reported; and

•  Globally, 79% of our associates self-identified as women.

* All information is as of January 29, 2022 and includes corporate, store and distribution-center associates.

These numbers reflect a year-over-year increase of 3% in the representation of POC across the organization. These gains were achieved through increased rates of POC hiring in each of the Company’s business units (corporate, stores and distribution centers), with respective increases of 4%, 3% and 3%.

During Fiscal 2021, in addition to increasing the representation of POC throughout the organization, we made significant progress on our Inclusion, Diversity, Equity and Access (“IDEA”) initiatives at AEO, including:

•  The announcement of our inaugural class of 15 recipients of the REAL Change Scholarship for Social Justice, a scholarship program supported by AEO’s investment of $5 million that provides annual full scholarships to 15 associates who have demonstrated their commitment to anti-racism, equality and social justice initiatives;

•  Completion of the first Company-wide Inclusion & Diversity survey which will establish benchmarks for future measurement of progress, and establishment of focus groups that provided important qualitative data regarding inclusive culture and belonging;

•  Expansion of our listening efforts across all three business segments by extending our annual Culture Survey to all associates, including our hourly distribution center and store populations for the first time;

•  The launch of an interactive and data-driven IDEA training platform;

2022 Proxy Statement	|	13

PROXY STATEMENT SUMMARY

•  Mandatory training for all leaders and for select departments on topics aimed at promoting a more inclusive workforce (e.g., courses on inclusive leadership, unconscious bias, micro-aggression, and cultural appropriation);

•  The establishment of both internal and external mentorship programs; and

•  The introduction of an Inclusive Language Guide as a resource for associates.

For more information regarding our IDEA initiatives, see page 39.

Total Rewards

Our compensation programs are designed to attract and retain highly skilled, performance-oriented associates who live our brands and embody the spirit of authenticity and innovation we cultivate. We focus on delivering simple, straightforward compensation programs that our associates can easily understand. Ensuring that our teams are rewarded for delivering results is a key priority.

We strive to make compensation decisions that are fair and equitable, consistently evaluating compensation through both an internal and external lens. We focus on internal pay equity and conduct regular benchmarking to ensure competitiveness to the external market.

Our compensation programs are composed of four key elements:

•  Competitive base pay rates, which are aligned to specific roles and skills, local market rates, and relevant experience;

•  Incentive bonuses for full-time associates, which are structured to deliver financial rewards for the delivery of monthly, quarterly, or annual results. In 2021, our annual incentive plan applicable to our executive team included non-financial qualitative goals that incorporated our key ESG (Building a Better World) initiatives;

•  Annual stock awards for over 400 leaders and key individual contributors throughout areas of the business, including the senior management team, which provide a commonality of interest between our leaders and stockholders; and

•  Extensive benefits that range from a variety of medical, dental, and vision plan offerings to a gym/online fitness discount program and pet insurance.

For more information regarding our compensation and benefits programs, see page 39.

Health and Safety

The health and safety of our workforce and customers is critical to our culture and business. Many of the safety protocols we put in place during the COVID-19 pandemic remain today, and we continue to make the health and wellness of our employees a strategic imperative. During Fiscal 2021, AEO opened three new AEO Real Care Health Centers, giving us a total of four health centers located in two corporate offices and both U.S.-based distribution centers. We also support our associates in need through the continuation of our COVID-19 Associate Relief Fund. Finally, we continue to launch new mental health benefits and financial resources for our employees, including tools to combat burnout, mental health assistance, and student debt repayment.

For more information regarding our commitment to the health and safety of our workforce and customers, see page 40.

Charitable Giving

One way in which we fulfill our purpose of showing the world that there is REAL power in the optimism of youth is by supporting causes that empower teens and young adults and by rolling up our sleeves to make a REAL difference in our communities. Our charitable giving goals include:

•  Giving back through cash and in-kind donations in our communities and across the globe;

•  Cultivating strong national charity partnerships which are meaningful to our brands and our customers; and

•  Providing rewarding service projects for AEO Associates.

In 1999, we established the AEO Foundation to maximize the impact of our efforts and to formalize our commitment to giving back. AEO Foundation board members and officers consist of associates across the organization who bring a wealth of knowledge and experience on charitable giving. Cary McMillan, a member of the AEO Board of Directors, also joined the AEO

14	|

PROXY STATEMENT SUMMARY

Foundation Board in Fiscal 2019. Management provides updates quarterly to the Nominating Committee on various philanthropic topics and activities involving AEO and the AEO Foundation, including national charity partnerships, customer engagement activations, major community initiatives, and associate activities.

Below are some highlights from our philanthropic work in 2021:

•  AEO, the AEO Foundation and our customers donated $15+ million in cash and in-kind contributions to causes that reflect our optimism and intent to build a better world, with a focus on those organizations that support and empower youth;

•  Recognizing the toll the pandemic has taken on our employees and customers, we focused on mental health and worked to end stigma around mental illness by collaborating with nonprofit Bring Change to Mind resulting in the largest donation in the charity’s history. Funds are being used to expand BC2M’s High School Program, student-led clubs dedicated to mental health conversations;

•  We continued our long-standing partnership with nonprofit It Gets Better Project to uplift, empower and connect LGBTQ+ youth around the world. With our support, It Gets Better is launching 50 States, 50 Grants, 5000 voices to empower LGBTQ+ youth through school-based projects;

•  For the second consecutive year, AE and Aerie partnered with Feeding America and Food Banks Canada by collecting in-store donations to help end hunger during the holiday season. We raised enough funds to help provide more than 25 million meals for people in need across the United States and Canada; and

•  Doing our part to help end the pandemic, AEO donated 40+ million face masks to nonprofit Good360 to support the fight against COVID-19 in underserved communities across the country and the globe.

For more information regarding our charitable giving, see page 41.

Human Rights in Our Supply Chain

At AEO, we believe respect for global human rights is integral to living our values wherever we do business. Our commitment to these fundamental, universal and inalienable human rights applies to our own operations, our associates and our partners. In Fiscal 2021, we published a Human Rights Commitment, which can be found at https://www.aeo-inc.com/responsible-sourcing/. This commitment is informed by our values of PEOPLE, PASSION, INTEGRITY, TEAMWORK and INNOVATION as well as the International Labor Organization’s Declaration on Fundamental Principles and Rights at Work, the UN Declaration of Human Rights and the United Nations Guide for Developing a Human Rights Policy.

Our Vendor Code of Conduct is based on international labor standards and our own internal commitment to human rights. While AEO does not own any manufacturing facilities, we ensure that all of our suppliers and factories comply with our Vendor Code of Conduct, which is incorporated into our contracts with them. We believe that our compliance program focus should be about engagement and capacity building, and not just strictly following the law. We are signatories of the International Accord for Health and Safety in the Textile and Garment Industry and have worked with our suppliers and factories to improve safety conditions. We have conducted worker surveys in many of our strategic factories in order to hear from workers directly and understand their needs and concerns and ensure that their voices can also be heard by factory management. Finally in 2021, building on our experience with HERproject, we have invested in Empower@Work, a new approach to supporting training for women workers in factories. This collaborative global supply chain initiative focuses on training women on health, financial planning, and gender equality.

For more information regarding our human rights initiatives, see page 41.

PLANET (ENVIRONMENTAL SUSTAINABILITY)

Our environmental programs are intended to protect our planet by achieving carbon neutrality in our owned and operated facilities, reducing carbon emissions in the manufacturing facilities where we do business, and reducing water usage and waste throughout our operations.

AEO’s commitment to environmental sustainability in our industry is ongoing and we plan to continue to:

•	Work together as an industry leader to build partnerships in order to contribute to broad changes within garment manufacturing;

2022 Proxy Statement	|	15

PROXY STATEMENT SUMMARY

•

Strategically partner with industry initiatives and multi-stakeholder organizations to influence policy change. AEO continues to engage with the industry for systemic improvements in garment manufacturing, through partnerships with the Sustainable Apparel Coalition, Textile Exchange, Canopy, Better Cotton Initiative, RE100 and the UN Fashion Industry Charter for Climate Action; and

•	Encourage customers to reduce apparel waste through jeans recycling in AE stores and bra recycling in Aerie stores.

We are committed to using our best efforts to responsibly source and create the products that our customers love to wear by using sustainable raw materials where possible, including through the scaling of sustainably sourced cotton and viscose. We aspire to ensure all cotton used in our products will be 100% sustainably sourced, and that 100% of viscose is from non-endangered forests by 2023. During Fiscal 2020, we launched REAL GOOD to help customers identify sustainable items in our collection. Real Good styles include materials that have been sustainably produced and/or sourced, such as recycled polyester or nylon and organic cotton. Real Good jeans are made in factories that meet expectations for our Water Leadership Program, including water reduction and management, wastewater without restricted or hazardous chemicals, and water recycling.

For more about our specific environmental sustainability commitments, please see page 42.

PRACTICES (ESG GOVERNANCE AND OVERSIGHT)

During Fiscal 2021, the Company formalized our ESG program governance. We formed a cross-functional ESG Steering Committee led by our executives and composed of business leaders from across the organization to manage our “Building a Better World” strategy and programs. The ESG Steering Committee meets at least quarterly and reports to the Board and its Committees on a routine basis.

The full Board ensures that ESG risks and opportunities are integrated into the Company’s long-term strategy. Each of the Committees of the Board has responsibility for the oversight of our ongoing ESG-related activities as outlined on page 43, and provides regular reports to the full Board.

Compensation Highlights from Fiscal 2021

The exceptional growth in profitability and achievement of record revenue of over $5 billion were the result of the innovation and passion of a high-performing team, the leadership of an active and engaged Board of Directors, and a disciplined focus on key shared business objectives. These Fiscal 2021 objectives, anchored to the Power of People, Power of Brands, and Power of Operations (the “Pillars,” or individually, “Pillar”), supported our long range “Real Power. Real Growth.” plan. Each Pillar was composed of initiatives that represented important business goals.

The Pillars and the underlying initiatives provided common priorities for our team, serving as a filter for decisions as we navigated another unprecedented year and complex macroeconomic pressures. Because of their significance to our results and their motivational ability, we again chose to incorporate our Pillars into our executive compensation program for Fiscal 2021 as a part of our annual incentive plan, although at a lesser level than in Fiscal 2020 (the Pillars represented 25% of our annual incentive plan opportunity for Fiscal 2021, compared to 50% for Fiscal 2020). We believe that the success with which our executives achieved goals set forth by the Pillars provided a direct correlation to the success of the achievement of our quantitative performance goal, with an EBIT result that was 54% above our stretch incentive goal for Fiscal 2021.

16	|

PROXY STATEMENT SUMMARY

Additional specific executive compensation highlights for Fiscal 2021 include:

•

Alignment of our CEO pay with our Performance. In Fiscal 2021, we increased the amount of equity that is “at risk” and dependent on our financial results and stockholder returns. Based upon our peer group benchmarking, our equity at risk is leading amongst our peer group. A full 85% of our CEO’s compensation is subject to the achievement of performance goals and changes in stockholder value, as demonstrated in the chart below.

(1)	RSUs are defined as time-based restricted stock units
(2)	NSOs are defined as nonqualified stock options
(3)	PSUs are defined as performance-based restricted stock units

•

Alignment of CEO Pay Relative to Peers. Our three-year relative total stockholder return (“TSR”) was above the peer group median. When examining our CEO’s total direct compensation as disclosed in the Summary Compensation Table (“SCT”) relative to our peer group over a three-year period, Mr. Schottenstein’s compensation, shown on the vertical axis, ranks in the 78th percentile, while AEO’s relative TSR performance over the same period was in the 63rd percentile.

AEO vs. PEER Group Pay Alignment

3-Year CEO Total Direct Compensation & TSR*

*	Compensation is measured using 2019-2021 AEO SCT compensation and publicly-available peer SCT compensation for 2018-2020.

2022 Proxy Statement	|	17

PROXY STATEMENT SUMMARY

•

Independent Compensation Consultant. The Compensation Committee retained an independent compensation consulting firm, Frederic W. Cook & Co., Inc. (“FW Cook”), to advise on matters related to the CEO’s and other executives’ compensation. FW Cook does not provide any other services to the Company (other than its services for the Compensation Committee).

•	No Payment of Dividends on Unearned/Unvested Awards. We do not pay dividends or dividend equivalents on unearned and/or unvested equity incentive awards.

•

Executive Compensation Clawback Policy. We maintain a clawback policy that generally provides the Compensation Committee with the discretion to seek recovery of performance-based cash and equity compensation paid to an executive officer in connection with an event of misconduct related to (a) acts in competition with the Company, (b) disclosure of confidential or proprietary information, (c) failure to cooperate with the Company in regard to a legal suit, or (d) restatement of financial statements.

•

No Guaranteed Employment or Compensation. We do not maintain employment contracts of defined length with our CEO or other named executives, nor do we provide multi-year guarantees for base salary increases, bonuses, or long-term incentives.

•

Double-Trigger Change-in-Control Benefits and Vesting. In the event of a change in control, our executives, other than Mr. Schottenstein, will only receive benefits if there is a qualifying termination of employment (i.e., a double-trigger). Our CEO does not have a change-in-control agreement with the Company. All of our executives’ equity incentive awards are double-trigger.

•	No Change in Control Tax Gross-Ups. We do not provide tax gross-ups on change-in-control benefits.

•	Stock Ownership Guidelines. We have stock ownership guidelines for both the Board and Management to ensure a commonality of interest with stockholders.

•	Anti-hedging and anti-pledging policy. Policies are in place that prohibit both employees and Board members from engaging in these practices.

Fiscal 2021 Stockholder Outreach

As further detailed in our Compensation Discussion and Analysis section of this proxy statement, we are proud of our consistently high Say on Pay vote outcomes. At the 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”), although our Say-on-Pay proposal received majority support, the vote outcome of 56% fell far short of our expectations.

Our Compensation Committee used this opportunity to participate in significant stockholder outreach to learn more about the expectations and areas of concern for our stockholders. In Fiscal 2021, Company representatives, including our Chair of the Compensation Committee, met with 40% of our top 100 stockholders who collectively own approximately 50% of our total outstanding shares.

We spoke to stockholders who voted both for and against Say on Pay. The feedback we received made it clear that stockholders who voted against Say on Pay did so in response to specific pandemic-related incentive compensation decisions made in Fiscal 2020. We have used that invaluable insight to inform our approach and decisions in Fiscal 2021, making responsive changes to our program design and practices, which is summarized below and explained in greater detail on page 53.

What We Heard:	What We Did

Stockholders were dissatisfied with the recognition and retention awards paid as part of Fiscal 2020 compensation.	No recognition, retention, or special bonuses were paid in Fiscal 2021.

Our Fiscal 2020 annual incentive plan weighted qualitative metrics too heavily (50% of total plan opportunity).

  For Fiscal 2021, we scaled down the qualitative metrics that composed a portion of our annual incentive plan, from 50% to 25%.

  For Fiscal 2022, we have eliminated the qualitative feature of the annual incentive plan.

Stockholders requested greater alignment between pay and performance.

  The mix of long-term incentive awards for Fiscal 2021 was changed to 80% “at risk” equity and 20% time-based equity, with total relative stockholder return as the metric for all long-term performance share units granted to executive officers.

We expect to continue such discussions prior to the 2022 Annual Meeting and, as a matter of policy and practice, foster and encourage engagement with our stockholders on an ongoing basis.

18	|

PROPOSAL ONE: ELECTION OF DIRECTORS

General

The Board is divided into three classes. Each class of directors is elected for a three-year term. On the recommendation of the Nominating Committee, the Board has fixed the size of the board at eight directors and nominated two candidates, each of whom is currently a director of the Company, to be elected as Class III directors at the 2022 Annual Meeting. If re-elected, the Class III directors will serve for three-year terms ending at the 2025 Annual Meeting of Stockholders, or when their successors are duly elected and qualified. The terms of the remaining Class I and Class II directors are scheduled to expire at the annual meetings to be held in 2023 and 2024, respectively.

Biographical information regarding each nominee and each incumbent director is set forth below as of April 1, 2022. In addition, information about each director’s specific experience, attributes and skills that led the Board to the conclusion that each of the directors is highly qualified to serve as a member of the Board is set forth below.

The Board believes that each of the Company’s directors is highly qualified to serve as a member of the Board. Each of our directors has contributed to the mix of skills, core competencies and qualifications of the Board. Our directors are highly educated and have diverse backgrounds and talents and extensive track records of success in what we believe are highly relevant positions with a variety of well-respected companies in a wide range of industries. The Board believes that through their varying backgrounds, our directors bring a wealth of experiences, new ideas and solutions to our Board.

Each of the nominees has consented to be named as a nominee. If any nominee should become unavailable to serve, the Board may decrease the number of directors pursuant to our Amended and Restated Bylaws (the “Bylaws”) or may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. The Board has no reason to believe that any nominee will be unavailable or, if elected, unable to serve.

2022 Proxy Statement	|	19

PROPOSAL ONE: ELECTION OF DIRECTORS

The Board of Directors recommends that the stockholders vote “FOR”

the following Class III director nominees:

Deborah A. Henretta

Age: 60

Director since:

February 2019

Independent

Committees:

•  Audit

•  Compensation

•  Nominating

Current Public Company Directorships:

•  Corning, Inc.(NYSE:GLW)

•  Meritage Homes Corporation (NYSE:MTH)

•  NiSource, Inc. (NYSE:NI)

BACKGROUND

Ms. Henretta has over 30 years of business leadership experience across both developed and developing markets, as well as expertise in brand building, marketing, philanthropic program development, and government relations. She joined Procter & Gamble (“P&G”) in 1985. In 2005, she was appointed President acting as Senior Executive Officer of P&G’s business in Association of Southeast Asian Nations, Australia and India. She was appointed group president of P&G Asia in 2007, group president of P&G Global Beauty Sector in June 2013, and group president of P&G E-Business in February 2015. She retired from P&G in June 2015.

Ms. Henretta is a partner at Council Advisors (formerly G100 Companies) where she assisted in establishing a Board Excellence program that provides director education on board oversight and governance responsibilities, including in the areas of digital transformation and cybersecurity, as well as a partnership program for New Director Training. She holds an M.A. in advertising from Syracuse University and a B.A. in communications and a Hobart degree in humane letters from St. Bonaventure.

SKILLS AND QUALIFICATIONS

Ms. Henretta has significant experience in business leadership and global and international operations. She is skilled in brand building, marketing, and emerging market management. She also brings significant knowledge of digital transformation and cybersecurity to the Board. Ms. Henretta’s experience as Chairperson of the Environmental, Social and Sustainability Committee at Meritage Homes Corporation also provides a deep understanding of ESG risks and opportunities.

SELECT PROFESSIONAL AND COMMUNITY CONTRIBUTIONS

Ms. Henretta was a member of Singapore’s Economic Development Board (“EDB”) from 2007 to 2013. She contributed to the growth strategies for Singapore, and was selected to serve on the EDB’s Economic Strategies Committee between 2009 and 2011. In 2008, she received a U.S. State Department appointment to the Asia-Pacific Economic Cooperation’s Business Advisory Council. In 2011, she was appointed chair of this 21-economy council, becoming the first woman to hold the position. In that role, she advised top government officials, including former President Barack Obama and former Secretary of State Hillary Clinton.

Ms. Henretta serves on the Board of Trustees of both St. Bonaventure University and Xavier University.

PREVIOUS DIRECTORSHIPS Ms. Henretta previously served as a director of Staples, Inc. (2016–2017).

20	|

PROPOSAL ONE: ELECTION OF DIRECTORS

Cary D. McMillan
Age: 64 Director since: June 2007 Independent Committees: • Audit • Compensation (Chair) • Nominating Current Public Company Directorships: • Hyatt Corporation (NYSE:H)

BACKGROUND

Prior to his retirement in 2020, Mr. McMillan served as Chief Executive Officer of True Partners Consulting, LLC, a professional services firm providing tax and other financial services, since December 2005. From October 2001 to April 2004, he was the Chief Executive Officer of Sara Lee Branded Apparel. Mr. McMillan served as Executive Vice President of Sara Lee Corporation (“Sara Lee”), a branded consumer packaged goods company, from January 2000 to April 2004. From November 1999 to December 2001, he served as Chief Financial and Administrative Officer of Sara Lee. Prior thereto, Mr. McMillan served as an audit partner with Arthur Andersen LLP. Mr. McMillan holds a B.S. from the University of Illinois and is a CPA.

SKILLS AND QUALIFICATIONS

Mr. McMillan brings to the Board demonstrated leadership abilities as a Chief Executive Officer and has a deep understanding of business, both domestically and internationally. His experience as a former audit partner and CPA also provides him with extensive knowledge of financial and accounting issues. Furthermore, Mr. McMillan’s current and prior service on other public boards provides the Board with diversified knowledge of best corporate governance and compensation practices.

SELECT PROFESSIONAL AND COMMUNITY CONTRIBUTIONS

Mr. McMillan serves on the AEO Foundation Board and brings a wealth of philanthropic experience to the position. He serves on a number of nonprofit boards in Chicago including as Treasurer of both the Millenium Park Foundation and WTTW, the local PBS station. He is also a Trustee of the Art Institute of Chicago.

PREVIOUS DIRECTORSHIPS
Mr. McMillan previously served as a director of McDonald’s Corporation (2003–2015), Hewitt Associates, Inc. (2002–2010) and Sara Lee (2000–2004).

2022 Proxy Statement	|	21

PROPOSAL ONE: ELECTION OF DIRECTORS

The following Class I Directors have terms that

expire as of the 2023 Annual Meeting:

Jay L. Schottenstein
Age: 67 Director since: March 1992 Executive Committees: • None Current Public Company Directorships: • Albertsons Companies Inc. (NYSE:ACI) • Designer Brands Inc. (NYSE:DBI)

BACKGROUND

Mr. Schottenstein has served as our Chief Executive Officer since December 2015. Prior thereto, he served as our Interim Chief Executive Officer from January 2014 to December 2015. He has served as Chairman of the Board since March 1992. He previously served the Company as Chief Executive Officer from March 1992 until December 2002 and as a Vice President and Director of the Company’s predecessors since 1980. He has also served as Chairman of the Board and Chief Executive Officer of Schottenstein Stores Corporation (“SSC”) since March 1992 and as President of SSC since 2001. Prior thereto, Mr. Schottenstein served as Vice Chairman of SSC from 1986 to 1992. He has been a Director of SSC since 1982. Mr. Schottenstein also has served since March 2005 as Executive Chairman of the Board of Directors of Designer Brands Inc. (f/k/a DSW Inc.) (NYSE:DBI) and formerly served as that company’s Chief Executive Officer from March 2005 to April 2009. He has also served as a member of the Board of Directors for Albertsons Companies Inc. since 2006 (NYSE:ACI). He has served as an officer and director of various other entities owned or controlled by members of his family since 1976. He is a graduate of Indiana University.

SKILLS AND QUALIFICATIONS

Mr. Schottenstein has deep knowledge and extensive experience with respect to the Company’s operations and the retail industry in general. His expertise in merchandising, operations, retail, real estate, brand building, and team management has guided the Company from a single-brand company to a multi-brand $5+ billion global specialty retailer.

SELECT PROFESSIONAL AND COMMUNITY CONTRIBUTIONS

Mr. Schottenstein dedicates significant time to civic and cultural organizations. In 1985, he and his wife founded the Jay and Jeanie Schottenstein Foundation, the couple’s personal philanthropic organization. Together, they have donated millions of dollars to causes that improve the world, from arts and culture to mental health and cardiovascular research.

The Schottensteins support many local organizations, including the Columbus Museum of Art, the United Way of Central Ohio, and The Ohio State University. In 2008, the Schottensteins endowed the biennial Jay and Jeanie Schottenstein Prize in Cardiovascular Sciences at The Ohio State University, an esteemed award given to outstanding medical and research professionals in the field. In 2010, Mr. and Mrs. Schottenstein were named Humanitarians of the Year by the American Red Cross of Central Ohio. In 2021, the Schottensteins pledged $10.15 million to The Ohio State University toward improving students’ access to behavioral healthcare and reducing stigma surrounding mental illness. Mr. Schottenstein is a member of the board of directors at the Columbus Partnership and the Columbus Development Corporation.

22	|

PROPOSAL ONE: ELECTION OF DIRECTORS

Sujatha Chandrasekaran
Age: 54 Director since: March 2018 Independent Committees: • Audit • Compensation • Nominating Current Public Company Directorships: • None

BACKGROUND

Ms. Chandrasekaran has over 25 years of business operations, technology and digital experience in retail and consumer goods in a global context, across customer engagement, marketing, store operations, supply chain and cybersecurity. Ms. Chandrasekaran served as Senior Executive Vice President and Chief Digital and Information Officer, leading cybersecurity, tech and digital transformation at CommonSpirit Health from 2019-2022. She previously held the role of head of digital and information technologies at Kimberly-Clark Corporation (“Kimberly-Clark”) from 2016 to 2019. She led the companywide digital transformation efforts across business and technology at Kimberly-Clark. Prior to that Ms. Chandrasekaran served as Senior Vice President, Chief Technology and Data Officer at Walmart Inc. from 2011 to 2016. Ms. Chandrasekaran has also led digital, business transformation and eCommerce at The Timberland Company, PepsiCo and Nestlé SA in C-level global roles.

Ms. Chandrasekaran holds a bachelor of engineering degree from University of Madras, India; a master of business systems from Monash University, Melbourne Australia; and an Executive Development Education Certificate from London Business School.

SKILLS AND QUALIFICATIONS

With her expertise in enabling profitable growth in global entities, business operations, transformation, digital and technology and cybersecurity, Ms. Chandrasekaran brings vast information and digital technology expertise and a wealth of leadership experience in the global retail, eCommerce and consumer industries to the Board. Ms. Chandrasekaran is an industry thought leader in digital business transformation, digital business models and talent transformation. She possesses deep technical expertise in cybersecurity and multiple technologies.

SELECT PROFESSIONAL AND COMMUNITY CONTRIBUTIONS

In March 2022, Ms. Chandrasekaran was recognized by Modern Healthcare as one of the Top 25 Women Leaders in Healthcare. She was named a 2019 Director to Watch by Directors & Boards magazine. Ms. Chandrasekaran was also named a Governance Fellow by the National Association of Corporate Directors (“NACD”) in 2018. NACD Fellowship is the highest standard of credentialing for corporate directors based on a comprehensive and continuous program of study that empowers them with the latest boardroom insights, intelligence, and practices. The fellowship was earned as a result of various board of director workshops and a cybersecurity oversight CERT certification.

Ms. Chandrasekaran serves as a director of Blume Global Technologies, a privately held digital supply chain platform company, and Agendia, Inc., a privately held commercial-stage company focused on precision oncology for breast cancer.

PREVIOUS DIRECTORSHIPS

Ms. Chandrasekaran previously served as a director of Barry Callebaut AG (SIX:BARN) (2018–2020), publicly listed on the Swiss stock exchange, and at Symphony Retail AI with a focus on Data, Analytics, AI for Retail & Consumer Goods.

2022 Proxy Statement	|	23

PROPOSAL ONE: ELECTION OF DIRECTORS

Steven A. Davis

Age: 63

Director since:

October 2020

Independent

Committees:

•  Audit

•  Compensation

•  Nominating

Current Public Company Directorships:

•   Albertsons Companies Inc. (NYSE:ACI)

•   Marathon Petroleum Corporation (NYSE:MPC)

•   PPG Industries Inc. (NYSE:PPG)

BACKGROUND

Prior to his retirement, Mr. Davis served as Chairman and Chief Executive Officer of Bob Evans Farms, Inc., an operator of nearly 500 family-style restaurants in 18 states and a leading producer and distributor of refrigerated and frozen convenience food items from 2006 to 2015. From 1993 to 2006, Mr. Davis held a variety of senior leadership roles at YUM! Brands, Inc., an operator of over 45,000 KFC, Pizza Hut and Taco Bell restaurants in 140 countries and territories, including as president of its Long John Silver’s and A&W All-American Food Restaurants. From 1984 to 1993, Mr. Davis served in a variety of executive roles for Kraft General Foods.

Mr. Davis holds a master of business administration degree in marketing and finance from the University of Chicago and a bachelor of science in business administration from the University of Wisconsin at Milwaukee. Additionally, in 2021 the University of Wisconsin at Milwaukee conferred Mr. Davis an honorary Ph.D. in business administration.

SKILLS AND QUALIFICATIONS

Mr. Davis’s experience as Chairman and Chief Executive Officer of Bob Evans Farms, Inc. and his leadership roles at YUM! Brands, Inc. and Kraft General Foods provide him with significant operational, marketing, retail and branding experience. He brings to the Board significant experience managing a network of branded retail locations with a focus on customer service.

SELECT PROFESSIONAL AND COMMUNITY CONTRIBUTIONS

Mr. Davis was named one of the National Association of Corporate Directors (“NACD”) Top 100 for 2022. The annual listing honors the most influential individuals in corporate governance who exemplify knowledge, leadership, and excellence.

Mr. Davis is active in the nonprofit sector and currently serves on the International Board of the Juvenile Diabetes Research Foundation. He previously served on the board of directors of JobsOhio, Ohio’s private nonprofit corporation leading the way in job creation and economic development. Additionally, he served on the James Cancer Hospital Foundation Board at The Ohio State University. In 2014, Mr. Davis received The Lifetime Achievement Award from the University of Wisconsin at Milwaukee.

Over the course of his career, Mr. Davis has been a leader and strong advocate for inclusion and diversity in business. In 2014, he was the recipient of the Pioneer of Diversity award in partnership with the Columbus Ohio NAACP branch. Under his leadership, Bob Evans Farms was consistently recognized by the 2020 Women on Boards Organization for achieving 20% female representation on its board of directors. Each year from 2005 to 2015, Black Enterprise magazine named Mr. Davis as one of the 75 Most Powerful Black Men in American Business.

PREVIOUS DIRECTORSHIPS
Mr. Davis previously served on the Boards of Legacy Acquisition Co. (2017–2020), CenturyLink (2006–2009), Walgreens Boots Alliance (2009–2015) and the Sonic Corporation (2015–2017).

24	|

PROPOSAL ONE: ELECTION OF DIRECTORS

The following Class II Directors have terms that

expire as of the 2024 Annual Meeting:

Janice E. Page
Age: 73 Director since: June 2004 Independent Committees: • Audit • Compensation • Nominating (Chair) Current Public Company Directorships: • None

BACKGROUND

Ms. Page spent 27 years in apparel retailing, holding numerous merchandising, marketing and operating positions with Sears Roebuck & Company (“Sears”), including Group Vice President from 1992 to 1997. While at Sears, Ms. Page launched the direct-to-consumer business and oversaw sporting goods, men’s, women’s and children’s apparel, footwear and accessories, and beauty and fragrances, among other responsibilities. She holds a B.A. from Pennsylvania State University.

SKILLS AND QUALIFICATIONS

Ms. Page has extensive knowledge of the apparel retail industry and brings to the Board in-depth experience across diverse consumer product categories as well as retail operations. Her service and tenure on public company boards allows her to provide the Board with a variety of perspectives on corporate governance issues.

SELECT PROFESSIONAL AND COMMUNITY CONTRIBUTIONS

Ms. Page serves on the advisory boards for the Daveler Entrepreneurship Scholarship of the University of South Florida and Champions for Learning Center for Innovation.

PREVIOUS DIRECTORSHIPS

Ms. Page previously served as a director of R.G. Barry Corporation (2000–2014), Hampshire Group, Limited (2009–2011) and Kellwood Company (2000–2008). Ms. Page also served as Trustee of Glimcher Realty Trust, a real estate investment trust that owns, manages, acquires and develops malls and community shopping centers (2001–2004).

2022 Proxy Statement	|	25

PROPOSAL ONE: ELECTION OF DIRECTORS

David M. Sable
Age: 68 Director since: June 2013 Independent Committees: • Audit • Compensation • Nominating Current Public Company Directorships: • Ethan Allen Interiors Inc. (NYSE:ETD)

BACKGROUND

Mr. Sable is Co-Founder and Partner of DoAble, a Marketing Consultancy focused on branding, positioning and big ideas. As Senior Advisor to WPP plc (“WPP”), a multinational communications, advertising, public relations, technology, and commerce holding company, he mentored and consulted across the company. Previously he was Chairman of VMLY&R from 2011 to 2019. He propelled Y&R to a top-five global creative firm at Cannes, developed new resources and practices, expanded the global footprint of subsidiary company VML, and ultimately helped unify Y&R and VML into VMLY&R, one of the most successful agencies in the industry today.

Prior to his time at Y&R, Mr. Sable served at Wunderman, Inc., a leading customer relationship manager and digital unit of WPP, as Vice Chairman and Chief Operating Officer from August 2000 to February 2011. Mr. Sable was a Founding Partner and served as Executive Vice President and Chief Marketing Officer of Genesis Direct, Inc., a pioneer digital omni-channel retailer, from June 1996 to September 2000. Mr. Sable attended New York University and Hunter College in New York.

A frequent keynote speaker and author, Mr. Sable is a designated LinkedIn Influencer, where he ranks among the most widely read business leaders in the world.

SKILLS AND QUALIFICATIONS

With more than 30 years of experience in digital leadership and marketing communications, Mr. Sable brings to the Board his strategic insight and ability to connect talent across marketing disciplines and geographies. The Board also benefits from his extensive involvement with community programs.

SELECT PROFESSIONAL AND COMMUNITY CONTRIBUTIONS

In 2013, Fast Company named Mr. Sable one of the 10 Most Generous Marketing Geniuses. He currently serves on the Board of Directors of both UNICEF/USA and the International Special Olympics, as well as on the Executive Board of UNCF and he was Executive Producer on MTV’s highly acclaimed REBEL MUSIC series.

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PROPOSAL ONE: ELECTION OF DIRECTORS

Noel J. Spiegel

Age: 74

Director since:

June 2011

Independent (Lead
Independent Director)

Committees:

•  Audit (Chair)

•  Compensation

•  Nominating

Current Public Company Directorships:

•  Radian Group Inc. (NYSE:RDN)

•  vTv Therapeutics Inc. (Nasdaq:VTVT)

BACKGROUND

Mr. Spiegel was a partner at Deloitte & Touche, LLP (“Deloitte”), where he practiced from September 1969 until his retirement in May 2010. In his over 40-year career at Deloitte, he served in numerous management positions, including as Deputy Managing Partner, member of the Executive Committee, Managing Partner of Deloitte’s Transaction Assurance practice, Global Offerings and IFRS practice and Technology, Media and Telecommunications practice (Northeast Region), and as Partner-in-Charge of Audit Operations in Deloitte’s New York office. Mr. Spiegel holds a B.S. from Long Island University and he attended the Advanced Management Program at Harvard Business School.

SKILLS AND QUALIFICATIONS Mr. Spiegel provides expertise in public company accounting, disclosure and financial system management to the Board and, more specifically, to the Audit Committee.

SELECT PROFESSIONAL AND COMMUNITY CONTRIBUTIONS

Mr. Spiegel was named one of the NACD’s Top 100 for 2020. The annual listing honors the most influential individuals in corporate governance who exemplify knowledge, leadership, and excellence.

From 2006 to 2017, Mr. Spiegel was a Trustee, Chair of the Executive Committee and President of the Jewish Communal Fund of New York, a 503(C) donor-advised fund.

PREVIOUS DIRECTORSHIPS Mr. Spiegel previously served as a director at Vringo, Inc. (2013–2016).

2022 Proxy Statement	|	27

CORPORATE GOVERNANCE

The following section discusses the Company’s corporate governance, including the role of the Board and its Committees. Additional information regarding corporate governance, including our Corporate Governance Guidelines, the charters of our Audit, Compensation, and Nominating Committees and our Code of Ethics, which applies to all of our directors, officers (including the Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer) and employees, may be found on our Investors website at investors.ae.com. Any amendments or waivers to our Code of Ethics will also be available on our website. A copy of the corporate governance materials is available in print to any stockholder upon request.

The Role of the Board

The Board is responsible for overseeing management, which is, in turn, responsible for the operations of the Company. The Board’s primary areas of focus are strategy, risk management, corporate social responsibility, corporate governance and compliance, as well as evaluating management and guiding changes as circumstances warrant. In many of these areas, significant responsibilities are delegated to the Board’s Committees, which are responsible for reporting to the Board on their activities and actions. Please refer to “Board Committees” for additional information on our Committees.

Board Oversight of AEO’s Strategy

The Board is actively engaged in developing our strategy and overseeing the execution of our strategy, including major business and organizational initiatives, capital allocation priorities and potential business development opportunities. The Board also ensures that AEO’s ESG initiatives are embedded in the Company’s long-term business strategy. The Board devotes time throughout the year to reviewing and formulating our strategy and any risks that could impact results. The Board uses its experience in retail operations, real estate, brand building, international operations, consumer brands and marketing to oversee the execution of our strategy and capital allocation and works with senior management on any updates necessitated by external factors. At each Board meeting, directors engage with AEO’s senior leadership in robust discussions about the Company’s overall strategy, priorities for its businesses, and long-term financial targets aimed at creating lasting value for stockholders.

Board Oversight of Risk Management

The Board as a whole has the responsibility for risk oversight and management, with a focus on the most significant risks facing the Company, including strategic, competitive, economic, operational, financial, legal, regulatory, cybersecurity, ESG, compliance, and reputational risks. In addition, Board Committees oversee and review risk areas that are particularly relevant to their respective areas of responsibility and oversight. The risk oversight responsibility of the Board and its Committees is supported by our management reporting processes, which are designed to provide visibility to the Board to those Company personnel responsible for risk assessment, including our management-led Enterprise Risk Management Committee, and information about management’s identification, assessment, and mitigation strategies for critical risks. The Company’s Enterprise Risk Management Committee is chaired by the Chief Financial Officer and is composed of all members of our executive leadership team, as well as other key financial-control representatives. The Board receives a quarterly Enterprise Risk Management risk report from the Chief Financial Officer during routine board meetings. In addition, our Company employs a Chief Compliance Officer who provides regular updates to the Audit Committee on compliance-related matters.

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CORPORATE GOVERNANCE

Risk Oversight by the Board
Full Board

•  Assesses major risks facing the Company and reviews options for risk mitigation with the assistance of management and the Board Committees

•  Monitors risks that have been delegated to a particular Committee through regular reports provided by the respective Board Committees

Audit Committee	Compensation Committee	Nominating Committee

•  Assesses major financial risk exposures and steps taken by management to address the same

•  Responsible for the review and assessment of information technology and cybersecurity risk exposures and the steps taken to monitor and control those exposures (see details below)

•  Reviews risks identified during the internal and external auditors’ risk assessment procedures

•  Oversees risk management related to employee compensation plans and arrangements

•  Assesses whether the Company’s compensation plans and practices may incentivize excessive risk-taking and the relationship between risk management policies and compensation

•  Manages risks associated with corporate governance policies and practices

•  Reviews any risks and exposures relating to director and executive succession planning

•  Oversees risk management related to the Company’s governance and social responsibility and sustainability programs

Cybersecurity Oversight

The Board recognizes the importance of maintaining the trust and confidence of our various stakeholders. To more effectively prevent, detect and respond to information security threats, the Company has a dedicated Chief Information Security Officer whose team is responsible for leading enterprise wide security strategy, policy, standards, architecture and processes. The Audit Committee receives quarterly reports from the Chief Information Security Officer on, among other things, the Company’s cyber risks and threats, the status of projects to strengthen our information security systems, assessments of the Company’s cybersecurity program, the Company’s cyber insurance coverage and the emerging threats in this area.

Board Oversight of Our ESG Program (“Building a Better World”)

Our ESG program is called “Building a Better World” and our Board plays an active and vital role in overseeing our ESG initiatives and ensuring that any ESG risks and opportunities are integrated into the Company’s long-term strategy.

All of our independent directors have expertise on critical ESG issues. For example:

•	Throughout his career Mr. Davis has been a leader and strong advocate for inclusion and diversity in business;

•	Mr. Sable and Mr. McMillan have vast experience in philanthropic work and charitable marketing initiatives;

•	Messrs. Spiegel and Davis were recently recognized for their corporate governance expertise by the NACD;

•	Ms. Henretta and Ms. Chandrasekaran have expertise in cybersecurity matters;

•	Ms. Henretta serves as Chair of the Environmental, Social and Sustainability Committee at Meritage Homes Corporation;

•	Ms. Page has been a role model for promoting corporate responsibility and gender equality in the retail industry; and

•

Mr. Schottenstein, our Executive Chairman and CEO, is a philanthropic leader who recently made a substantial personal donation to The Ohio State University to support students’ access to behavioral healthcare and reduce the stigma of mental illness in young people.

2022 Proxy Statement	|	29

CORPORATE GOVERNANCE

The Board assigns ESG-specific responsibilities and delegates authority to its Committees, as shown in the table below.

Nominating Committee	Audit Committee	Compensation Committee

Environmental Impact	Privacy and Data Security	Human Capital Management Disclosures

Culture/IDEA	Anti-Corruption and Bribery	Executive Compensation

Human Rights	Business Ethics and Integrity	Employee Well-Being

Philanthropy/Charitable Giving	Responsible Innovation

Board Structure and Governance Issues	ESG Measurement, Controls and Reporting

Public Policy

Director Selection and Nominations

The Nominating Committee periodically reviews the appropriate size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. In evaluating and determining whether to recommend a candidate to the Board, the Nominating Committee reviews the appropriate skills and characteristics required of Board members in the context of the background of existing members and in light of the perceived needs for the future growth of our business. This includes a review of issues of diversity in background and experience in different substantive areas such as retail operations, marketing, technology, distribution, mergers and acquisitions, and finance. The Board seeks the best director candidates based on the skills and characteristics required without regard to race, color, national origin, religion, disability, marital status, age, sexual orientation, gender, gender identity and expression, or any other basis protected by federal, state, or local law. In 2019, the Nominating Committee formalized its diversity focus by mandating that any search that the Nominating Committee engages for a new director must include women and minority candidates in the pool from which the Nominating Committee selects director candidates; the Nominating Committee will review the efficacy of this focus on a going-forward basis. Board diversity is valued and provides many benefits, including creativity, variety in approaches to problem solving, and the ability to work effectively in our various markets. We also value a Board that reflects the diverse makeup of our associate and customer base.

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CORPORATE GOVERNANCE

Director Skills and Qualifications

The Nominating Committee believes that the current members of the Board collectively have the level and balance of skills, experience, diversity, and character to execute the Board’s responsibilities. The table below is a summary of the range of skills and experiences that each director brings to the Board, each of which we find to be relevant to our business. Because it is a summary, it does not include all of the skills, experiences, and qualifications that each director offers, and the fact that a particular experience, skill, or qualification is not listed does not mean that a director does not possess it. All of our directors exhibit high integrity, an appreciation for diversity of background and thought, innovative thinking, a proven record of success, and deep knowledge of corporate governance requirements and best practices.

Attributes, Experience and Skills
Leadership Experience	✓	✓	✓	✓	✓	✓	✓	✓
Retail Industry Experience	✓	✓	✓	✓	✓	✓	✓	✓
Financial Literacy	✓	✓	✓	✓	✓	✓	✓	✓
Audit Committee Financial Expertise			✓	✓	✓	✓		✓
Risk Management Experience	✓	✓	✓	✓	✓	✓	✓	✓
International Experience	✓	✓	✓	✓	✓	✓	✓	✓
Marketing and Consumer Insight	✓	✓	✓	✓		✓	✓
Technology and Digital Expertise	✓	✓	✓	✓			✓	✓
Real Estate Experience	✓		✓			✓
Crisis Management Experience	✓	✓	✓	✓	✓	✓	✓	✓
Mergers and Acquisitions Experience	✓	✓	✓	✓	✓	✓	✓	✓
Corporate Social Responsibility Experience	✓	✓	✓	✓	✓	✓	✓	✓
Other Public Company Board Service	✓	✓	✓	✓	✓	✓	✓	✓

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CORPORATE GOVERNANCE

Director Tenure

The Nominating Committee and the Board believe it is important for the Board to be “refreshed” by adding new directors from time to time, balanced against the importance of having directors who have deep, historical experience and institutional knowledge of the Company, its strategies and market opportunities and challenges. Accordingly, the Company does not have a mandatory retirement age or term limits for its directors.

The Board has appointed three new directors in the last five years, all of whom bring diverse backgrounds and experience to the Company. The Nominating Committee and the Board also believe that our long-serving directors bring critical skills and a historical perspective to the Board that are highly relevant in a cyclical business such as retail. In addition, the Nominating Committee and the Board believe that longer-serving directors have a deep knowledge and understanding of our business, balanced against the fresh information and perspectives brought by our newer directors.

BALANCED TENURES OF INDEPENDENT DIRECTORS
< Five years:	Three Directors
Five – 11 years:	Two Directors
> 11 years:	Two Directors

Protections Against Director Overboarding

The Board appreciates that serving on a public board of directors is a significant responsibility and time commitment. To this end, the Board has approved a policy in our Corporate Governance Guidelines to review and limit the number of public company boards on which our directors may serve. Directors who are full-time employees of other companies generally may not serve on more than two public company boards (including our Board) at one time, and directors who are retired from full-time employment generally may not serve on more than four public company boards (including our Board) at one time unless otherwise determined by the Nominating Committee. Our CEO may not serve on more than one other public company board unless otherwise determined by the Nominating Committee. The Nominating Committee has reviewed Mr. Schottenstein’s service on the boards of directors of Albertsons Companies Inc. and Designer Brands Inc. and has determined that it does not impair his ability to serve on the Company’s Board.

Director Nominations

Candidates may come to the attention of the Nominating Committee from a variety of sources, including current Board members, stockholders and management. All candidates are reviewed in the same manner, regardless of the source of the recommendation. The Nominating Committee has in the past retained the services of a search firm to assist in identifying and evaluating qualified director candidates. The Nominating Committee will consider the recommendations of stockholders regarding potential director candidates. See “Submission of Nominations and Proposals for the 2023 Annual Meeting” for information regarding the submission of director nominee recommendations.

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CORPORATE GOVERNANCE

Director Independence

Our Board is 88% independent and such independent oversight bolsters our success. Our Board has determined that each of the following non-employee directors qualifies as “independent” in accordance with the listing requirements of the New York Stock Exchange (“NYSE”) and applicable SEC rules:

Sujatha Chandrasekaran
Steven A. Davis
Deborah A. Henretta
Cary D. McMillan
Janice E. Page
David M. Sable
Noel J. Spiegel

In particular, the Board affirmatively determined that none of these directors had relationships that would cause them not to be independent under the specific criteria of Section 303A.02 of the NYSE Listed Company Manual. The Board also determined that each member of the Audit Committee meets the heightened independence standards required for audit committee members under the NYSE listing standards and applicable SEC rules and considered the additional factors under the NYSE listing standards relating to members of the Compensation Committee before determining that each member of the Compensation Committee is independent.

In making these determinations, the Board took into account all factors and circumstances that it considered relevant, including the following:

•	Whether the director is currently, or at any time during the last three years was, an employee of the Company or any of its subsidiaries;

•	Whether any immediate family member of the director is currently, or at any time during the past three years was, an executive officer of the Company or any of its subsidiaries;

•

Whether the director is an employee or any immediate family member of the director is an executive officer of a company that has made payments to, or received payments from, the Company or any of its subsidiaries for property or services in an amount that is in excess of the greater of $1 million, or 2% of such other company’s consolidated fiscal gross revenues in the current year or any of the past three fiscal years;

•

Whether the director is an executive officer of a charitable organization that received contributions from the Company or any of its subsidiaries in the past three years in an amount that exceeds the greater of $1 million, or 2% of the charitable organization’s consolidated gross revenues;

•

Whether the director or any of the director’s immediate family members is, or has been in the past three years, employed by a company that has or had, during the same period, an executive officer of the Company on its compensation committee;

•

Whether the director or any of the director’s immediate family members is, or has been in the past three years, a partner or employee of the Company’s independent registered public accounting firm; and

•

Whether the director or any of the director’s immediate family members accepted any payment from the Company or any of its subsidiaries in excess of $120,000 during the current fiscal year or any of the past three fiscal years, other than compensation for Board or board committee service and pension or other forms of deferred compensation for prior service.

Mr. Schottenstein is not independent because he is an executive officer of the Company. See “Related Party Transactions” for information regarding our policy on related party transactions and transactions with affiliates of Mr. Schottenstein, who is our sole employee director.

2022 Proxy Statement	|	33

CORPORATE GOVERNANCE

Board Leadership Structure

The current leadership structure of our Board consists of a combined Executive Chairman and Chief Executive Officer position that is held by Mr. Schottenstein and a Lead Independent Director appointed annually by the independent directors. The Board has determined that combining the positions of Executive Chairman and Chief Executive Officer is most appropriate for the Company at this time. Having Mr. Schottenstein in this combined position provides unified leadership and direction to the Company and valuable insight to the Board. His duties include presiding over meetings of the Board, setting meeting agendas and schedules of the Board in collaboration with the Lead Independent Director, and providing strategic and business awareness and guidance to the Board. Our Board believes that the current Board composition, along with an emphasis on Board independence, provides effective independent oversight of management.

Mr. Spiegel served as our Lead Independent Director for Fiscal 2021. Our Corporate Governance Guidelines establish robust and well-defined duties for our Lead Independent Director. Our Board’s support of the current leadership structure is premised on these duties being transparently disclosed, comprehensive in nature, and actively exercised. The Lead Independent Director is responsible for:

•	Presiding over the meetings of independent directors;

•	Serving as a liaison between the Executive Chair and independent directors;

•	Having input on information sent to the Board;

•	Collaborating with the Executive Chair on meeting agendas for the Board; and

•	Approving meeting schedules to ensure that there is sufficient time for discussion of all agenda items.

The Lead Independent Director also has the authority to call meetings of the independent directors, and, if requested by major stockholders, is available, when appropriate, for consultation and direct communication with our stockholders. We believe that this leadership structure provides our Board with the greatest depth of leadership and experience, while also providing independent oversight of the Company. Mr.  Spiegel also meets regularly with members of Management across the Company between Board and Committee meetings.

Board Practices

Meetings of Independent Directors

The Board’s policy is to have the independent directors meet separately in executive session in connection with each regularly scheduled Board meeting (at least four times annually). During each meeting of the independent directors, the Lead Independent Director, Mr. Spiegel, will preside and lead the discussion.

Self-Assessments

We annually evaluate the performance of the Board and its Committees. The Board believes it is important to assess both its overall performance and the performance of its Committees, and to solicit and act upon feedback received, where appropriate. As part of the Board’s self-assessment process, directors consider various topics related to Board composition, structure, effectiveness, and responsibilities, as well as the overall mix of director skills, experience, and backgrounds.

Director Education/Orientation

Our Board believes that director education is vital to the ability of directors to fulfill their roles and supports Board members in their continuous learning. The Board encourages directors to participate annually in external continuing director education programs, and we reimburse directors for their expenses associated with this participation. Our directors also attend professional development forums and industry-leading conferences convened by the NACD, external accounting firms, and retail/brand organizations focused on topics that are relevant to their duties as a director. Continuing director education is also provided during Board meetings and other Board discussions as part of the formal meetings and as stand-alone information sessions outside of meetings. Throughout Fiscal 2021, our Board participated in roundtable discussions with our external advisors on topics including governance matters, executive compensation, regulatory developments and cybersecurity. The Board also participated in learning opportunities with management on numerous subjects, including those related to our stockholder engagement activities, regulatory developments, workplace culture and anti-harassment, technology, crisis management, cryptocurrency and cybersecurity matters.

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CORPORATE GOVERNANCE

All new directors also participate in our director orientation program during their first six months on our Board. The Board believes that it is important for each newly elected director to have an understanding of our Company, the specialty retail industry, and his or her duties as a director. We provide this initial information through a combination of reference materials, formal meetings with business leaders and in years past, tours of our facilities/store locations. The orientation program is designed to familiarize new directors with the Company’s businesses, strategies and challenges. We believe this onboarding approach over the first six months of Board service, coupled with participation in regular Board and Committee meetings, provides new directors with a strong foundation in our Company’s businesses, connects directors with members of management with whom they will interact and oversee, and accelerates their effectiveness to engage fully in Board deliberations.

Management Succession Planning

Succession planning and talent development are important at all levels within the Company. The Board regularly reviews short- and long-term succession plans for the CEO and other executive officers. In assessing possible CEO candidates, the Nominating Committee identifies the skills, experience and attributes they believe are required for an effective CEO in light of the Company’s business strategies, opportunities and challenges. More broadly, the Board engages with the Company’s leadership team on matters of talent and culture, including around the development of the Company’s talent pipeline and advancing diversity and inclusion efforts across AEO. The Board meets annually for a two-day succession planning and talent development session with the CEO and executive officers.

Board Committees

The Board has a standing Audit Committee, a standing Compensation Committee and a standing Nominating Committee. These Committees are governed by written charters, which were approved by the Board and are available on our Investors website at investors.ae.com.

The following sets forth Committee memberships as of the date of this Proxy Statement.

Director	Audit Committee	Compensation Committee	Nominating Committee

Jay L. Schottenstein, Executive Chairman of the Board and Chief Executive Officer	—	—	—

Sujatha Chandrasekaran

Steven A. Davis

Deborah A. Henretta

Cary D. McMillan

Janice E. Page

David M. Sable

Noel J. Spiegel, Lead Independent Director

= Member	= Committee Chair	= Audit Committee Financial Expert

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CORPORATE GOVERNANCE

Board Committee Responsibilities
	Responsibilities	Committee Members	Meetings in Fiscal 2021

AUDIT COMMITTEE

The primary function of the Audit Committee is to assist the Board with oversight of:

•  the integrity of the financial statements;

•  the qualifications, performance and independence of the independent registered public accounting firm;

•  the performance of the internal audit function; and

•  our compliance with regulatory and legal requirements, including the financial reporting and disclosure process.

The Audit Committee also reviews, approves, and monitors the terms of any new related party transactions, as required, in accordance with the policy developed and approved by the Audit Committee.

The Board has determined that each member of the Audit Committee meets all applicable independence and financial literacy requirements under the NYSE listing standards.

		Sujatha Chandrasekaran Steven A. Davis * Deborah A. Henretta * Cary D. McMillan * Janice E. Page * David M. Sable Noel J. Spiegel (Chair)* * Audit Committee financial experts	12

COMPENSATION COMMITTEE

The primary function of the Compensation Committee is to aid the Board in meeting its responsibilities with regard to oversight and determination of executive compensation. Among other matters, the Compensation Committee:

•  reviews, recommends, and approves salaries and other compensation of executive officers;

•  administers our stock award and incentive plans (including reviewing, recommending, and approving stock award grants to executive officers); and

•  reviews and makes recommendations to the Board regarding director compensation.

The Compensation Committee has the authority to retain a compensation consultant after taking into consideration all factors relevant to the adviser’s independence from management, including those specified in Section 303A.05(c) of the NYSE Listed Company Manual.

The Compensation Committee also has the authority to delegate its authority to subcommittees, including subcommittees consisting solely of one or more persons, other Board members, and/or officers. Additionally, the Compensation Committee may delegate to the CEO the authority to review and grant equity awards to employees who are not executive officers.

All members of the Compensation Committee are independent under applicable NYSE listing standards.

		Sujatha Chandrasekaran Steven A. Davis Deborah A. Henretta Cary D. McMillan (Chair) Janice E. Page David M. Sable Noel J. Spiegel	17

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CORPORATE GOVERNANCE

Board Committee Responsibilities
	Responsibilities	Committee Members	Meetings in Fiscal 2021

NOMINATING COMMITTEE

The function of the Nominating Committee is to aid the Board in meeting its responsibilities with regard to:

•  the organization and operation of the Board;

•  selection of nominees for election to the Board;

•  the evaluation of Board procedures and performance;

•  executive succession planning and leadership development; and

•  social responsibility, environmental sustainability, and other corporate governance matters.

The Nominating Committee developed and reviews annually our Corporate Governance Guidelines, which were adopted by the Board and are available under the “Corporate Governance” section of our website at investors.ae.com.

All members of the Nominating Committee are independent under NYSE listing standards.

		Sujatha Chandrasekaran Steven A. Davis Deborah A. Henretta Cary D. McMillan Janice E. Page (Chair) David M. Sable Noel J. Spiegel	4

Stockholder Outreach

We welcome feedback and value regular dialogue with our stockholders. On a regular basis, we invite stockholders to meet with senior management. In Fiscal 2021, the Company continued to have extensive stockholder engagement and met with approximately 40% of our top 100 actively managed stockholders who collectively own 50% of total shares outstanding. Throughout the year, our CEO and senior management held numerous meetings with investors and participated in several virtual investor conferences, during which we met with current and prospective stockholders. The content of these meetings and discussions were reported to the Board, and management and the Board discussed comments and business insights provided by these stockholders. Also, during Fiscal 2021, our Chair of the Compensation Committee met with investors to discuss the Company’s compensation practices and seek feedback on the 2021 Say-on-Pay vote results. See further information in the Fiscal 2021 Stockholder Outreach section on page 18. We expect to continue such discussions prior to the 2022 Annual Meeting and, as a matter of policy and practice, foster and encourage engagement with our stockholders on an ongoing basis.

Communications with the Board

The Board provides a process for stockholders and all interested parties to send communications to the independent members of the Board, as described on our Investors website at investors.ae.com.

Stockholders wishing to communicate with the Board may send an email to boardofdirectors@ae.com or write to American Eagle Outfitters, Inc. at our principal executive offices located at 77 Hot Metal Street, Pittsburgh, PA 15203, c/o the Corporate Secretary. Communications intended for a specific director or directors (such as the Lead Independent Director or independent directors) should be addressed to his, her or their attention c/o the Corporate Secretary at this address. Communications received from stockholders are provided directly to Board members following receipt of the communications (other than spam, junk mail, mass mailings, solicitations, resumes, job inquiries, or other matters unrelated to the Company).

Director Attendance

During Fiscal 2021, the Board met nine times and each member of the Board attended no fewer than 75% of the total number of meetings of the Board and of the Committee(s) on which such director served for the period of such service. It is our expectation, but not a requirement, that all current directors attend the Annual Meeting of Stockholders. All members of the Board virtually attended our 2021 Annual Meeting.

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CORPORATE GOVERNANCE

ESG at AEO (“Building a Better World”)

An integral component of our Company culture is driving positive change without compromising who we are: a REAL brand that our customers and associates are proud to support. Our purpose is to show the world that there is REAL power in the optimism of youth. Throughout Fiscal 2021, we continued a strong emphasis on associate engagement, social responsibility – including inclusion, diversity, equity and access – as well as charitable giving, environmental sustainability and strong governance practices.

Our ESG platform is called “Building a Better World” and is grounded in the pillars of People, Planet and Practices.

PEOPLE (SOCIAL RESPONSIBILITY)

Human Capital Management

Our values of People, Innovation, Passion, Integrity, and Teamwork are the backbone of our Company and are at the center of every decision, every product and every interaction – they represent the foundation of our REAL culture. We all have a vital role to play in creating an environment where everyone feels respected and empowered while we continue to grow as a community that promotes individuality and difference. We celebrate the diversity of one through the inclusion of many.

To evaluate our REAL culture, we look holistically at all the beliefs, values and behaviors that reflect how our best work is done. We aim to ensure there is alignment between what is espoused and what is practiced. Our consistently strong internal employee satisfaction scores, corporate exit survey data, and external Glassdoor ratings demonstrate the achievement of this goal.

Our culture model is composed of Listening, Observing, Supporting, and Informing:

•

Listening to our associates, customers and candidates through reviews of culture surveys, exit surveys, Glassdoor reporting, LinkedIn responses, and hotline reporting; we also conduct open door engagement, Companywide town halls, and roundtables on a periodic basis.

•	Observing who we are and what our associates are doing by studying our demographic data and turnover.

•

Supporting a positive Company culture through programs and processes that promote our strong values and address leadership development opportunities, work-life integration, well-being initiatives, fair pay initiatives, family support, and inclusion and diversity programs.

•	Informing and clearly communicating our values, modeling the behaviors we expect, and providing training and feedback

Our Board plays an important role in the oversight of our talent and culture and devotes time each quarter to receiving updates from senior management on employee engagement, turnover and retention rates, inclusion and diversity, talent development, leadership, and succession planning initiatives.

Talent Management Programs

We utilize an integrated set of talent management tools and programs, rooted in our values, which thread through the entire talent lifecycle. Consistent talent reviews, performance evaluations, equitable pay practices and succession planning have contributed to a full-time voluntary turnover rate, including our store associates, of approximately 30% for Fiscal 2021, which is consistent with our retail peer group and compares to a 25% five-year Company average. Associate development is supported through numerous programs, including AEO Academy, an online training platform that provides eligible associates with continuous learning opportunities. AEO Academy has over 1,000 modules, which in aggregate were completed over 1.1 million times during Fiscal 2021, with a total of 8.9 million views on the platform since it was launched in late Fiscal 2019. Our focus on associate development led to a full-time promotion rate of approximately 28% for Fiscal 2021 compared to a 23% five-year Company average.

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CORPORATE GOVERNANCE

Inclusion, Diversity, Equity and Access

At AEO, we believe our success is the result of our focus on being an inclusive, diverse, equitable and accessible Company. It is about more than simply bringing together people who are different; it is about celebrating what makes us REAL.

In January 2022, we officially transitioned from Inclusion & Diversity to Inclusion, Diversity, Equity & Access (“IDEA”). The transition to IDEA more accurately reflects the breadth of our priorities but also will drive our strategies moving forward. The transition will help to ensure all of our actions are viewed through a lens that prioritizes fairness in policies, practices, opportunities, and outcomes. Additionally, we will promote access by identifying and removing barriers (both physical and nonphysical) that may impede our stakeholders from participating in, and realizing, all that AEO has to offer. This means making sure that all people are respected and feel that being their authentic selves will not be a barrier to personal or professional fulfillment and growth.

We are a global company with people from many different backgrounds. In the United States alone, as of January 29, 2022 approximately 43% of our associates self-identified as people of color (“POC”). Specifically, our U.S. population is approximately 55% White, 25% Hispanic, 9% Black, 4% Asian, 1% American Indian or Native Hawaiian, 4% two or more races or other, and 2% not reported. Globally, 79% of our associates self-identified as women.

These numbers reflect a year-over-year increase of 3% in the representation of POC across the organization. These gains were achieved through increased rates of POC hiring in each of the Company’s business units (Corporate, Stores and Distribution Centers), with respective increases of 4%, 3% and 3%.

We have three IDEA Pillars. Our newest pillar is Community. It represents an evolution from our previous pillar of Culture.

Hiring. AEO believes that a diverse workforce makes us stronger as an organization. We are focused on increasing candidate diversity in our recruiting process through the implementation and execution of policies, processes, practices and strategies focused on inclusion, equity, and accessibility.

Community. Our associates have the freedom to be themselves, uniquely helping to create a vibrant community. We believe that AEO is a place where our people are excited to come to work, believe in the work that they do, feel valued, and are appreciated for their contributions. At AEO we also know we not only have the power to touch lives within our Company but also can make a lasting impact in the communities in which we operate. We know that living our values of People, Innovation, Passion, Integrity and Teamwork will allow us to enrich our internal and external communities and sustain our inclusive culture.

Development. We believe in the power of equipping our leaders and our associates with the necessary resources to create and maintain an inclusive workplace, while aiming to advance the careers of associates from historically marginalized groups.

During Fiscal 2021, in addition to increasing the representation of POC throughout the organization, we made significant progress on our IDEA initiatives at AEO, including:

•

The announcement of our inaugural class of 15 recipients of the REAL Change Scholarship for Social Justice, a scholarship program supported by an investment of $5 million, providing annual full scholarships to 15 associates who are actively driving anti-racism, equality and social justice initiatives;

•

The completion of the first Company Inclusion & Diversity survey and focus groups which provided important qualitative data regarding inclusive culture and belonging. The survey established benchmarks for future measurement of progress;

•	The expansion of our listening efforts across all three business segments by extending our annual Culture Survey to all associates, including our hourly DC and Store populations, for the first time;

•	The launch of an interactive and data-driven IDEA training platform;

•

Mandatory training for all leaders and for select departments on topics to promote a more inclusive workforce (e.g., courses on inclusive leadership, unconscious bias, micro-aggression, and cultural appropriation);

•	The establishment of both internal and external mentorship programs; and

•	The introduction of an Inclusive Language Guide as a resource for associates.

Total Rewards

Our compensation programs are designed to attract and retain highly skilled, performance-oriented associates who live our brands and embody the spirit of authenticity and innovation we cultivate. We focus on delivering simple, straightforward compensation programs that our associates can easily understand. Ensuring that our teams are rewarded for delivering results is a key priority.

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We strive to make compensation decisions that are fair and equitable, consistently evaluating compensation through both an internal and external lens. We focus on internal pay equity and conduct regular benchmarking to ensure competitiveness to the external market.

Our compensation programs are composed of four key elements:

•	Competitive base pay rates, which are aligned to specific roles and skills, local market rates, and relevant experience;

•

Incentive bonuses for full-time associates, which are structured to deliver financial rewards for the delivery of monthly, quarterly, or annual results. During Fiscal 2021, we included our Building a Better World objectives into our corporate annual incentive compensation goals, reinforcing the Company’s corporate social responsibility priorities;

•

Annual stock awards for over 400 leaders and key individual contributors throughout areas of the business, including the senior management team, which provide a commonality of interest between our leaders and stockholders; and

•	Extensive benefits that range from a variety of medical, dental, and vision plan offerings to a gym/online fitness discount program and pet insurance.

We recognize that benefits are highly personal and we offer a broad suite of offerings to our workforce, recognizing the varied needs and priorities of our associates. Our full-time associates have access to a variety of medical, dental and vision plan offerings, ensuring that they can select plans that satisfy their individual and family needs. In the United States, our largest market, we also offer the following benefits to our workforce:

•

All associates are eligible for the following benefits: health and holistic well-being programs that support the physical, emotional, social and financial pillars of well-being. Benefit programs include robust well-being programs and incentives promoting an active and healthy lifestyle; innovative student loan debt benefits; financial well-being tools and guidance; gym/online fitness discount program; discounts on AEO merchandise; and a voluntary benefit and discount platform that offers competitive rates for auto insurance, home/renters insurance, legal services, identity theft services, pet insurance and more. Upon eligibility, associates can participate in AEO’s Employee Stock Purchase Plan and 401(k) plans.

•

Associates that are eligible for AEO’s medical insurance programs: Full-time associates with 30 days of service or part-time associates with an average of 30 hours or more (per the Affordable Care Act’s required initial or standard measurement period) are eligible to enroll in medical insurance. Enhanced benefits offered with medical insurance include behavioral telehealth and medical telemedicine to ensure consistent access to convenient care; a wide selection of behavioral health programs to support mental health; fertility management benefits for our associates who are focused on expanding their families; digital management programs for chronic conditions and digital physical therapy; prescription drug savings programs; access to second opinions; surgical and medical decision support; and claims advocacy.

•

For all full-time associates: 10 free, confidential in-person or telephonic sessions per issue through the Employee Assistance Program; paid time off; life insurance, short-term and long-term disability insurance; well-being programs, inclusive of access to health coaches and lifestyle programs to assist with managing chronic conditions, nutrition, smoking cessation and weight loss; flexible spending accounts; benefits to support parents of children with disabilities and/or challenges brought forth by the pandemic; mobile apps for fertility, maternity, and parenting; support for nursing mothers on business travel; and additional caregiver programs.

In light of the COVID-19 pandemic, in 2020 we introduced additional caregiver benefits to support those working at home and/or trying to support children attending school virtually by providing access to subsidized backup care, which has continued into 2021.

Health and Safety

The health and safety of our workforce and customers is critical to our culture and business.

In 2020, in response to the COVID-19 pandemic, we instituted comprehensive safety protocols across our operations, including the procurement of masks and personal protective equipment (“PPE”) for all teams, the hiring of an AEO medical consultant, physical construction to enable social distancing mandates, temperature check stations, installing ultraviolet lighting and air filtration systems in the distribution centers, new breakroom and cafeteria protocols, the creation of training and videos to explain new safety measures and expectations, and onsite nurses. We have kept our safety protocols in place through 2021, while also expanding our healthcare and testing capabilities for our associates.

AEO opened three new AEO Real Care Health Centers in 2021, giving us a total of four health centers located in two corporate offices and both U.S.-based distribution centers. Each center has an onsite registered nurse, offering non-acute medical services to all AEO associates working at these locations. Associates do not have to be enrolled in AEO’s medical plans to receive care and most services are covered at no cost or are capped at a modest co-pay.

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Further, throughout 2021, we have maintained the comprehensive global store playbook that we started in 2020 to ensure that our stores are following the most recent safety measures (inclusive of customer safety, managing capacity restrictions, reduced operating hours, curbside pickup, and touchless checkout). We have implemented vaccine/testing protocols, a face covering policy and revised our exposure control plans.

Finally, during Fiscal 2021, we donated approximately 40 million disposable masks to our communities as well as supporting our associates through the continuation of our Covid-19 Associate Relief Fund.

Charitable Giving

We are committed to showing the world that there is REAL power in the optimism of youth by supporting causes that empower teens and young adults and by rolling up our sleeves to make a REAL difference in our communities. Our charitable-giving goals include:

•	Giving back through cash and in-kind donations in our communities and across the globe;

•	Cultivating strong national charity partnerships that are meaningful to our brands and our customers; and

•	Providing rewarding service projects for AEO Associates.

In 1999, we established the AEO Foundation to maximize the impact of our efforts and to formalize our commitment to giving back. AEO Foundation board members and officers consist of associates across the organization who bring a wealth of knowledge and experience on charitable giving. Cary McMillan, a member of the AEO Board of Directors, also joined the AEO Foundation Board in Fiscal 2019. Management provides updates quarterly to the Nominating Committee on various philanthropic topics and activities involving AEO and the AEO Foundation including national charity partnerships, customer engagement activations, major community initiatives, and associate activities.

Below are some highlights from our philanthropic work in 2021:

•

AEO, the AEO Foundation and our customers donated $15+ million in cash and in-kind contributions to causes that reflect our optimism and intent to build a better world, with a focus on those organizations that support and empower youth.

•

Recognizing the toll the pandemic has taken on our employees and customers, we focused on mental health and worked to end stigma around mental illness by collaborating with Bring Change to Mind resulting in the largest donation in the charity’s history. Funds are being used to expand BC2M’s High School Program, student-led clubs dedicated to mental health conversations.

•

We continued our long-standing partnership with It Gets Better Project to uplift, empower and connect LGBTQ+ youth around the world. With our support, It Gets Better is launching 50 States, 50 Grants, 5000 voices to empower LGBTQ+ youth through school-based projects.

•

We welcomed the inaugural class of recipients of the AEO Real Change Scholarship for Social Justice, a $5 million scholarship fund to support AEO associates who are actively driving anti-racism, equality and social justice initiatives in their communities.

•

For the second consecutive year, AE and Aerie partnered with Feeding America and Food Banks Canada to help end hunger during the holiday season. We raised enough funds to help provide more than 25 million meals for people in need across the United States and Canada.

•	Doing our part to help end the pandemic, AEO donated 40+ million face masks to Good360 to support the fight against COVID-19 in underserved communities across the country and the globe.

Human Rights in Our Supply Chain

At AEO, we believe respect for global human rights is integral to living our values wherever we do business. Our commitment to these fundamental, universal and inalienable human rights applies to our own operations, our associates and our partners. In Fiscal 2021, we published a Human Rights Commitment that can be found at https://www.aeo-inc.com/responsible-sourcing/. This commitment is informed by our values as well as the International Labor Organization’s Declaration on Fundamental Principles and Rights at Work, the UN Declaration of Human Rights and the United Nations Guide for Developing a Human Rights Policy. AEO is dedicated to fostering a culture that recognizes human rights everywhere and seeks to empower our associates, our supply chain and our communities.

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Our Vendor Code of Conduct is based on international labor standards and our own internal commitment to human rights. While AEO does not own any manufacturing facilities, we ensure that all of our suppliers and factories comply with our Vendor Code of Conduct, which is incorporated into our contracts with them. We believe that our compliance program focus should be about engagement and capacity building, and not just strictly following the law. We are signatories of the International Accord for Health and Safety in the Textile and Garment Industry and have worked with our suppliers and factories to improve safety conditions. We have conducted worker surveys in many of our strategic factories in order to hear from workers directly and understand their needs and concerns and ensure that their voices can also be heard by factory management. Finally in 2021, building on our experience with HERproject, we invested in Empower@Work, a new approach to supporting training for women workers in factories. This collaborative global supply chain initiative focuses on training women on health, financial planning, and gender equality.

At AEO, we do not tolerate the use of forced labor in our supply chain. Besides the clear prohibition outlined in our Vendor Code of Conduct, in 2018 AEO signed on to the AAFA and FLA Apparel & Footwear Industry Commitment to Responsible Recruitment, a proactive industry effort to address potential risks that migrant workers can face related to forced labor. Furthermore, in 2019 AEO implemented a Forced Labor and Migrant Worker Policy. The purpose of this policy is to eliminate the presence of forced labor and to ensure that migrant workers hired by suppliers are adequately protected from potential exploitation. Suppliers utilized by AEO must agree to comply with this policy prior to manufacturing anything for AEO. At AEO, we are extremely concerned about the allegations of forced labor in the Xinjiang Uygur Autonomous Region in China; therefore, we prohibit the manufacture of any product or the use of any raw material from this region.

PLANET (ENVIRONMENTAL SUSTAINABILITY)

Doing the right thing, continually innovating and caring about the world we live in are foundational to AEO’s culture. We have made strong commitments to environmental sustainability and we intend to be transparent with our progress toward these goals. We know sustainability is important to our customers, our associates, and our investors, and it is important to us too. We want to make our Company and our retail industry one that creates a healthier environment for future generations.

Environmental Goals

AEO has introduced a comprehensive plan to be carbon-neutral in our own operations by 2030 with a commitment to water reduction, energy reduction, and the use of more sustainable raw materials as follows:

•	Achieve carbon neutrality in all of AEO’s owned and operated facilities (offices, stores, and distribution centers) and employee business travel by 2030.

•	Reduce carbon emissions 40% by 2030 and 60% by 2040 in AEO’s manufacturing from a 2018 base year.

•	Implement the following throughout the supply chain by 2023:

o	Increase the amount of water being recycled by our laundries to 50% from a 2017 base year.

o	Reduce water usage in jeans production by 30% from a 2017 base year.

o	Ensure that wastewater from water-intensive facilities is free from hazardous chemicals.

o	All cotton used in products will be 100% sustainably sourced (e.g., recycled, organic or sourced through the Better Cotton Initiative).

o	Use 50% sustainable polyester (e.g., recycled).

o	Ensure that 100% of viscose is from nonendangered forests and increase sourcing of sustainably produced viscose fibers.

AEO’s commitment to environmental sustainability is ongoing and we will continue to:

•	Work as an industry leader to build partnerships in order to contribute to broad changes within garment manufacturing.

•

Develop products with an increased use of sustainable materials. In 2021, 59% of all cotton used for AEO products was sustainably sourced through the Better Cotton Initiative. Additionally, 16% of polyester used in our products came from recycled fibers.

•

Reduce the use of plastic in stores, offices, and throughout the supply chain, and shift to recycled plastic content where possible. In 2021, we converted our primary customer mailers to over 50% recycled content.

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•

Strategically partner with industry initiatives and multi-stakeholder organizations to influence policy change. AEO continues to engage with the industry for systemic improvements in garment manufacturing through partnerships with the Sustainable Apparel Coalition, Textile Exchange, Canopy, Better Cotton Initiative, RE100 and the UN Fashion Industry Charter for Climate Action.

•	Uphold a commitment to recycling and paper reduction in our owned facilities by resuing cardboard boxes for shipments to stores.

•	Encourage customers to reduce apparel waste through jeans recycling in American Eagle stores and bra recycling in Aerie stores.

AEO’s Water Leadership Program

We take water stewardship seriously. In 2013, we launched the AEO Wastewater Management Standard to provide factories manufacturing AEO apparel with guidance on water management and safety. In 2017, we launched the Water Leadership Program with our denim factories. This program sets expectations for our factories on wastewater, water reduction, water recycling and chemical management.

Responsible Sourcing

We are also committed to responsibly sourcing and creating the products that our customers love to wear. During Fiscal 2020, we launched REAL GOOD, an offering of the most sustainable items in our collection. Real Good styles include feel-good, good for the planet materials that have been sustainably produced and/or sourced such as recycled polyester; recycled nylon; and cotton that’s recycled, organic and/or sustainably sourced through the Better Cotton Initiative. Real Good jeans and denim fabrics are made in factories that meet expectations for our Water Leadership Program. Those expectations include water reduction and management, wastewater without restricted or hazardous chemicals, and water recycling.

PRACTICES (INCLUDING ESG PROGRAM GOVERNANCE AND OVERSIGHT)

Integrity is one of our corporate values. How we do business is just as important as what we do. Our Code of Ethics can be found at https://investors.ae.com/esg/#documents. The Code includes our privacy and data security policies, as well as our policy on anti-corruption and bribery. We also have a comprehensive Vendor Code of Conduct that governs the behavior of our production, sourcing and supply chain business partners, and we routinely audit the factories with which we do business in order to ensure compliance with our expected standards of operations, human rights and quality in our products.

During Fiscal 2021, the Company formalized our ESG program governance. We formed a cross-functional ESG Steering Committee composed of business leaders from across the organization to manage the Company’s ESG strategy and programs. The ESG Steering Committee meets at least quarterly and reports to the Board and its Committees on a routine basis.

The full Board ensures that the ESG risks and opportunities are integrated into the Company’s long-term strategy. Each of the Committees has responsibility for the oversight of our ongoing corporate social responsibility activities and ESG measurement as outlined below and provides quarterly reports to the full Board.

Nominating Committee	Audit Committee	Compensation Committee

Environmental Impact	Privacy and Data Security	Human Capital Management Disclosures

Culture/IDEA	Anti-Corruption and Bribery	Executive Compensation

Human Rights	Business Ethics and Integrity	Employee Well-Being

Philanthropy/Charitable Giving	Responsible Innovation

Board Structure and Governance Issues	ESG Measurement, Controls and Reporting

Public Policy

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The Company intends to publish its first Annual ESG Report in Fiscal 2022. Management met with stockholders throughout Fiscal 2021 to discuss numerous ESG topics and inform the Company’s ESG strategy and priorities. Management also plans to refresh its materiality assessment in Fiscal 2022 with input from various stakeholder groups to ensure we are considering relevant near- and long-term ESG goals.

Related Party Transactions

Our Board has formally adopted a Related Party Transaction Policy (the “Policy”) to allow us to identify, document, and properly disclose related party transactions. The Policy applies to our directors and executive officers, as well as all associates who have authority to enter into commitments on behalf of the Company. Under the Policy, a related party transaction is any transaction to which we or any of our subsidiaries is a participant and in which a related party has a direct or indirect material interest. Examples of transactions include the purchase or sale of goods, the provision of services, the rental of property, or the licensing of intellectual property rights. Additionally, the following constitute related party transactions: (1) transactions where a related party or a member of such related party’s immediate family is a supplier of goods or services, owns or is employed by a business that supplies us; (2) the employment of a member of such related party’s immediate family by us; or (3) an applicable related party’s service on the board of directors of a business that supplies goods or services to us. Certain related party transactions must be approved in advance by the Audit Committee if they involve a significant stockholder, director, or executive officer. All other related party transactions must be disclosed in writing to, and approved in advance by, our General Counsel and our Chief Financial Officer. Each quarter, each individual covered by the Policy is required to certify that any related party transaction has been fully and accurately disclosed in our filings with the SEC.

In the ordinary course of business, we have entered into agreements with affiliates of Jay L. Schottenstein, our Executive Chairman of the Board and Chief Executive Officer. We believe that each of these agreements is on terms at least as favorable to us as could be obtained in an arm’s-length transaction with an unaffiliated third party. The material terms of these transactions are described below. In each case, the transaction was approved in advance by the Audit Committee in accordance with our Policy.

Leases

During Fiscal 2016, we entered into a store lease for an AE flagship store in Las Vegas with SG Island Plaza LLC (“SG Island Plaza”), an entity in which an affiliate of Mr. Schottenstein has a 25% interest. Pursuant to that lease, we paid rent and other expenses of approximately $3 million during Fiscal 2021. In addition to these charges, we also may incur an annual payment equal to a percentage of the applicable store’s gross sales in excess of specified thresholds. The Company did not incur any such percentage rent payments related to this lease in Fiscal 2021. In April 2022, the Company entered into an agreement with the landlord to vacate the store and cancel the lease. As part of this agreement, the Company is responsible for paying the landlord: $0.7 million in a tenant allowance for the succeeding tenant; $0.8 million in commission; and an ongoing rent guarantee (estimated at $4.5 million) for the difference between the rent which would have been payable to the landlord had the lease not been surrendered and the amount collected by the landlord from the succeeding tenant through the end of the initial lease term (September 2027).

In April 2018, we entered into a store lease for an Aerie store in Las Vegas with SG Island Plaza. Pursuant to that lease, we paid rent and other expenses of approximately $1.7 million during Fiscal 2021. In addition to these charges, we also may incur an annual payment equal to a percentage of the applicable store’s gross sales in excess of specified thresholds. The Company did not incur any such percentage rent payments related to this lease in Fiscal 2021. The lease expires in January 2029.

During Fiscal 2020, we entered into leases for three open-air lifestyle stores with wholly owned subsidiaries of Schottenstein Realty LLC, an affiliate of Mr. Schottenstein. Pursuant to the leases, we incur rent equal to 5% of the applicable store’s gross sales plus other expenses. We paid rent and other expenses of approximately $0.6 million during Fiscal 2021. These leases have terms expiring in January 2023 and January 2026 and each has a renewal option.

Agreement for Media Services

The Company has an agreement with Retail Entertainment Design, LLC (“R.E.D.”) for in-store music program services. A majority of R.E.D. is owned by Jubilee-RED LLC, which is indirectly owned by trusts for which Mr. Schottenstein serves as trustee. Mr. Schottenstein does not receive any remuneration for serving as trustee of the trusts. Payments by the Company to R.E.D. during Fiscal 2021 under the agreement totaled approximately $0.8 million.

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Ghost Retail

In Fiscal 2021, the Company entered into an agreement with Ghost Retail Inc., an ecommerce and technology platform (“Ghost Retail”), for an annual cost of $120,000 plus transaction and user fees, if applicable. Total amounts paid to Ghost Retail by the Company during Fiscal 2021 totaled approximately $120,000. An affiliate of Mr. Schottenstein has an approximately 12% interest in Ghost Retail.

Director Compensation

Mr. Schottenstein as CEO of the Company does not receive additional compensation for his serving as a director. The table below sets forth the compensation for non-employee directors during Fiscal 2021. In addition, we pay attorneys’ fees related to the preparation and filing of director stock ownership forms with the SEC. We also reimburse reasonable travel expenses to attend Board and Committee meetings and director continuing education expenses. The Compensation Committee is charged with reviewing and making recommendations to the Board regarding director compensation. In making its recommendations, the Compensation Committee considers the overall size of the Board, the significant time committed by each of our directors to the performance of their duties, as well as peer data and input from the Compensation Committee’s independent compensation consultant. In the past, the Compensation Committee has engaged FW Cook to conduct comprehensive reviews and competitive assessments of the Company’s non-employee director compensation program. The Board did not make any changes to its director compensation program during Fiscal 2021.

Fiscal 2021 Director Compensation(1)

	Fees Earned or Paid in Cash(2)	Stock Awards(3)	Total

Sujatha Chandrasekaran	$167,500	$150,000	$317,500

Steven A. Davis	$135,000	$150,000	$285,000

Deborah A. Henretta	$170,000	$150,000	$320,000

Thomas R. Ketteler (4)	$167,500	$150,000	$317,500

Cary D. McMillan	$192,500	$150,000	$342,500

Janice E. Page	$187,500	$150,000	$337,500

David M. Sable	$172,500	$150,000	$322,500

Noel J. Spiegel	$262,500	$150,000	$412,500

(1)	Fiscal 2021 refers to the 52-week period ended January 29, 2022.

(2)

Amounts represent fees earned or paid during Fiscal 2021. The table below sets forth the annual director cash fees, which are payable in installments on the first business day of each calendar quarter.

Annual Retainer	$65,000

Additional Annual Retainer for Committee Service (per Committee)	$20,000

Additional Annual Retainer for Committee Chairs

Audit Committee	$40,000

Compensation Committee	$20,000

Nominating and Corporate Governance Committee	$15,000

Additional Annual Retainer for Lead Independent Director	$50,000

The Board has a per meeting fee of $2,500 for any Board and/or Committee meetings attended by a non-employee director in excess of the planned number of meetings for the fiscal year. The additional meeting fees are payable quarterly following the end of the previous quarter. In Fiscal 2021, the Board and its Committees held 42 meetings.

(3)

Amounts include stock awards granted in Fiscal 2021 valued on the date of grant. Non-employee directors receive an automatic, fully vested stock grant of a number of shares equal in value to $37,500 based on the closing sale price per share of our stock on the first day of each calendar quarter under our 2020 Stock Award and Incentive Plan (the “2020 Plan”). Directors may defer receipt of up to 100% of the shares payable under the quarterly stock grant in the form of share units. Messrs. Davis, Ketteler, McMillan and Spiegel and Ms. Henretta elected to defer their quarterly share retainers during calendar years 2021 and 2022. The aggregate number of previously awarded deferred stock units, including accrued dividends thereon, outstanding and held by directors as of January 29, 2022 was:

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Ms. Chandrasekaran – 0	Mr. Davis – 1,481	Ms. Henretta – 29,185	Mr. McMillan – 140,039
Ms. Page – 3,279	Mr. Sable – 42,184	Mr. Spiegel – 111,089

See “Ownership of Our Shares” for information about stock ownership guidelines applicable to our Board.

(4)	Mr. Ketteler retired from the Board effective December 20, 2021.

Compensation of Executive Chairman of the Board

Jay L. Schottenstein, our Chief Executive Officer, also serves as our Executive Chairman of the Board and does not receive additional compensation for this role. Mr. Schottenstein’s Fiscal 2021 compensation is set forth under the section titled “Compensation Tables and Related Information.”

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PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed EY as our independent registered public accounting firm for the fiscal year ending January 28, 2023. Although stockholder ratification is not required by our bylaws or otherwise, the Board believes it is advisable to provide stockholders an opportunity to ratify this selection and is submitting the selection of EY to our stockholders for ratification as a matter of good corporate practice. In the event the stockholders do not ratify the appointment of EY, the Audit Committee will reconsider its appointment; however, the Audit Committee will have no obligation to select a new independent registered public accounting firm. In addition, even if the stockholders ratify the appointment of EY, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that a change is in the best interest of the Company.

Representatives of EY are expected to be present at the 2022 Annual Meeting to respond to appropriate questions and to make a statement if such representatives so desire.

The Board recommends that the stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2023.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our financial reporting process on behalf of the Board. Management has the primary responsibility for the consolidated financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements included in the Annual Report as of and for the year ended January 29, 2022 with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

The Audit Committee reviewed and discussed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles, its judgments as to the quality, not just acceptability, of our accounting principles and such other matters as are required to be discussed relating to the conduct of the audit under the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301 (Communications with Audit Committees). In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB and has discussed with the independent registered public accounting firm its independence from management and the Company, including the matters in the written disclosures required by Rule 3526 of the PCAOB, Communication with Audit Committees Concerning Independence, and considered the compatibility of nonaudit services with the firm’s independence.

The Audit Committee discussed with our internal auditors and our independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee also carried out the additional responsibilities and duties as outlined in its charter.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Annual Report on Form 10-K as of and for the year ended January 29, 2022 for filing with the Securities and Exchange Commission.

This report is not soliciting material, is not deemed to be filed with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

This report has been furnished by the Audit Committee of the Board of Directors.

Noel J. Spiegel (Chair)

Sujatha Chandrasekaran

Steven A. Davis

Deborah A. Henretta

Cary D. McMillan

Janice E. Page

David M. Sable

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INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

During Fiscal 2021, EY served as our independent registered public accounting firm and, in that capacity, rendered an unqualified opinion on our consolidated financial statements as of and for the year ended January 29, 2022.

The following table sets forth the aggregate fees billed to us by our independent registered public accounting firm in each of the last two fiscal years:

Description of Fees	Fiscal 2021	Fiscal 2020
Audit Fees	$2,281,550	$2,250,375
Audit-Related Fees	28,800	28,000
Tax Fees	518,784	476,667
All Other Fees	5,200	5,200
Total Fees	$2,834,334	$2,760,242

“Audit Fees” include fees billed for professional services rendered in connection with (1) the audit of our consolidated financial statements, including the audit of our internal control over financial reporting, and the review of our interim consolidated financial statements included in quarterly reports; (2) statutory audits of foreign subsidiaries; and (3) services that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, consents, assistance with the review of registration statements filed with the SEC and consultation regarding financial accounting and/or reporting standards. “Audit-Related Fees” include fees billed for audits of the Company’s employee benefit plan. “Tax Fees” primarily include fees billed related to federal, state, and local tax compliance and consulting. “All Other Fees” include fees billed for accounting research software.

The Audit Committee has adopted a policy that requires pre-approval of all audit services and permitted non-audit services to be performed by the independent registered public accounting firm, subject to the de minimis exceptions for non-audit services as described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate the authority to grant pre-approvals of audit and permitted non-audit services to subcommittees consisting of one or more members when it deems appropriate, provided that decisions of such subcommittee shall be presented to the full Audit Committee at its next scheduled meeting. All audit and non-audit services provided to the Company by EY during Fiscal 2021 were pre-approved by the Audit Committee in accordance with such policy.

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PROPOSAL THREE: ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Exchange Act, we are providing stockholders with an advisory vote on the overall compensation of our named executive officers. In accordance with the results of the stockholder vote at the 2017 Annual Meeting, advisory votes on the overall compensation of our named executive officers are held every year, and there will be another vote on the frequency of the Say on Pay vote at the 2023 Annual Meeting.

As discussed in the “Compensation Discussion and Analysis” section below, our executive compensation program is based on four core principles: performance, competitiveness, affordability, and transparency. We believe that our program design implements these principles and provides the framework for alignment between executive compensation, annual achievement of goals and long-term strategic growth.

We have an ongoing commitment to ensuring that our executive compensation plans are aligned with our principles and evolve as the industry and business changes. During Fiscal 2021, our Compensation Committee engaged extensively with our stockholders on a variety of topics, including focused conversations on executive compensation. Their feedback and perspectives informed our compensation plan design and practices in 2021. We are confident that our executive compensation program in 2021 motivated our teams and supported our very strong financial results.

We urge our stockholders to read the following “Compensation Discussion and Analysis” section for information on our executive compensation program.

In summary, we believe that our executive compensation program has provided and continues to provide appropriate incentives and remains responsive to our stockholders’ views. Accordingly, the following resolution will be submitted for a stockholder vote at the 2022 Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, as set forth in the Proxy Statement for the 2022 Annual Meeting.”

As an advisory vote, your vote will not be binding on the Company or the Board. However, our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the compensation paid to our named executive officers (“NEOs”), we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board recommends that the stockholders vote “FOR” the

approval of the compensation of our named executive officers as set forth in this

Proxy Statement for the Annual Meeting.

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COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our compensation philosophy, objectives, policies, and practices with respect to our NEOs for Fiscal 2021. The following officers comprise our Fiscal 2021 NEOs:

• Jay L. Schottenstein, our Chief Executive Officer (the “CEO”);

• Michael A. Mathias, our Executive Vice President, Chief Financial Officer (the “CFO”);

• Jennifer M. Foyle, our President, Executive Creative Director, AE and Aerie (the “President”);

• Michael R. Rempell, our Executive Vice President, Chief Operations Officer (the “COO”); and

• Andrew J. McLean, our Executive Vice President, Chief Commercial Officer (the “CCO”).

This CD&A is organized as follows:

EXECUTIVE SUMMARY

2021 Performance Highlights

In Fiscal 2021, we executed on our “Real Power. Real Growth.” value creation plan and delivered strong results despite continued complex macroeconomic challenges. We posted exceptional growth in profitability and achieved record revenue of over $5 billion. Compelling merchandise assortments, creative marketing, and focused execution on our operational initiatives led to our best operating margin since Fiscal 2012. Across both of our brands:

•

Aerie continued to deliver amazing growth, with revenue rising 39% and adjusted profits up 89%.(1) The fourth quarter of the year marked Aerie’s 29th consecutive quarter of double-digit revenue growth.

•

AE achieved strength across both revenue and operating profit, as consumers returned to stores and our product initiatives reignited profitability. AE saw revenue rise 30% to $3.6 billion with a 22.4% adjusted operating margin.(1)

Structural improvements across the business, including inventory and real estate optimization and a meaningful transformation of our supply chain, have also profoundly contributed to higher profitability. We ended the year in strong financial condition with $435 million in cash and approximately $0.8 billion in total liquidity even after the acquisition of supply chain companies and technology that will be the foundation of our supply chain platform going forward.

(1)	See Appendix A of this Proxy Statement for additional detail on adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

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COMPENSATION DISCUSSION AND ANALYSIS

Key Operating Highlights:

•

Record revenue for AEO. During Fiscal 2021, total net revenue grew by $1.3 billion or 33% year-over-year to exceed $5.0 billion for the first time in our history. Compared to the pre-pandemic Fiscal 2019 base, total net revenue increased 16%. Driven by strong customer growth, higher demand and increased full-priced selling, we saw growth across both our brands with Aerie rising 39% and AE up 30% from Fiscal 2020. Compared to Fiscal 2019, Aerie revenue increased 72% and AE revenue increased 2%. We also saw growth across channels, with store revenue increasing 53% and digital revenue increasing 7%. Compared to Fiscal 2019, store revenue increased 3% and digital revenue increased 46%. The digital channel represented 36% of our total revenue in the year, compared to 29% in Fiscal 2019.

•

Strong operating profit growth and margin expansion. During Fiscal 2021, profitability and margins saw robust improvement driven by inventory and real-estate optimization at AE and strong growth at Aerie. Compared to pre-pandemic Fiscal 2019 levels, adjusted operating income(1) of $603 million almost doubled and reached our highest level since Fiscal 2007. The adjusted operating margin(1) of 12% expanded 470 basis points.

(1)	See Appendix A of this Proxy Statement for additional detail on adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

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COMPENSATION DISCUSSION AND ANALYSIS

•

Aerie Brand Growth. During Fiscal 2021, Aerie revenue rose 39% year-over-year, to $1.4 billion with the fourth quarter of Fiscal 2021 marking the 29th consecutive quarter of double-digit growth for the brand. Demand was robust across categories and channels driven by new customer acquisition, customer retention and healthy sales metrics. Aerie’s launch into activewear with OFFLINE by Aerie in Fiscal 2020 showed building momentum. During Fiscal 2021, Aerie reached an inflection point in its growth story with incremental revenue dollars seeing significant profit flow-through. Adjusted operating profit(1) of $214M almost doubled versus Fiscal 2020, and more than tripled compared to pre-pandemic Fiscal 2019 levels.

•

Profit growth at AE. During Fiscal 2021, AE revenue and profitability saw significant expansion. Revenue rose 30% year-over-year and adjusted operating income(1) was $796 million reflecting an adjusted operating margin(1) of 22.4%. This improvement was driven by the Company’s renewed focus on inventory and real-estate optimization, a continued recovery in store traffic and a healthy demand environment. Compared to pre-pandemic Fiscal 2019 levels, revenue grew 2%, adjusted operating profit(1) rose over 50% and the adjusted operating margin(1) expanded 730 basis points, including an approximately 30% reduction in SKU and choice counts and with approximately 70 fewer stores.

•

Strong balance sheet and operating cash flow fueled cash returns to stockholders and strategic investments. During Fiscal 2021, AEO saw a healthy recovery in cash generation with operating cash flow ending the year up 50% from Fiscal 2020 to $304 million, providing significant flexibility to return cash to stockholders as well as pursue strategic investments. Following strong first quarter Fiscal 2021 results, the Company announced a 31% increase in its annual dividend to $0.72 per share, up from $0.55 per share previously. During the year, the Company also opened 74 new Aerie/Offline stores and made two strategic supply chain acquisitions in AirTerra and Quiet Logistics, locking in structural benefits to AEO’s profit structure realized over the last two years and creating a new platform with significant long-term growth and profit potential for the Company. After these investments, we ended the year with $435 million in cash and approximately $0.8 billion in total liquidity.

(1)	See Appendix A of this Proxy Statement for additional detail on adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

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COMPENSATION DISCUSSION AND ANALYSIS

Our Look Forward

Continued Execution on Our “Real Power. Real Growth.” Strategy. AEO aims to use the power of its talented associates, strong brands and customer-focused operational capabilities to grow sustainably and deliver value to all of our stakeholders. We will aggressively pursue growth opportunities for Aerie through product innovation and marketing activations, with plans of expanding deeper into key markets and adding to our rapidly growing customer base. Having successfully driven significant and structural improvement in profitability at AE, the brand will now pursue a dual agenda of growth, including in international markets, and maintaining healthy profit flow-through. And finally, we expect to lean on the investments in our supply chain platform to continue to improve our overall efficiencies and reduce digital shipping expenses, while at the same time creating a valuable business opportunity.

The updated pillars of “Real Power. Real Growth.” include the following goals:

•	Fuel Aerie’s growth to $2+ billion in revenue;

•	Drive sustained profitable growth at AE;

•	Leverage customer-focused capabilities;

•	Strengthen ROI discipline; and

•	Embrace the power of our people, culture and purpose.

Fiscal 2020 Say on Pay

Historically, we have received strong support on our Say on Pay proposals, which we have taken as an endorsement of our executive compensation programs. Against the backdrop of the challenges posed by the COVID-19 pandemic and the resultant temporary changes to our executive compensation program during Fiscal 2020, a higher level of stakeholders did not support our Say on Pay proposal at last year’s annual meeting. Although our Fiscal 2020 Say on Pay proposal received majority support, it was significantly below prior years’ Say on Pay results.

Say on Pay Proposal	Stockholders’ Support Level
Fiscal 2020 Executive Compensation	56%
Fiscal 2019 Executive Compensation	98%
Fiscal 2018 Executive Compensation	98%
Fiscal 2017 Executive Compensation	97%

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COMPENSATION DISCUSSION AND ANALYSIS

Accordingly, we engaged with a significant number of our stockholders after the 2021 Annual Meeting of Stockholders to seek their feedback on our Fiscal 2020 executive compensation and better understand any concerns. The feedback we received made it clear that stockholders who voted against Say on Pay did so in response to specific pandemic-related incentive compensation decisions made in Fiscal 2020. Our engagement effort did yield helpful feedback regarding plan design preferences and confirmation of changes already implemented for Fiscal 2021. Those specific changes, which further align the interests of our executives with our stockholders, included the following:

What We Heard	What We Did and Our Reasoning
1. Executive pay should be at-risk and performance-based.

Increased equity at risk in long-term incentive awards.

•  Our executive compensation program is highly performance focused. Compensation opportunities are largely subject to the achievement of performance goals and changes in stockholder value. For Fiscal 2021, our Compensation Committee took steps to make the alignment between pay and performance even stronger.

•  Fiscal 2021 long-term incentive awards were delivered with a different composition than prior awards, as follows:

	Equity Vehicle	Weighting	Rationale
	Performance share units (PSUs)	50%	PSUs will vest and pay out, if at all, based on total relative stockholder return (TSR) at the end of a three-year performance period
	Stock options	30%	Stock options vest ratably over three years from the date of grant, and tie executives’ realization of the underlying value to appreciation in the Company’s stock price
	Time-based restricted stock units (RSUs)	20%	Time-based RSUs vest ratably over three years from the date of grant [and act as an important retentive component of overall executive compensation]

•  This revised long-term compensation mix served to increase the amount of stock options granted while decreasing RSUs, thus driving an increased connection to the delivery of stockholder value and executive compensation

2. Decrease qualitative metrics in favor of clear quantitative goals.

For Fiscal 2021 executive compensation, we significantly reduced the qualitative metrics that composed a portion of our annual incentive bonus (AIC) program. For Fiscal 2022 executive compensation, qualitative metrics have been entirely eliminated from our AIC program.

•  The Compensation Committee reduced qualitative metrics in our AIC program from 50% in Fiscal 2020 to 25% for Fiscal 2021. For Fiscal 2022, the Compensation Committee eliminated qualitative metrics from our AIC program.

•  Our Fiscal 2021 AIC measured on 75% quantitative results (based on EBIT) and 25% qualitative results (based on execution of the specific initiatives in our 2021 strategic pillars). This percentage of quantitative and qualitative measures evolved from 2020, in which the qualitative measures were weighted 50% (compared with 50% quantitative EBIT goals) due to the difficulty of setting financial targets during the pandemic and the need to focus on innovative operational goals and cash preservation.

•  The feedback that we received with respect to Fiscal 2020 compensation led to a determination to more heavily weight the quantitative EBIT results. Ultimately, we believe that the structure of our AIC program supported our impressive Fiscal 2021 financial results, which included an EBIT result that almost doubled that achieved in Fiscal 2019 prior to the pandemic.

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COMPENSATION DISCUSSION AND ANALYSIS

What We Heard	What We Did and Our Reasoning
3. Discretionary, recognition and/or retentive awards should be used sparingly.

No discretionary, recognition, or retentive awards were made to executives in Fiscal 2021.

•  The retention award process was especially critical in Fiscal 2020, given the significant long-term challenges facing the business and the importance of keeping a high-performing leadership team in place through such unprecedented times.

•  Our executive officers received their base salary, an AIC payout earned on the results of our near-term priorities and EBIT (capped at 200% of target), and a long term incentive award.

•  Unlike Fiscal 2020, no recognition payments or other discretionary sums were awarded during Fiscal 2021.

Please see below under “Response to 2021 Advisory Vote on Executive Compensation and Stockholder Engagement.”

Fiscal 2021 Overview, Compensation Program Objectives and Philosophy

The strong financial results achieved in Fiscal 2021 were a direct result of the experience, capability, and innovation of our talented leadership team, supported by our most important asset–our people. The collaboration and agility demonstrated by our teams delivered industry-leading performance, including record revenue of over $5 billion and our best operating margin since Fiscal 2008. Aerie continued to deliver consistent strong growth, with revenue rising 39% and adjusted profits up 89%. AE also achieved impressive growth, seeing revenue rise 30% to $3.6 billion.

The overall philosophy of our executive compensation program is to attract and retain highly skilled, performance-oriented executives who live our brand and embody its spirit of authenticity and innovation. Our goal is to incentivize our executives to achieve outstanding results for all stakeholders within the framework of a principles-based compensation program.

We focus on the following core principles in structuring an effective compensation program that meets this stated philosophy:

Performance

•  We align executive compensation with the achievement of qualitative and quantitative goals that we expect to drive increases in stockholder value.

•  Our program focuses on “at-risk” compensation, with remuneration that creates a meaningful retention aspect as well as an incentive to achieve challenging performance objectives.

•  NEOs receive a substantial long-term incentive component, which aligns their interests with those of our stockholders and serves to retain executive talent through a multi-year vesting schedule.

•  Our long-term incentive design varies actual compensation above or below the targeted compensation opportunity based on the degree to which performance goals and changes in stockholder value are attained over time.

Competitiveness

•  Executive compensation is structured to be competitive relative to a group of retail peers, taking into consideration company size relative to peers and recognizing our highly competitive industry as well as our emphasis on performance-based compensation.

•  Target total compensation for individual NEOs varies based on a variety of factors, including the executive’s skill set and experience, historic performance, expected future contributions, and the importance of each position to our success.

Affordability

•  Our compensation program is designed to limit fixed compensation expense and tie realized compensation costs to the degree to which budgeted financial objectives are attained.

•  We structure our incentive plans to maximize efficiency by striving to make performance-based payments aligned with expense.

Transparency	• We focus on simple, straightforward compensation programs that our associates and stockholders can easily understand.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Program Highlights

Our compensation program design provides a framework for aligning executive compensation and our long-term Company objectives and financial performance. We continually review leading practices in corporate governance and executive compensation. As appropriate, we consider changes to our program to embrace best practices, remain competitive in our industry, and reinforce the pay-for-performance alignment.

The following table highlights the Company’s practices relating to our executive compensation program.

American Eagle Outfitters’ Executive Compensation Checklist

✓ A Compensation Committee composed entirely of independent directors oversees the Company’s executive compensation policies and decisions

✓ The Compensation Committee utilizes an independent compensation consulting firm, FW Cook, which does not provide any other services to the Company

✓ We maintain robust executive stock ownership guidelines (six times base salary for our CEO, and three times base salary for our other NEOs)

✓ We pay for performance. The majority of our NEOs’ total compensation opportunities are “at-risk”

✓ Our long-term incentive plan does not allow for the payment of dividends or dividend equivalents on unearned PSU awards or unvested RSU awards

✓ We do not maintain (i) employment contracts of defined length with our NEOs, or (ii) multi-year guarantees for base salary increases, bonuses, or long-term incentives

✓ We have a robust clawback policy with respect to both cash and equity incentive awards

✓ We maintain a stringent anti-hedging and anti-pledging policy, applicable to all employees and non-employee directors

✓ We do not provide tax gross-ups on change-in-control benefits

✓ We have double-trigger cash severance and long-term incentive vesting in the event of a change in control

✓     We discourage excessive risk-taking by having our Compensation Committee closely monitor the risks associated with our executive compensation program and individual executive compensation decisions to determine that they do not encourage excessive risk-taking

OUR EXECUTIVE COMPENSATION PROGRAM

Fiscal 2021 Goal Setting Process

Goal Setting:

We remain committed to setting incentive goals that are aligned with delivering strong financial performance and returns to our stockholders while also enabling the successful execution of our strategy. This includes building a solid foundation for long-term growth while consistently delivering near-term results. In Fiscal 2021, we unveiled our “Real Power. Real Growth.” value creation plan along with Fiscal 2023 financial targets of $5.5 billion in revenue, $550 million in operating income and 10% operating margin, which we surpassed two years ahead of schedule in that same year.

Our Fiscal 2021 annual incentive plan goal setting process was informed by the objectives and timing laid out in our “Real Power. Real Growth.” value creation plan. In the first quarter of Fiscal 2021, the Compensation Committee set the EBIT goal for the AIC plan to align with the financial goals that we publicly announced in January 2021 as part of our “Real Power. Real Growth.” value creation plan.

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COMPENSATION DISCUSSION AND ANALYSIS

Role of Our Compensation Committee:

The Board has delegated authority to the Compensation Committee to develop and approve the overall compensation program for our NEOs, including the authority to establish and award annual base salaries, annual incentive bonuses, and long-term incentive awards pursuant to our stockholder-approved incentive plan. Furthermore, the Compensation Committee reviews and approves changes to our compensation peer group, as appropriate. In making its decisions, the Compensation Committee takes into consideration a variety of factors, including suggestions made by the CEO, compensation consultants, and the Company’s external advisory firms. The Compensation Committee acts in accordance with its charter, which can be found on our Investors website at investors.ae.com.

Role of Executive Officers in Compensation Decisions:

Our CEO annually reviews the performance of each NEO and makes recommendations to the Compensation Committee with respect to each element of executive compensation for the NEOs, excluding himself. The CEO considers Company, brand, and individual performance and market positioning in his recommendations to the Compensation Committee with regard to total compensation for all NEOs. The Compensation Committee makes the final determination of individual compensation levels and awards, taking into consideration the CEO’s recommendations. CEO compensation is determined with input from the compensation consultant, FW Cook, informed by market benchmarking, and ultimately approved by the Compensation Committee.

Role of Compensation Consultants:

The Compensation Committee has the authority under its charter to retain outside consultants or advisors for assistance. In accordance with this authority, during Fiscal 2021 the Compensation Committee continued to retain the services of FW Cook as its outside independent compensation consultant to advise on matters related to CEO and other executive compensation. The services provided by FW Cook are subject to a written agreement with the Compensation Committee. The Compensation Committee has sole authority to terminate the relationship. The Compensation Committee reviewed its relationship with FW Cook and determined that there are no conflicts of interest pursuant to applicable SEC and NYSE requirements. FW Cook does not provide any other services to the Company. The Compensation Committee may engage other consultants as needed in order to provide analyses, recommendations, or other market data. Under the direction of the Compensation Committee, FW Cook interacts with members of the senior management team to provide insights into market practices and ensure that management is aware of emerging best practices and market trends. In Fiscal 2021, representatives from FW Cook contributed to this CD&A and assisted with various matters related to executive compensation.

Response to 2021 Advisory Vote on Executive Compensation and Stockholder Engagement:

At our 2021 Annual Meeting of Stockholders, approximately 56% of shares present and voting supported, on an advisory basis, the compensation of our NEOs in Fiscal 2020. This vote fell far short of our expectations and was well below the high levels of support our stockholders have typically expressed for our executive compensation programs. For example, at our 2020 Annual Meeting of Stockholders, approximately 98% of shares present and voting supported NEO compensation.

We took the 2021 Say on Pay vote results as an opportunity to engage extensively with stockholders throughout the year. The engagement included executives as well as the Chair of the Compensation Committee. We spoke to stockholders who voted both for and against Say on Pay. The feedback we received made it clear that stockholders who voted against Say on Pay in Fiscal 2020 did so in response to specific pandemic-related incentive compensation decisions made in Fiscal 2020. During these conversations, we gained valuable insight into investors’ perspectives on our executive compensation program in Fiscal 2020 as well as our corporate governance and sustainability practices.

In terms of executive compensation, investors generally did not support the granting of recognition bonuses in Fiscal 2020 along with the bonus plan design that focused equally on quantitative and qualitative results. As a result, in part of stockholder outreach, we are pleased to report that no recognition bonus payments or awards were granted to NEOs in Fiscal 2021. In addition, we modified our bonus plan design to structure a heavier weighting on quantitative goals at 75% and less weighting on qualitative goals at 25%. We are confident that these responsive changes supported an even stronger alignment between pay and performance, drove very strong financial results in Fiscal 2021, and will be positively received by stockholders.

Outside of the specific engagement on Fiscal 2020 executive compensation, we invite stockholders to meet with senior management on a regular basis. In Fiscal 2021, the Company continued to have extensive engagement with our stockholders and met with 40% of our top 100 stockholders, who collectively own 50% of the total shares outstanding. Throughout the year our CEO and senior management held numerous meetings with investors and participated in several virtual investor conferences,

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COMPENSATION DISCUSSION AND ANALYSIS

during which they met with current and prospective stockholders. These meetings were generally focused on Company performance as well as long-term strategic initiatives aimed at driving growth and stockholder returns. At the ICR Conference in January 2021, we unveiled new targets for our “Real Power. Real Growth.” value creation plan to our stockholders. The content of these meetings and discussions were reported to the Board, and management and the Board discussed comments and business insights provided by these stockholders. We expect to continue such discussions prior to the 2022 Annual Meeting and, as a matter of policy and practice, foster and encourage engagement with our stockholders on an ongoing basis.

Compensation Benchmarking

In determining NEO compensation, the Compensation Committee reviews and takes into account the compensation practices of comparable companies. The Compensation Committee considers three key factors in choosing the companies that compose our peer group:

•	Talent – Companies with which we compete for executive-level talent;

•	Size – Companies with comparable revenue; and

•	Comparability – Companies within the retail industry with which we compete for customers and investors.

Other selection criteria include e-commerce omni-channel retailing and a review of those companies listed as our peers by proxy advisory firms. We evaluate our peer group on an annual basis and propose changes when appropriate. For Fiscal 2021, our peer group consisted of 20 companies. We approximate the median of the peer group based on revenue, with our market capitalization, within the second quartile of the peer group’s range. Peer group data also is supplemented as needed with additional data from various retail and general industry market surveys, as adjusted to reflect our revenue scope. Victoria’s Secret & Co., which separated from L Brands, Inc. in 2021, will be included in the peer group for 2022. After the separation, L Brands, Inc. was renamed Bath & Body Works, Inc., which will also be included in the peer group for 2022.

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COMPENSATION DISCUSSION AND ANALYSIS

How We Pay Our Executives and Why: Elements of Annual Compensation

Our executive annual compensation program includes fixed components (base salary, benefits, and limited executive perquisites) and variable components (annual incentive bonus and long-term incentive awards), with the heaviest weight generally placed on the variable, or “at-risk,” components. For Fiscal 2021, a significant majority of our NEOs’ target annual direct compensation, which includes base salary, target annual incentive bonus, and a long-term incentive award, was weighted toward at-risk compensation, as shown by the charts below.

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COMPENSATION DISCUSSION AND ANALYSIS

Standard Elements of Compensation:

The compensation for our NEOs is (i) balanced to provide a mix of cash and long-term incentive awards and (ii) focused on both annual and long-term performance to ensure that executives are held accountable and rewarded for achievement of both annual and long-term financial and strategic objectives.

Element of Compensation	Form and Objective	Fiscal 2021 Information	Alignment to Strategic Plan

Base Salary

•  Delivered in cash.

•  Provides a baseline compensation level that delivers cash income to each NEO and reflects his or her job responsibilities, experience, skill set, and contribution to the Company.

		• Base salary increases were delivered to the NEOs for 2021 to recognize their significant contributions, expertise, and the very competitive talent market.	• Base salaries set at competitive market levels that enable us to attract and retain qualified, high-caliber executive officers to lead and implement our strategy.

Annual Incentive Bonus	• Delivered in cash. • Provides an opportunity for additional income to NEOs if pre-established performance goals are attained, which focuses our NEOs on key annual objectives.

•  For Fiscal 2021, the incentive bonus was based 75% upon the Company achieving quantitative annual EBIT goals at pre-determined threshold, target and stretch performance levels and 25% upon the achievement of qualitative business goals based on stated objectives at threshold, target and stretch performance levels.

•  The combined delivery of both quantitative and qualitative elements generated a payout of 200% of the target annual incentive bonus for all eligible associates and executives, including the NEOs, for Fiscal 2021.

•  The Fiscal 2021 AIC payout was capped at 200% of the target amount despite an EBIT result that was 54% above our stretch incentive goal.

•  Annually, the Compensation Committee establishes performance metrics and goals that align with our strategic plan.

•  The 2021 annual incentive bonus structure represents a focus on both quantitative financial goals at 75% but also acknowledges the importance of strategic objectives via the qualitative goals at 25%.

Annual Long-Term Incentive Awards

•  Delivered in PSUs, RSUs, and stock options.

•  Aligns our NEOs’ financial interests closely with those of our stockholders.

•  Links compensation to the achievement of multi-year financial or relative TSR goals.

•  PSUs represented 50% of the annual target grant values for Fiscal 2021 equity awards and vest between threshold and stretch level only to the extent that the pre-established, three-year performance goals are met. If performance falls below the threshold, the award is forfeited in full.

•  In 2021, stock options represent 30% of the annual equity grant target value, vest ratably over three years from the grant date and provide compensation only to the extent that our share price appreciates.

•  RSUs represented only 20% of the annual equity grant target value for Fiscal 2021 equity awards. These RSUs vest ratably over three years from the grant date based on continued service.

•  Aligns NEO compensation with our longer-term performance objectives and changes in stockholder value over time.

•  In 2021, the long-term incentive award mix was modified to be even more performance based with an equity blend of 50% PSUs, 30% stock options, and 20% RSUs.

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COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2021 Compensation

The following provides additional details regarding our compensation components and related decisions for Fiscal 2021. Our executive compensation program places a considerable amount of compensation “at risk” to cultivate a pay-for-performance environment.

Base Salary

Base salaries, on average, represent approximately 20% of each NEO’s target total direct compensation. The Compensation Committee reviews NEOs’ base salaries annually after considering the following factors:

•	The scope and responsibility of the NEO’s position;

•	The achievement of strategic and operational business goals;

•	The climate in the retail industry, general economic conditions, and other factors;

•	Each NEO’s experience, knowledge, skills, and personal contributions;

•	The level of overall compensation paid by competitors for similar positions in the retail industry;

•	Necessary adjustments to right-size compensation elements to market levels; and

•	The appropriate balancing of base salary against “at risk” compensation.

Base salary increases, where applicable, typically are effective in the first quarter of the new fiscal year. For Fiscal 2021, our NEOs received the following increases to base salary, based on our competitive review of market information and merit, as outlined below.

Executive Officer	Fiscal 2020 Base Salary	Fiscal 2021 Base Salary	Context
Mr. Schottenstein: CEO	$1,500,000	$1,750,000

•  Prior to Fiscal 2021, Mr. Schottenstein had not received a base salary increase since Fiscal 2015.

•  Mr. Schottenstein’s extensive experience has been instrumental as AEO has successfully managed through unprecedented times. His leadership was key to shaping the “Real Power. Real Growth.” value creation plan unveiled in early 2021.

•  Our new strategic direction drove our success in Fiscal 2021 as we achieved record revenue and our strongest profit result in over a decade.

•  Under Mr. Schottenstein’s leadership, AEO delivered on the plan and the company exceeded its Fiscal 2023 financial targets two years ahead of schedule.

Mr. Mathias: CFO	$600,000	$725,000

•  Mr. Mathias’s base salary was increased primarily to align his compensation competitively to market levels.

•  Since assuming the role of Chief Financial Officer in April 2020, his contributions to our financial success have been significant, including inventory and real estate optimization initiatives, which led to meaningful expansion of operating margins.

•  Mr. Mathias also strengthened our financial discipline and cash management. Under his financial leadership, AEO exceeded our previously announced Fiscal 2023 operating profit goal in 2021 alone, delivering over $600 million in adjusted operating profit. Strong cash generation also fueled a 31% increase in our annual dividend.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Officer	Fiscal 2020 Base Salary	Fiscal 2021 Base Salary	Context
Ms. Foyle: President	$1,000,000	$1,300,000

•  Ms. Foyle’s base salary increase is a result of her incredible contributions to our powerful brand portfolio. Aerie’s revenue rose 39% in 2021 and the brand has enjoyed 29 consecutive quarters of double-digit revenue growth alongside significant profit and margin expansion.

•  Ms. Foyle also took on additional responsibilities in leading the American Eagle brand in late 2020. Under her leadership, the brand drove improvements to merchandise, marketing and inventory management, which led to an over $550 million increase in adjusted operating profit.

Mr. Rempell: COO	$835,000	$950,000

•  Mr. Rempell’s base salary increase recognizes his significant accomplishments in enhancing AEO’s Supply Chain and Technology divisions to deliver material improvements to our operating model.

•  With the completion of two acquisitions, and by leveraging our strong existing capabilities, we have been able to drive down delivery expenses in an inflationary environment and leverage on delivery costs as a percentage of online sales. Under Mr. Rempell’s leadership, our digital business saw continued growth in Fiscal 2021 and strong profitability on top of significant growth in Fiscal 2020.

Mr. McLean: CCO	$835,000	$950,000

•  Mr. McLean has provided continued strong leadership across AEO’s robust and highly profitable store fleet.

•  Under his leadership our stores implemented industry-leading safety protocols, which led to exceptionally strong reopening performance with store revenue rising 53% compared to Fiscal 2020 and 3% compared to Fiscal 2019.

•  Mr. McLean’s innovative spirit has made AEO a leader in adopting new technologies to enhance the shopping experience, including the launch of AEO Live, a live selling capability. His expertise has also driven the successful expansion of our international business.

Fiscal 2021 Annual Incentive Bonus

Our NEOs are eligible for annual cash incentive awards, the achievement of which is based upon the Company meeting pre-established performance goals. For 2021, 75% of the AIC plan was based upon the achievement of annual EBIT goals and 25% was based on the achievement of delivery against the strategic priorities. The Compensation Committee believes that setting these goals focuses the executive team on key annual objectives.

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COMPENSATION DISCUSSION AND ANALYSIS

    Setting of Fiscal 2021 Performance Goals

Based upon pre-established goals and achievement of the same, actual annual incentive bonus payments for Fiscal 2021 were calculable as follows, with straight-line interpolation between points for the quantitative EBIT goal:

    Quantitative Goals

As in prior years, EBIT was chosen as the quantitative financial measure for the AIC as it reflects both sales growth and expense management initiatives. EBIT represents earnings before interest expense and income taxes. The Compensation Committee also believes that the selection of EBIT as a performance measure directly links the Company’s long-term growth with stockholder value.

Quantitative Bonus Opportunity

As discussed above, EBIT was chosen as the quantitative financial measure as it reflects both sales performance and expense management initiatives, is controllable by the NEOs, and directly links the Company’s long-term growth with stockholder value. The Compensation Committee established the following EBIT performance goals, with threshold, target, and stretch goals linked to payouts of 19%, 75%, and 150% of target bonus amounts, respectively. The goals were designed to be challenging in context of the need to preserve cash and generate EBIT. Achievement of these EBIT levels required both sales and margin improvement from trends at the time the goals were set, as well as expense reduction.

    Qualitative Goals

During Fiscal 2021, management was focused on our “Real Power. Real Growth.” goals, which were anchored to the “Power of People, Power of Brands and Power of Operations,” all with priority initiatives supporting their delivery. These three Pillars represented the qualitative portion of the Fiscal 2021 AIC program:

POWER OF PEOPLE

•   Ensure the health and well-being of our associates, customers and communities.

•   Shape the future of work to maximize productivity and engagement, focusing on innovation, agility, and enhancing the associate experience through effective collaboration and communication.

•   Empower our people to achieve outstanding results through career development, compelling benefits, fair compensation, and recruitment/retention of top talent.

•   Focus on REAL purpose: lead with optimism, promote inclusion and diversity, give back and advance sustainability efforts.

POWER OF BRANDS

•   Fuel Aerie’s industry leading momentum: build categories, enter new markets, invest in OFFLINE and establish real customer connections.

•   Build on our leading AE jeans with more outfitting, strengthen the AE brand platform and fuel marketing campaigns to retain and gain customers.

•   Achieve the right mix of categories, inventory levels and promotions, while ensuring great product quality to gain pricing power.

•   Leverage AEO’s strengths and “Real Power. Real Growth.” to bolster corporate reputation, expanding our stakeholder community.

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COMPENSATION DISCUSSION AND ANALYSIS

POWER OF OPERATIONS

•   Transform our supply chain to create best-in-industry capabilities, driving inventory, and cost efficiencies, flexibility, and speed.

•   Create customer excitement through innovation, our loyalty program, new technologies and data, both in-store and online, to provide the best shopping experience in retail.

•   Balance investments in our store fleet and digital channels to maximize opportunities across North America, while investing in disciplined international expansion.

•   Grow AEO with a focus on ROI: invest wisely, incubate emerging concepts and effectively manage to the macro environment.

    Setting Target Bonus Opportunities

Early in the year, the Compensation Committee establishes each NEO’s annual incentive bonus opportunity as a percentage of the NEO’s base salary. For 2021, there were no increases to target bonus opportunities for any of the NEOs.

Target bonus award opportunities typically constitute over 18% of each NEO’s target compensation for the year. During Fiscal 2021, the target bonus award opportunities for the NEOs were set as follows:

Executive Officer	Target (as a Percentage of Base Salary)
CEO	175%
CFO	65%
President	140%
COO	90%
CCO	90%

Fiscal 2021 EBIT Performance Goals(1)
Threshold	Target	Stretch

$320 million	$360 million	$400 million

(1)	Performance between levels interpolated.

Our annual EBIT performance of $617 million for Fiscal 2021 far exceeded our expectations and exceeded stretch-level goal by over 50%.

Qualitative Bonus Opportunity

The Company tracked progress against its strategic priorities throughout Fiscal 2021, and management shared all of the specific business and operational achievements from Fiscal 2021 with the Compensation Committee so that they could evaluate what level of payout was achieved. The Compensation Committee assessed the nature of the initiatives, the complexity involved, the speed with which they were realized, the innovation applied, and ultimately the quality and business impact of each of the primary goals described below under “Fiscal 2021 Annual Incentive Payout” when making the determination that a stretch level of payout was earned. Mr. Schottenstein did not participate in any discussions relating to the achievement of goals relating to his performance or bonus payout.

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COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2021 Annual Incentive Payout

Quantitative Portion of Fiscal 2021 Annual Incentive Bonus

Annual EBIT Performance

Qualitative Portion of Fiscal 2021 Annual Incentive Bonus

Achievement of Business Strategies – 25% Weight

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COMPENSATION DISCUSSION AND ANALYSIS

Based on the above performance results, the NEOs received the below 2021 annual incentive payouts.

Executive Officer	2021 Target Annual Incentive Awards	2021 Actual Annual Incentive Award Payouts
CEO	$2,944,711	$5,889,423
CFO	$449,375	$898,750
President	$1,706,923	$3,413,846
COO	$827,135	$1,654,269
CCO	$827,135	$1,654,269

Fiscal 2021 Long-Term Incentive Awards

    Overview and Mix of Awards

We utilize a combination of “at-risk” and time- and performance-based long-term incentive awards, which are granted on an annual basis, to focus management on long-term corporate performance and sustainable earnings growth. Long-term incentive awards generally constitute the majority of an NEO’s target compensation.

In Fiscal 2021, the Compensation Committee modified the equity blend of our long-term incentive awards, as follows:

•	PSUs represented 50% (at target) of total long-term equity awards;

•	Stock options represent 30% of total long-term equity awards; and

•	RSUs represented 20% of total long-term equity awards.

    Fiscal 2021 Long-Term Incentive Award Grants

The Compensation Committee established the following Fiscal 2021 target regular cycle long-term incentive opportunities for each NEO based on his or her overall responsibilities, contributions to the business, and market position. With respect to Mr. Schottenstein, the Compensation Committee determined his long term incentive award grant value within the context of his expertise, sizeable contributions to the success of the business, and overall compensation position relative to peers. The following table summarizes Fiscal 2021 long-term incentive award grants; actual amounts earned for the PSUs, if any, will depend on the Company’s financial results spanning Fiscal 2021 through Fiscal 2023.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Officer	2021 Target Long-Term Incentive: PSU Awards	2021 Long-Term Incentive: RSU Awards	2021 Long-Term Incentive: Stock Option Awards	2021 Target Total Long-Term Incentive Award
CEO	$3,500,000	$1,400,000	$2,100,000	$7,000,000
CFO	$641,875	$256,750	$385,125	$1,283,750
President	$2,000,000	$800,000	$1,200,000	$4,000,000
COO	$1,416,875	$566,750	$850,125	$2,833,750
CCO	$816,875	$326,750	$490,125	$1,633,750

PSUs

The grant of PSUs supports the Compensation Committee’s desire to create a stronger and more visible link between executive pay and Company performance and further aligns our executives’ interests with those of our stockholders. PSUs represent 50% of the value of the NEOs’ annual long-term incentive award. We determine the number of target PSUs based on the overall dollar grant value of the award divided by the estimated fair value of our common stock utilizing a Monte Carlo simulation on the date of the grant. Dividend equivalents on the PSUs are reinvested in additional units and paid out only to the extent that the associated PSUs vest.

Annual PSU grants cliff vest, if at all, at the end of a three-year performance period upon achievement of pre-established goals. For Fiscal 2021, the Compensation Committee selected relative TSR, measured against the S&P 1500 Specialty Retail Index, over a three-year performance period as the performance metric for PSUs. The selection of a relative performance metric ensures that the recipients will be measured against industry performance and provides for an additional diversity of metrics among the annual incentive bonus and long-term incentive awards.

Vesting of the PSUs ranges from 0% of the target amount for below threshold performance, 50% of the target amount at threshold performance, 100% of the target amount at target performance, and 150% of the target amount if we achieve stretch goals. Threshold performance is attained at the 25th percentile of the peer group, target is attained at the 50th percentile and stretch is attained at the 75th percentile or higher. If threshold performance is met or exceeded, performance and award payouts will be determined through interpolation. If the Company’s absolute TSR is negative over the three-year period, vesting is capped at target (100%), regardless of performance relative to the peer index.

Stock Options

The grant of stock options supports the Compensation Committee’s philosophy that stock price appreciation should be a significant determinant of the economic return received by our executives from equity compensation. Stock options represent 30% of the value of an NEO’s annual long-term incentive award. We determine the number of stock options for each grant based on the overall dollar grant value of the award divided by the estimated fair value of our common stock, utilizing the Black Scholes option pricing model on the grant date.

Annual stock option grants have an exercise price per share equal to the fair market value of a share of stock on the grant date and vest ratably over three years from the grant date, assuming continued employment, and provide compensation to NEOs only to the extent that our share price appreciates from grant date to exercise date.

RSUs

RSUs are subject to time-based vesting and provide a retention incentive for our NEOs and an incentive to increase stockholder value. RSUs represent only 20% of the value of NEOs’ annual long-term incentive award. We determine the number of RSUs in each grant based on the overall dollar grant value of the award divided by the closing price per share of our common stock on the grant date. Dividend equivalents on RSUs are reinvested in additional RSUs and paid only to the extent that the associated RSUs vest. RSUs vest with a three-year ratable vesting schedule, subject to continued employment.

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COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2019 PSU Payouts

In Fiscal 2019, the Compensation Committee granted Messrs. Schottenstein, Mathias, Rempell and McLean and Ms. Foyle PSUs that cliff-vested at the end of a three-year performance period ending January 29, 2022.

A 50% payout of performance based share units that were granted in Fiscal 2019 and vested at the end of Fiscal 2021, largely due to the weaker profit growth we experienced in Fiscal 2020 amidst the pandemic. The Compensation Committee did not adjust the performance target applicable to the Fiscal 2019 PSUs or the Company achievement of the same, including as a result of the COVID-19 pandemic on the Company’s business.

Payout of the Fiscal 2019 PSUs was subject to the achievement of earnings before taxes (EBT) Growth. The chart and detail set forth below represent the applicable performance goals, realized performance and resulting payout amounts for the Fiscal 2019 PSUs. The Compensation Committee did not adjust this target or the Company’s achievement of the same, including as a result of the impact of the COVID-19 pandemic on the Company’s business.

Based upon the performance achieved as shown in the above chart, Messrs. Schottenstein, Mathias, Rempell and McLean and Ms. Foyle received the following payouts with respect to their Fiscal 2019 PSU awards, which represented 50% of target vesting:

NEO	Target 2019 PSU Award (# of Shares)	2019 PSU Payout (# of Shares)(1)
CEO	148,879	79,220
CFO	4,671	2,485
President	71,228	37,901
COO	49,510	26,345
CCO	32,111	17,087

(1)	PSU Payout (# of Shares) includes accrued dividends.

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COMPENSATION DISCUSSION AND ANALYSIS

COMPANY COMPENSATION POLICIES AND PRACTICES

Other Practices and Policies

Clawback Policy: Recovery and Adjustments to Award

The Compensation Committee believes that it is appropriate that our cash and long-term incentive awards be subject to financial penalties or clawbacks in the event of misconduct. Pursuant to our incentive plans, equity and cash awards are subject to additional forfeiture conditions. Forfeiture and recovery will be determined by the Compensation Committee and triggered in the event of misconduct related to (a) acts in competition with the Company, (b) disclosure of confidential or proprietary information, (c) failure to cooperate with the Company in regard to a legal suit, or (d) restatement of financial statements. The forfeiture will be triggered upon the occurrence of any of the aforementioned events at any time during active employment and resulting in termination of employment, or during the one-year period following termination. If any of the above events occur, the unexercised portion (vested or unvested) of an option, and any other award not settled, will immediately cancel and forfeit. Additionally, the NEO will be required to repay to the Company the total amount of the award gain realized upon each exercise of an option or award settlement that occurred on or after the date that is one year prior to either (a) the forfeiture event or (b) the termination date.

Prohibition Against Hedging Transactions and Pledging

Employees (including our executive officers) and members of the Board are prohibited from engaging in transactions in financial instruments designed to hedge or offset any decrease in the market value of our stock. Our policy prohibits transactions in such instruments as prepaid variable forward contracts, equity swaps, collars or exchange funds, as well as any other hedging instrument. Employees and members of the Board are also prohibited from holding our stock in a margin account as collateral for a margin loan or otherwise pledging our stock as collateral.

Benefits and Perquisites

Executives generally are eligible for the same health and welfare plans as other full-time Company employees, including medical, dental, life and disability insurance, and retirement plans. We also provide limited perquisites for our NEOs, as set forth in the Summary Compensation Table, which we believe are reasonable and justified by market practice, personal safety and convenience that enhances productivity.

For Fiscal 2021, perquisites consist solely of a security benefit to Mr. Schottenstein

Compensation Risk Assessment

Annually, the Compensation Committee, together with management, conducts an analysis to determine whether any risks arising from compensation policies and practices are reasonably likely to have a material adverse effect on the Company in light of our overall business, strategy, and objectives. Management, in concert with the Compensation Committee, reviews and evaluates both cash and equity incentive plans across executive and non-executive employee populations, as well as other compensation-related policies to which our employees are subject. This assessment evaluates both (i) material enterprise risks related to our business that may be exacerbated by compensation policies and practices and (ii) the potential risks arising from attributes in our compensation practices, performance criteria, pay mix, and verification of performance results.

Based on this assessment, the Compensation Committee has determined that the risks arising from the Company’s compensation plans and policies are not reasonably likely to have a material adverse effect on the Company.

Management Stock Ownership Requirements

Management has stock ownership requirements to establish a commonality of interest between the teams and stockholders. Eligible members of management are required to own the equivalent value of a multiple of their salary. For Mr. Schottenstein, the multiple is six times and for the other NEOs three times. The requirement can be met through various forms of equity, including personal holdings and equity incentive awards such as restricted stock units. Unearned performance awards and unexercised stock options do not count towards ownership requirement attainment. Executives not meeting their requirement must retain 50% of their after tax shares acquired through stock sales until the requirement is reached. As of the date of this Proxy Statement, the CEO and the other NEOs are in compliance with their requirements, with the exception of Messrs. Mathias and McLean, each of whom have been appointed as executive officers within the last five year (Mr. Mathias became an executive officer in 2020 and

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COMPENSATION DISCUSSION AND ANALYSIS

Mr. McLean became an executive officer in 2018). Both executives are on track to meet the requirement within a reasonable timeline and are subject to trading restrictions until the requirement has been met. Additional information regarding stock ownership requirements can be found on page 83.

Change in Control and Other Agreements

Our NEOs are entitled to receive consideration upon the termination of the executive’s employment with us under specified circumstances; including a change in control (“CIC”) related termination. These arrangements provide essential protections to the NEO to assist us in attracting and retaining qualified executives in a competitive environment. At the same time, we obtain certain agreements that preserve our valuable assets by imposing non-competition and non-solicitation restrictions, confidentiality obligations, and cooperation covenants on our NEOs.

Change in Control Provisions

The Company has entered into CIC agreements (each, a “CIC Agreement”) with all of our NEOs, with the exception of Mr. Schottenstein, our CEO. The CIC Agreements are designed to motivate executives to continue to work for the best interests of the Company and our stockholders in a potential CIC situation. The CIC Agreements contain “double-trigger” provisions for severance and other benefits. In the event of a CIC, and within 18 months of such event, if a NEO’s employment is terminated by the Company other than for Cause, Disability, or as a result of the NEO’s death, or if the executive terminates his or her employment for Good Reason (each capitalized term as defined in the applicable CIC Agreement), the NEO is entitled to receive:

•	a lump-sum cash payment of all earned and determinable, but unpaid, current salary and unused paid time off;

•	a lump-sum severance payment equal to one and one-half times the NEO’s base salary, annualized for any partial year amount, and annual incentive cash bonus amount, at target;

•	a prorated amount of the NEO’s then-current annual incentive cash bonus, at target; and

•

upon the NEO’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the reimbursement by the Company of the portion of premiums of the executive’s group health insurance, including coverage for eligible dependents, for the period that the executive is entitled to coverage under COBRA, not to exceed 12 months.

The CIC Agreements also provide that any unvested or restricted awards, including stock options, RSUs, and PSUs, will vest and become exercisable to the extent set forth in the applicable award agreement.

Severance Payments

Ms. Foyle is eligible to receive post-employment payments. Generally, if Ms. Foyle’s employment is involuntarily terminated without “Cause” by the Company and not due to death or Disability, in exchange for Ms. Foyle’s execution and non-revocation of a general release of claims in a form provided by the Company, Ms. Foyle’s will be entitled to a severance payment.

Additionally, in the event of termination of employment, Mr. Rempell and Ms. Foyle, who have executed non-competition agreements with the Company (each, a “Non-Compete Agreement”), may be eligible to receive a prorata portion of their PSUs following termination of employment, based on actual days worked and performance goals being met for the full performance period, but not at an amount above the “target” award level.

For a description and quantification of these severance benefits, please refer to the “Post-Employment Compensation” section.

The NEOs also agreed to certain provisions under the Non-Compete Agreement, with the exception of Mr. Schottenstein, who has not entered into a Non-Compete Agreement, including the following: (i) not to use trade secrets, intellectual property, and other confidential or proprietary information of the Company for his or her own benefit, or for the benefit of any third party, including a competitor; (ii) to provide the Company with at least 30 days’ written notice of any resignation; (iii) an 18-month non-solicit provision following any termination of employment; (iv) a waiver relating to the development of intellectual property during the executive’s tenure with the Company; and (v) a non-compete provision following any termination of employment (12 months for Messrs. Mathias and McLean and 24 months for Mr. Rempell and Ms. Foyle). The breach of any of the foregoing provisions may result in the NEO forfeiting unvested equity awards.

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COMPENSATION DISCUSSION AND ANALYSIS

Tax Matters

Section 162(m) of the Code (“Section 162(m)”) generally limits deductibility of compensation that a publicly traded company pays to certain “covered employees,” up to $1 million per year. Covered employees for this purpose include the Company’s Chief Executive Officer, Chief Financial Officer, the next three most highly compensated executive officers, and any such “covered employee” for a year after 2016.

The Compensation Committee believes in the importance of retaining flexibility to approve compensation arrangements that promote the objectives of our compensation program, even if such arrangements may not qualify for full or partial tax deductibility. Accordingly, the Compensation Committee reserves the right to continue to award or approve compensation that is not tax deductible or otherwise limited as to tax deductibility in order to provide competitive levels of total compensation to our executive officers in a manner designed to incentivize achievement of our strategic goals and objectives and in furtherance of our compensation principles described above.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has adopted and implemented core principles that form the basis for our executive compensation program: performance, competitiveness, affordability, and transparency. We believe that our executive compensation program supports our financial and strategic goals, aligns executive pay with stockholder value creation, and appropriately discourages unnecessary or excessive risk taking.

The Committee has reviewed and discussed the Compensation Discussion and Analysis with management, which describes the Committee’s decisions regarding our named executives’ compensation for Fiscal 2021 and how those decisions support and implement our principles. Based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is not soliciting material, is not deemed to be filed with the SEC and is not to be incorporated by reference in any filing of American Eagle Outfitters, Inc. under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

This report has been furnished by the Compensation Committee of the Board of Directors.

Cary D. McMillan (Chair)

Sujatha Chandrasekaran

Steven A. Davis

Deborah A. Henretta

Janice E. Page

David M. Sable

Noel J. Spiegel

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COMPENSATION TABLES AND RELATED INFORMATION

General

The following table sets forth information concerning the compensation awarded to, earned by, or paid to our NEOs for the years indicated below:

1) Mr. Schottenstein, our Chief Executive Officer;
2) Mr. Mathias, our Executive Vice President – Chief Financial Officer;
3) Ms. Foyle, our President, Executive Creative Officer, AE and Aerie;
4) Mr. Rempell, our Chief Operations Officer; and
5) Mr. McLean, our Chief Commercial Officer.

Summary Compensation Table
Name and Principal Position	Fiscal Year(1)	Base Salary(2)	Bonus	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	All Other Compensation(6)	Total
Jay L. Schottenstein Chief Executive Officer	2021	$1,750,000	—	$4,899,981	$2,100,003	$5,889,423	$ 236,040	$14,875,447
	2020	$1,500,000	$1,500,000	$4,781,254	$1,593,750	$5,250,000	$ 159,284	$14,784,288
	2019	$1,500,000	—	$4,781,249	$1,593,751	—	$ 211,131	$8,086,131
Michael A. Mathias Chief Financial Officer	2021	$725,000	—	$898,627	$385,123	$898,750	$ 10,356	$2,917,856
	2020	$554,038	$250,000	$849,991	$150,002	$720,250	$ 10,639	$2,534,920
Jennifer M. Foyle President, Executive Creative Officer AE and Aerie	2021	$1,300,000	—	$2,799,994	$1,199,998	$3,413,846	$ 10,803	$8,724,641
	2020	$931,346	$750,000	$3,287,498	$762,500	$2,607,769	$ 10,240	$8,349,353
	2019	$895,000	—	$2,287,488	$762,502	—	$ 10,067	$3,955,057
Michael R. Rempell Chief Operations Officer	2021	$950,000	—	$1,983,629	$850,121	$1,654,269	$ 10,269	$5,448,288
	2020	$835,000	$450,000	$1,875,006	$624,998	$1,503,000	$ 9,938	$5,297,942
	2019	$835,000	—	$1,590,011	$530,000	—	$ 10,038	$2,965,049
Andrew J. McLean Chief Commercial Officer	2021	$950,000	—	$1,143,630	$490,122	$1,654,269	$ 10,203	$4,248,224

(1)	2021 refers to the 52-week period ended January 29, 2022.

(2)	New Base Salaries were effective April 25, 2021.

(3)

Amounts in this column for Fiscal 2021 consist of PSU and RSU awards based on the aggregate grant date fair value determined in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). For assumptions used in determining these values, see Note 13 of the Consolidated Financial Statements contained in our Fiscal 2021 Annual Report on Form 10-K. Amounts shown in this column for Fiscal 2021 include the following, with the values of the PSU awards shown at target:

	2021 RSU Awards (a)	2021 PSU Awards (At Target) (a)
Jay L. Schottenstein	$1,399,995	$3,499,986
Michael A. Mathias	$256,763	$641,864
Jennifer M. Foyle	$800,002	$1,999,992
Michael R. Rempell	$566,762	$1,416,867
Andrew J. McLean	$326,745	$816,885

(a)

The maximum value of the PSU awards granted in April 2021 is $5,249,978 for Mr. Schottenstein, $962,796 for Mr. Mathias, $2,999,988 for Ms. Foyle, $2,125,300 for Mr. Rempell and $1,125,328 for Mr. McLean.

(4)

The value of the time-based stock option awards included in this column is based on the aggregate grant date fair value computed in accordance with ASC 718. Additional information regarding assumptions are available in Note 13 of the Consolidated Financial Statements contained in our Fiscal 2021 Annual Report on Form 10-K.

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COMPENSATION TABLES AND RELATED INFORMATION

(5)	For Fiscal 2021, non-equity incentive plan compensation represents the annual incentive bonus paid to each NEO.

(6)	For Fiscal 2021:

(a)

For Mr. Schottenstein, the amount represents the aggregate incremental cost to the Company of security arrangements in addition to those provided during working days and for business travel. We provide a comprehensive security benefit to the CEO, a portion of which, based upon the disclosure rules, is deemed to be personal, although we believe there is a legitimate business reason for providing such a benefit. [The incremental cost calculation for personal use security benefit includes driver overtime, fuel, tolls, driver public transportation and rental car use, maintenance and other incidental costs incurred in connection with such personal use.]

(b)	For Mr. Mathias, the amount consists of $10,356 in employer contributions to the 401(k) plan.

(c)	For Ms. Foyle, the amount consists of $10,803 in employer contributions to the 401(k) plan.

(d)	For Mr. Rempell, the amount consists of $10,269 in employer contributions to the 401(k) plan.

(e)	For Mr. McLean, the amount consists of $10,203 in employer contributions to the 401(k) plan.

Grants of Plan-Based Awards – Fiscal 2021
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payout Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name		Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jay L. Schottenstein	(1)	—	$765,625	$3,062,500	$6,125,000	—	—	—	—	—	—	—
	(2)	4/9/2021	—	—	—	43,915	87,829	131,744	—	—	—	$3,499,986
	(3)	4/9/2021	—	—	—	—	—	—	42,971	—	—	$1,399,995
	(4)	4/9/2021	—	—	—	—	—	—	—	173,023	$32.58	$2,100,003
Michael A. Mathias	(1)	—	$117,813	$471,250	$942,500.00	—	—	—	—	—	—	—
	(2)	4/9/2021	—	—	—	8,054	16,107	24,161	—	—	—	$641,864
	(3)	4/9/2021	—	—	—	—	—	—	7,881	—	—	$256,763
	(4)	4/9/2021	—	—	—	—	—	—	—	31,731	$32.58	$385,123
Jennifer M. Foyle	(1)	—	$455,000	$1,820,000	$3,640,000.00	—	—	—	—	—	—	—
	(2)	4/9/2021	—	—	—	25,094	50,188	75,282	—	—	—	$1,999,992
	(3)	4/9/2021	—	—	—	—	—	—	24,555	—	—	$800,002
	(4)	4/9/2021	—	—	—	—	—	—	—	98,870	$32.58	$1,199,998
Michael R. Rempell	(1)	—	$213,750	$855,000	$1,710,000	—	—	—	—	—	—	—
	(2)	4/9/2021	—	—	—	17,778	35,555	53,333	—	—	—	$1,416,867
	(3)	4/9/2021	—	—	—	—	—	—	17,396	—	—	$566,762
	(4)	4/9/2021	—	—	—	—	—	—	—	70,043	$32.58	$850,121
Andrew J. McLean	(1)	—	$213,750	$855,000	$1,710,000	—	—	—	—	—	—	—
	(2)	4/9/2021	—	—	—	10,250	20,499	30,749	—	—	—	$816,885
	(3)	4/9/2021	—	—	—	—	—	—	10,029	—	—	$326,745
	(4)	4/9/2021	—	—	—	—	—	—	—	40,382	$32.58	$490,122

(1)	Amount represents the Fiscal 2021 annual incentive cash bonus established under our 2020 Plan.

(2)	Amount represents a grant of PSUs under our 2020 Plan with vesting based on achievement of relative TSR performance goals over a three-year performance period.

(3)	Amount represents a grant of time-based RSUs with a three-year vesting period under our 2020 Plan.

(4)	Amount represents a grant of time-based stock options with a three-year vesting period under our 2020 Plan.

(5)

Amounts have been calculated based on aggregate grant date fair value determined in accordance with ASC 718 for the respective award types. The grant date fair value of the PSUs has been calculated based on the probable outcome of performance conditions.

74	|

COMPENSATION TABLES AND RELATED INFORMATION

Outstanding Equity Awards at Fiscal 2021 Year – End
		Option Awards					Stock Awards (1)
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexer- cisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jay L. Schottenstein	(4)	227,937	—	—	$14.59	3/8/24	—	—	—	—
	(5)	235,526	—	—	$19.60	3/14/25	—	—	—	—
	(6)	—	—	—	—	—	158,441	$3,549,072	—	—
	(7)	177,812	88,907	—	$21.41	3/26/26	—	—	—	—
	(8)	—	—	—	—	—	31,971	$716,150	—	—
	(9)	—	—	—	—	—	127,143	$2,848,000	—	—
	(10)	115,714	231,428	—	$8.62	3/26/27	—	—	—	—
	(11)	—	—	—	—	—	—	—	136,739	$3,062,957
	(12)	—	—	—	—	—	88,886	$1,991,047	—	—
	(13)	86,000	172,000	—	$12.33	6/4/27	—	—	—	—
	(15)	—	—	—	—	—	86,761	$1,968,611	89,558	$2,006,102
	(16)	—	—	—	—	—	43,817	$981,500	—	—
	(17)	—	173,023	—	$32.58	4/9/28	—	—	—	—
Michael A. Mathias	(6)	—	—	—	—	—	4,971	$111,350	—	—
	(8)	—	—	—	—	—	2,007	$44,952	—	—
	(9)	—	—	—	—	—	27,922	$625,459	—	—
	(11)	—	—	—	—	—	—	—	21,449	$480,456
	(12)	—	—	—	—	—	13,943	$312,317	—	—
	(13)	13,490	132,877	—	$12.33	3/26/27	—	—	—	—
	(15)	—	—	—	—	—	—	—	16,424	$367,900
	(16)	—	—	—	—	—	8,036	$180,010	—	—
	(17)	—	31,731	—	$32.58	4/9/28	—	—	—	—
Jennifer M. Foyle	(2)	140,427	—	—	$15.72	5/23/23	—	—	—	—
	(4)	54,271	—	—	$14.59	3/8/24	—	—	—	—
	(5)	73,032	—	—	$19.60	3/14/25	—	—	—	—
	(6)	—	—	—	—	—	75,803	$1,697,978	—	—
	(7)	85,071	42,536	—	$21.41	3/26/26	—	—	—	—
	(8)	—	—	—	—	—	15,297	$342,653	—	—
	(9)	—	—	—	—	—	60,831	$1,362,611	—	—
	(10)	55,361	110,723	—	$8.62	3/26/27	—	—	—	—
	(11)	—	—	—	—	—	—	—	65,421	$1,465,420
	(12)	—	—	—	—	—	42,525	$952,571	—	—
	(13)	41,145	82,290	—	$12.33	6/4/27	—	—	—	—
	(14)	—	166,084	—	$8.62	3/26/27	44,480	996,361	—	—
	(15)	—	—	—	—	—	—	—	51,176	$1,146,344
	(16)	—	—	—	—	—	25,038	$560,861	—	—
	(17)	—	98,870	—	$32.58	4/9/28	—	—	—	—
Michael R. Rempell	(3)	138,675	—	—	$15.89	6/2/23	—	—	—	—
	(6)	—	—	—	—	—	52,690	$1,180,251	—	—
	(7)	59,131	29,566	—	$21.41	3/26/26	—	—	—	—
	(8)	—	—	—	—	—	10,633	$238,175	—	—
	(9)	—	—	—	—	—	49,861	$1,116,894	—	—
	(10)	45,378	90,756	—	$8.62	3/26/27	—	—	—	—
	(11)	—	—	—	—	—	—	—	53,623	$1,201,163
	(12)	—	—	—	—	—	34,857	$780,804	—	—
	(13)	33,725	67,451	—	$12.33	6/4/27	—	—	—	—
	(15)	—	—	—	—	—	—	—	36,255	$812,112
	(16)	—	—	—	—	—	17,738	397,342	—	—
	(17)	—	70,043	—	$32.58	4/9/28	—	—	—	—
Andrew J. McLean	(5)	5,842	—	—	$19.60	3/14/25	—	—	—	—
	(6)	—	—	—	—	—	34,173	$765,483	—	—
	(7)	9,588	19,176	—	$21.41	3/26/26	—	—	—	—
	(8)	—	—	—	—	—	6,897	$154,490	—	—
	(9)	—	—	—	—	—	27,424	$614,304	—	—
	(10)	—	49,916	—	$8.62	3/26/27	—	—	—	—
	(11)	—	—	—	—	—	—	—	29,493	$660,632
	(12)	—	—	—	—	—	19,171	$429,439	—	—
	(13)	—	37,098	—	$12.33	6/4/27	—	—	—	—
	(15)	—	—	—	—	—	—	—	20,903	$468,218
	(16)	—	—	—	—	—	10,226	$229,072	—	—
	(17)	—	40,382	—	$32.58	4/9/28	—	—	—	—

2022 Proxy Statement	|	75

COMPENSATION TABLES AND RELATED INFORMATION

(1)

All stock awards include dividend equivalents. The market value was determined by multiplying the closing market price for AEO common stock on January 28, 2022 ($22.18), the last trading day of Fiscal 2021, by the number of shares underlying the award.

(2)	Amount represents an award of time-based stock options granted under our 2014 Plan that are exercisable at the fair market value on the grant date and vest ratably over three years.

(3)	Amount represents an award of time-based stock options granted under our 2014 Plan that are exercisable at the fair market value on the grant date and vest ratably over three years.

(4)	Amount represents an award of time-based stock options granted under our 2014 Plan that are exercisable at the fair market value on the grant date and vest ratably over three years.

(5)	Amount represents an award of time-based stock options granted under our 2014 Plan that are exercisable at the fair market value on the grant date and vest ratably over three years.

(6)

Amount represents a grant on March 26, 2019 under our 2017 Plan. The Compensation Committee established performance goals based on EBT by the end of Fiscal 2021. Vesting of the PSU ranges from 0% of the shares if threshold performance is not attained, to 25% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at the maximum goal achievement. On March 1, 2022, the Compensation Committee certified a payout of 50% of target.

(7)	Amount represents an award of time-based stock options granted under our 2017 Plan that are exercisable at the fair market value on the grant date and vest ratably over three years.

(8)

Amount represents a grant on June 6, 2019 of time-based RSUs under our 2017 Plan with a three-year vesting period. One June 6, 2021, the second third of the RSUs plus respective dividends vested. The remaining third will vest in accordance with its terms on the third anniversary of the grant date.

(9)

Amount represents a grant on March 26, 2020 of time-based RSUs under our 2017 Plan with a three-year vesting period. On March 26, 2021, the first third of the RSU plus respective dividends vested. The remaining two thirds will vest in accordance with its terms on the second and third anniversaries of the grant date.

(10)	Amount represents an award of time-based stock options granted under our 2017 Plan that are exercisable at the fair market value on the grant date and vest ratably over three years.

(11)

Amount represents a grant on June 4, 2020 under our 2020 Plan. The Compensation Committee established performance goals based on RTSR over a three-year performance period. Vesting of the PSU ranges from 0% of the shares if threshold performance is not attained, to 50% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at the maximum goal achievement.

(12)

Amount represents a grant on June 4, 2020 of time-based RSUs under our 2020 Plan with a three-year cliff vesting. The RSUs plus respective dividends will vest in accordance with their terms on March 1, 2023.

(13)	Amount represents an award of time-based stock options granted under our 2020 Plan that are exercisable at the fair market value on the grant date and vest ratably over three years.

(14)

Amount represents a grant on October 8, 2020 of time-based RSUs under our 2020 Plan with a three-year vesting period. On October 8, 2021, the first third of the RSU plus respective dividends vested. The remaining two-thirds will vest in accordance with its terms on the second and third anniversaries of the grant date.

(15)

Amount represents a grant on April 9, 2021 under our 2020 Plan. The Compensation Committee established performance goals based on RTSR over a three-year performance period. Vesting of the PSU ranges from 0% of the shares if threshold performance is not attained, to 50% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at the maximum goal achievement.

(16)

Amount represents a grant on April 9, 2021 of time-based RSUs under our 2020 Plan with a three-year vesting period. The RSUs plus respective dividends will vest in accordance with their terms on the first, second and third anniversaries of the grant date.

(17)	Amount represents an award of time-based stock options granted under our 2020 Plan that are exercisable at the fair market value on the grant date and vest ratably over three years.

76	|

COMPENSATION TABLES AND RELATED INFORMATION

The following table sets forth the actual value received by the NEOs upon exercise of stock options or vesting of stock awards in 2021.

Option Exercises and Stock Vested – Fiscal 2021
	Option Awards (1)		Stock Awards (2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jay L. Schottenstein	—	—	178,940	$5,368,229
Michael A. Mathias	—	—	19,240	$579,918
Jennifer M. Foyle	—	—	177,886	$5,717,472
Michael R. Rempell	130,853	$1,952,471	130,396	$4,396,906
Andrew J. McLean	116,680	$2,449,536	104,647	$3,627,733

(1)

Amounts represent the number of shares acquired upon exercise of stock options. The amounts shown in the Value Realized on Exercise column are calculated based on the difference between the market price of the stock underlying the options at the time of exercise and the option exercise price. For Mr. Rempell, the amount represents stock option exercises from 2017 and 2018 awards. For Mr. McLean, the amount represents stock option exercises from 2017, 2018, 2019 and 2020 awards.

(2)

Amounts represent the number of shares and related value for stock awards that vested on applicable vesting dates, prior to the withholding of shares to satisfy taxes. The amounts shown in the Value Realized on Vesting column are calculated based on the closing market price of the stock on the date the RSUs vested. Values include the vesting of RSU awards granted in 2018, 2019, and 2020, as well as PSU awards granted in 2018.

Nonqualified Deferred Compensation

We have a nonqualified deferred compensation program that allows eligible participants to defer a portion of their salary and/or bonus on an annual basis into the plan. Participants can defer up to 90% of their annual salary (with a minimum annual deferral of $2,000) and up to 100% of their annual performance-based bonus into the plan. Distributions from the plan automatically occur upon retirement, termination of employment, disability, or death during employment. Participants may also choose to receive a scheduled distribution payment while they are still employed. In 2021, there were no NEOs participating in the nonqualified deferred compensation plan.

Post-Employment Compensation

Except as described below, the following tables set forth the expected benefit to be received by each of the respective NEOs in the event of his or her termination resulting from various scenarios, assuming a termination date of January 28, 2022, the last business day of Fiscal 2021, and a closing stock price per share of $22.40 on that date.

For each NEO, the payments and benefits detailed in the tables below are in addition to any payments and benefits under our plans and arrangements that are offered or provided generally to all salaried employees on a non-discriminatory basis and any accumulated vested benefits for each NEO, including any stock options vested as of January 28, 2022 (which are set forth in the “Outstanding Equity Awards at Fiscal 2021 Year-End” table). The tables assume that each executive will take all action necessary or appropriate for such person to receive the maximum available benefit, such as execution of a release of claims.

In the event of a CIC, if an acquiring entity does not assume or issue substitute awards for outstanding equity awards, the vesting of all outstanding equity awards will be accelerated on the CIC date and performance-based awards will be paid, either based on performance to the CIC date or based on the target level value, depending on the portion of the performance period completed prior to the CIC.

For a description of our change in control benefits and the restrictive covenants and other obligations of the NEOs, please refer to the section above titled “Compensation Discussion and Analysis – Change in Control and Other Agreements.”

2022 Proxy Statement	|	77

COMPENSATION TABLES AND RELATED INFORMATION

Jay L. Schottenstein

	Death or Disability	Retirement	Termination without Cause	Termination for Cause	Change in Control (Double- Trigger)(5)
Cash Payments
Base	—	—	—	—	—
Bonus (1)	$5,889,423	—	$5,889,423	—	—
Stock Option Vesting (2)	$5,009,136	$5,009,136	$5,009,136	—	$5,009,136
RSU Vesting (3)	$3,137,546	$3,137,546	$3,137,546	—	$6,536,697
PSU Vesting (4)	$6,843,595	$6,843,595	$6,843,595	—	$6,843,595
Total	$20,879,700	$14,990,277	$20,879,700	—	$18,389,428

(1)

In the event of a termination following a death or disability or termination without Cause, this assumes that the Compensation Committee will pay the annual incentive bonus to the extent that the performance goals were met.

(2)

In the event of a termination following a change in control (i.e., double trigger) and in the event of death or Disability, the Company is obligated to immediately vest any unvested NSO. In the event of a Voluntary Retirement or Termination without Cause, given Mr. Schottenstein’s retirement eligibility under the definition in the plan, unvested options continue to vest on their regular schedule.

(3)	Amount reflects a prorated RSU vesting for death or Disability, Voluntary Retirement or Termination without Cause and a full vesting in the event of a double-trigger Change in Control.

(4)

Amount based upon 50% vesting of the 2019 PSUs, reflecting the extent that the performance goals were met. Any remaining PSUs outstanding are assumed at target. If the performance goal is not achieved, the PSUs will forfeit.

(5)	Although Mr. Schottenstein does not have a change in control agreement, the amounts shown represent what he would be entitled to pursuant to the terms of our 2017 Plan and 2020 Plan.

Michael A. Mathias

	Death or Disability	Voluntary Separation	Termination without Cause	Termination for Cause	Change in Control (Double- Trigger)
Cash Payments
Base (1)	—	—	$725,000	—	$1,794,375
Bonus (2)	$898,750	—	$898,750	—	$449,375
Stock Option Vesting (3)	$271,699	—	—	—	$271,699
RSU Vesting (4)	$531,059	—	—	—	$1,162,739
PSU Vesting (5)	$904,030	—	—	—	$904,030
Health-Care Coverage (6)	—	—	$21,218	—	$20,918
Total	$2,605,538	—	$1,644,968	—	$4,603,136

(1)

Amount represents one year of base salary in the event of termination without Cause. In the event of a termination following a change in control (i.e., double-trigger), the amount represents one and one-half times the sum of base salary and annual incentive bonus at target.

(2)

In the event of a termination following a death or Disability or termination without Cause, this amount assumes that the Compensation Committee will pay the annual incentive bonus to the extent that the performance goals were met. In the event of termination following a change in control (i.e., double-trigger), the amount represents Mr. Mathias’s annual incentive bonus at target.

(3)	In the event of a termination following a change in control (i.e., double trigger) and in the event of death or Disability, the Company is obligated to immediately vest any unvested NSO.

(4)

Amount reflects the vesting of the June 6, 2019, March 26, 2020, June 4, 2020 and April 9, 2021 RSU awards, prorated based on service in the event of death or Disability. In the event of a termination following a change in control (i.e., double-trigger), the Company is obligated to fully vest any outstanding RSUs.

(5)

In the event of death, Disability or change in control, this amount is based upon 50% vesting of the 2019 PSUs, reflecting the extent that the performance goals were met. Any remaining PSUs outstanding are assumed at target. If the performance goal is not achieved, the PSUs will forfeit. In the event of voluntary termination or termination without Cause, awards will forfeit.

78	|

COMPENSATION TABLES AND RELATED INFORMATION

(6)

The amounts shown in this row represent 12 months of health-care coverage determined on the basis of the coverage elections made by the executive officer, assuming that such elections were made at the maximum rate.

Jennifer M. Foyle

	Death or Disability	Voluntary Separation	Termination without Cause	Termination for Cause	Change in Control (Double- Trigger)
Cash Payments
Base (1)	—	—	$1,300,000	—	$4,680,000
Bonus (2)	$3,413,846	—	$3,413,846	—	$1,706,923
Stock Option Vesting (3)	$2,396,534	—	—	—	$2,396,534
RSU Vesting (4)	$1,679,955	—	—	—	$4,215,056
PSU Vesting (5)	$3,460,753	$1,923,510	$1,923,510	—	$3,460,753
Health-Care Coverage (6)	—	—	$21,218	—	$20,918
Total	$10,951,088	$1,923,510	$6,658,574	—	$16,480,184

(1)

Amount represents one year of base salary in the event of termination without Cause. In the event of a termination following a change in control (i.e., double-trigger), the amount represents one and one-half times the sum of base salary and annual incentive bonus at target.

(2)

In the event of a termination following a death or Disability or termination without Cause, the amount assumes that the Compensation Committee will pay the annual incentive bonus to the extent the performance goals were met. In the event of termination following a change in control (i.e., double-trigger), the amount represents Ms. Foyle’s annual incentive bonus at target.

(3)	In the event of a termination following a change in control (i.e., double trigger) and in the event of death or Disability, the Company is obligated to immediately vest any unvested NSO.

(4)

Amount reflects the vesting of the June 6, 2019, March 26, 2020, June 4, 2020, October 8, 2020 and April 9, 2021 RSU awards; prorated based on service in the event of death or disability. In the event of a termination following a change in control (i.e., double-trigger), the Company is obligated to fully vest any outstanding RSUs.

(5)

In the event of death, Disability or change in control, this amount is based upon 50% vesting of the 2019 PSUs, reflecting the extent that the performance goals were met, and any remaining PSUs outstanding are assumed at target. If the performance goal is not achieved, the PSUs will forfeit. In the event of voluntary termination or termination without Cause, annual awards will be prorated based on service in the performance period.

(6)

The amounts shown in this row represent 12 months of health-care coverage determined on the basis of the coverage elections made by the executive officer, assuming that such elections were made at the maximum rate.

Michael R. Rempell

	Death or Disability	Voluntary Separation	Termination without Cause	Termination for Cause	Change in Control (Double- Trigger)
Cash Payments
Base (1)	—	—	$950,000	—	$2,707,500
Bonus (2)	$1,654,269	—	$1,654,269	—	$855,000
Stock Option Vesting (3)	$1,959,120	—	—	—	$1,959,120
RSU Vesting (4)	$1,206,084	—	—	—	$2,533,215
PSU Vesting (5)	$2,603,400	$1,441,844	$1,441,844	—	$2,603,400
Health-Care Coverage (6)	—	—	$21,218	—	$20,918
Total	$7,422,872	$1,441,844	$4,067,331	—	$10,679,152

(1)

Amount represents one year of base salary in the event of termination without Cause. In the event of a termination following a change in control (i.e., double-trigger), the amount represents one and one-half times the sum of base salary and annual incentive bonus at target.

2022 Proxy Statement	|	79

COMPENSATION TABLES AND RELATED INFORMATION

(2)

In the event of a termination following a death or Disability or termination without Cause, this amount assumes that the Compensation Committee will pay the annual incentive bonus to the extent that the performance goals were met. In the event of termination following a change in control (i.e., double-trigger), the amount represents Mr. Rempell’s annual incentive bonus at target.

(3)	In the event of a termination following a change in control (i.e., double trigger) and in the event of death or Disability, the Company is obligated to immediately vest any unvested NSO.

(4)

Amount reflects the vesting of the June 6, 2019, March 26, 2020, June 4, 2020 and April 9, 2021 RSU awards, prorated based on service in the event of death or Disability. In the event of a termination following a change in control (i.e., double-trigger), the Company is obligated to fully vest any outstanding RSUs.

(5)

In the event of death, Disability or change in control, this amount is based upon 50% vesting of the 2019 PSUs, reflecting the extent that the performance goals were met and any remaining PSUs outstanding are assumed at target. If the performance goal is not achieved, the PSUs will forfeit. In the event of voluntary termination or termination without Cause, annual awards will be prorated based on service in the performance period.

(6)

The amounts shown in this row represent 12 months of health-care coverage determined on the basis of the coverage elections made by the executive officer, assuming that such elections were made at the maximum rate.

Andrew J. McLean

	Death or Disability	Voluntary Separation	Termination without Cause	Termination for Cause	Change in Control (Double- Trigger)
Cash Payments
Base (1)	—	—	$950,000	—	$2,707,500
Bonus (2)	$1,654,269	—	$1,654,269	—	$855,000
Stock Option Vesting (3)	$1,080,404	—	—	—	$1,080,404
RSU Vesting (4)	$681,430	—	—	—	$1,427,305
PSU Vesting (5)	$1,511,591	—	—	—	$1,511,591
Health-Care Coverage (6)	—	—	$21,218	—	$20,918
Total	$4,927,694	—	$2,625,487	—	$7,602,718

(1)

Amount represents one year of base salary in the event of termination without Cause. In the event of a termination following a change in control (i.e., double-trigger), the amount represents one and one-half times the sum of base salary and annual incentive bonus at target.

(2)

In the event of a termination following a death or Disability or termination without Cause, this amount assumes that the Compensation Committee will pay the annual incentive bonus to the extent that the performance goals were met. In the event of termination following a change in control (i.e., double-trigger), the amount represents Mr. McLean’s annual incentive bonus at target.

(3)	In the event of a termination following a change in control (i.e., double trigger) and in the event of death or Disability, the Company is obligated to immediately vest any unvested NSO.

(4)

Amount reflects the vesting of the June 6, 2019, March 26, 2020, June 4, 2020 and April 9, 2021 RSU awards, prorated based on service in the event of death or Disability. In the event of a termination following a change in control (i.e., double-trigger), the Company is obligated to fully vest any outstanding RSUs.

(5)

In the event of death, Disability or change in control, this amount is based upon 50% vesting of the 2019 PSUs, reflecting the extent that the performance goals were met. Any remaining PSUs outstanding are assumed at target. If the performance goal is not achieved, the PSUs will forfeit. In the event of voluntary termination or termination without Cause, awards will forfeit.

(6)

The amounts shown in this row represent 12 months of health-care coverage determined on the basis of the coverage elections made by the executive officer, assuming that such elections were made at the maximum rate.

80	|

COMPENSATION TABLES AND RELATED INFORMATION

CEO Pay Ratio

American Eagle Outfitters, Inc. is a multinational apparel company with associates in the Americas and Asia. We conduct business globally and focus on ensuring the delivery of market-based compensation and benefit offerings for our associates. We also endeavor to create a flexible work environment so that our associates can balance their work and life.

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the ratio of the annual total compensation of our CEO, Mr. Schottenstein, to that of our median employee. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

SEC rules provide that we may use the same median employee for three years before identifying a new median employee. In Fiscal 2021, we identified a new median employee, as the employee we had identified in Fiscal 2020 was no longer employed on our Fiscal 2021 determination date. Additionally, SEC rules allow us to select methodologies, employ certain exemptions, and make adjustments or assumptions for identifying our median employee in a manner that is most appropriate based on our size, organizational structure, and compensation plans, policies and procedures. Below is a brief explanation of the methodologies, exemptions and adjustments we used for calculating our Fiscal 2021 median employee:

•

We excluded employees who were active in our payroll system on January 28, 2022, the determination date, but did not earn any wages from AEO during Fiscal 2021. On January 28, 2022 our global employee population was approximately 40,000, with only approximately 38,000 of those employees earning wages in the fiscal year. Given our number of part-time and seasonal employees, we believe this methodology was reasonable for purposes of identifying the median employee.

•

For the compensation measure, we used annual “gross compensation” as reflected in our payroll records (excluding Mr. Schottenstein). For this purpose, “gross compensation” is taxable wages for Fiscal 2021.

•	Additionally, for the compensation measure, we annualized the compensation of permanent employees employed with us on January 28, 2022 but who worked for less than the full fiscal year.

•

All of our Canadian and Mexican employees were included in the analysis. Applying the de minimis exemption under the SEC regulations, we excluded all of our non-U.S. employees in Hong Kong, China and Japan who make up less than 5% of our total employee population. The chart below illustrates our employee population by country.

Included in Analysis		Excluded from Analysis

Country	Employees	Country	Employees
United States	34,727	Hong Kong	384
Canada	3,857	China	5
Mexico	1,685	Japan	2
% of Total Population: 99%		% of Total Population: 1%

We then identified our 2021 median associate from our associate population using this compensation measure, which was consistently applied to all our associates included in the calculation. Based on the methodologies, adjustments and exclusions described above, the median employee is a part-time retail associate employed in a store in the United States. The median employee works an average of approximately 17 hours per week and is able to take advantage of scheduling flexibility. We calculated all of the elements of the median employee’s compensation for Fiscal 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our Fiscal 2021 Summary Compensation Table in accordance with SEC rules.

The estimated values are as follows for Fiscal 2021:

•	Mr. Schottenstein’s annual total compensation: $14,875,447.

•	Our median employee’s annual total compensation: $8,439.

•	Ratio of Mr. Schottenstein’s annual total compensation to our median employee’s annual total compensation: 1,763:1.

This pay ratio may not be comparable to our peer companies’ reported pay ratios due to differences in organizational structure and the assumptions and methodologies in calculating the ratio.

2022 Proxy Statement	|	81

OWNERSHIP OF OUR SHARES

The following table shows, as of April 1, 2022, unless otherwise noted, certain information with regard to the beneficial ownership of our common stock by (i) each person known by us to own beneficially more than 5% of the outstanding shares of common stock; (ii) each of our directors; (iii) each named executive officer listed in the Summary Compensation Table; and (iv) all directors and current executive officers as a group.

	Shares Beneficially Owned
	Common Stock(1)	Right to Acquire(2)	Total		Percent(3)
5% Beneficial Owners
FMR LLC (4)	25,320,275	—	25,320,275		15.0%
Select Equity Group, L.P. (5)	21,593,679	—	21,593,679		12.8%
BlackRock, Inc. (6)	20,242,729	—	20,242,729		12.0%
The Vanguard Group (7)	14,428,397	—	14,428,397		8.6%
Jay L. Schottenstein (8)	11,073,437	1,119,607	12,193,044		7.2%
Cooke & Bieler LP (9)	5,890,640	—	5,890,640		3.5%
Directors and Executive Officers (10)
Sujatha Chandrasekaran	36,829	—	36,829	*
Steven A. Davis	13,400	12,210	25,610	*
Jennifer M. Foyle	119,680	588,592	708,272	*
Deborah A. Henretta	—	31,820	31,820	*
Michael A. Mathias	27,183	26,773	53,956	*
Andrew J. McLean	58,719	91,664	150,383
Cary D. McMillan	—	143,810	143,810	*
Janice E. Page	75,332	3,312	78,644	*
Michael R. Rempell	163,608	381,173	544,781	*
David M. Sable	25,420	42,616	68,036	*
Noel J. Spiegel	—	114,563	114,563	*
All current directors and current executive officers as a group (15 persons in group)	11,632,039	2,636,495	14,268,534		8.3%

*	Represents less than 1% of our shares of common stock.

(1)	Unless otherwise indicated, each of the stockholders has sole voting power and power to sell with respect to the shares of common stock beneficially owned.

(2)	Includes (a) shares for options exercisable within 60 days of April 1, 2022 and (b) total deferred share units as well as the respective dividend equivalents.

(3)

Percent is based upon the 169,266,327 shares outstanding at April 1, 2022 and the shares that such director or executive officer has the right to acquire upon options exercisable within 60 days of April 1, 2022, share units and dividend equivalents, if applicable.

(4)

In a Schedule 13G/A filed with the SEC on February 8, 2022, FMR LLC reported beneficial ownership and sole dispositive power of an aggregate amount of 25,320,275 shares. FMR LLC has sole voting power with respect to 1,423,286 shares and shared voting power and shared dispositive power with respect to 0 shares. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(5)

In a Schedule 13G/A filed with the SEC on February 11, 2022, Select Equity Group, L.P. reported beneficial ownership and sole dispositive power of an aggregate amount of 21,593,679 shares. Select Equity Group, L.P. has sole voting power with respect to 0 shares, shared voting power with respect to 21,593,679 shares, and shared dispositive power with respect to 21,593,679 shares. The address for Select Equity Group, L.P. is 380 Lafayette Street, 6th Floor, New York, New York 10003.

(6)

In a Schedule 13G/A filed with the SEC on January 27, 2022, BlackRock, Inc. reported beneficial ownership and sole dispositive power of an aggregate amount of 20,242,729 shares. BlackRock, Inc. has sole voting power with respect to 19,501,692 shares, shared voting power with respect to 0 shares, and shared dispositive power with respect to 0 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

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OWNERSHIP OF OUR SHARES

(7)

In a Schedule 13G/A filed with the SEC on February 9, 2022, The Vanguard Group reported beneficial ownership of an aggregate amount of 14,428,397 shares. The Vanguard Group has sole voting power with respect to 0 shares, shared voting power with respect to 307,008 shares, sole dispositive power with respect to 13,993,613 shares, and shared dispositive power with respect to 434,784 shares. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(8)

For Mr. Schottenstein, the 12,193,044 shares disclosed in the table above consist of the following for which he has voting power: (1) sole power to vote and dispose as trustee of a trust that owns 6,300 shares; (2) shared power to vote and dispose of a revocable trust that owns 1,373,728 shares; (3) shared power to vote and dispose for trusts that own 3,593,903 shares; (4) sole power to vote and dispose of 1,105,284 shares for options exercisable within 60 days of April 1, 2022; (5) sole power to vote and dispose of 14,323 shares for restricted stock units vesting within 60 days of April 1, 2022; (6) 2,971,202 shares held by SEI, Inc. (SEI). Mr. Schottenstein serves as Chairman of SEI and has or shares voting power for 60.6% of SEI; (7) 2,611,235 shares held by Schottenstein SEI, LLC (SSEI). (Mr. Schottenstein is the manager of SSEI); and (8) sole power to vote 517,069 shares held by family members pursuant to the terms of a share exchange agreement that are included under his name in the table.

Excluded from the table are an aggregate of 4,835,370 shares held by various family trusts and a limited liability company of which Mr. Schottenstein’s wife, Jean R. Schottenstein, has or shares voting power and of which Mr. Schottenstein is not deemed the beneficial owner. Together, Mr. and Mrs. Schottenstein are deemed the beneficial owners of 17,028,414 shares or 10% of the Company’s common stock as of April 1, 2022.

(9)

In a Schedule 13G filed with the SEC on February 10, 2022, Cooke & Bieler LP reported beneficial ownership and shared dispositive power of an aggregate amount of 5,890,640 shares. Cooke & Bieler LP has sole voting power with respect to 0 shares, shared voting power with respect to 4,795,390 shares, and sole dispositive power with respect to 0 shares. The address for Cooke & Bieler LP is 2001 Market Street, Suite 4000, Philadelphia, Pennsylvania 19103.

(10)

The address of each director and executive officer shown in the table above is c/o American Eagle Outfitters, Inc., 77 Hot Metal Street, Pittsburgh, Pennsylvania 15203. Executive officers and directors are subject to stock ownership requirements. Please see the “Stock Ownership Requirements” section for a discussion of executive officer and director stock ownership requirements.

Stock Ownership Requirements

Board of Directors

Our Board has determined that each director should own common stock of the Company and has established the following ownership guidelines. Within five years of joining the Board, each director must hold stock of the Company worth at least five times the current annual cash base retainer amount of $65,000, or $325,000. The following forms of equity interests in the Company count toward the stock ownership requirement: shares purchased on the open market; shares obtained through stock option exercise; shares held as deferred stock units; shares held in benefit plans; shares held in trust for the economic benefit of the director or spouse or dependent children of the director; and shares owned jointly or separately by the spouse or dependent children of the director. Stock options do not count toward the stock ownership requirement.

As of the end of Fiscal 2021, each director owned shares in excess of these guidelines.

Management

We have adopted stock ownership requirements to establish commonality of interest between management and stockholders, as well as to encourage executives to think and act like owners. By encouraging executives to accumulate and hold a minimum level of ownership, our compensation program ensures that pay remains at risk not only with regard to outstanding awards but also with regard to appreciation of vested awards. Eligible executives are required to own the equivalent value of a multiple of their salary. For Mr. Schottenstein, this multiple is six times and for the other NEOs, three times. This requirement can be met through various forms of equity, including personal holdings and equity incentive awards such as restricted stock units. Unearned performance awards and unexercised stock options do not counts toward ownership guideline attainment.

Executives not meeting their requirement must retain 50% of their after-tax shares acquired through stock sales until the requirement is reached. The CEO considers compliance with the ownership requirements when recommending annual long-term incentive awards for the executives, including the NEOs, to the Compensation Committee. If an executive does not hold half of after-tax gains in our stock, he or she jeopardizes eligibility for future stock grants or awards. As of the date of this Proxy Statement, the CEO and the other NEOs are in compliance with their requirement with the exception of Messrs. Mathias and McLean, each of whom have been appointed as executive officers within the last five years (Mr. Mathias became an executive officer in 2020 and Mr. McLean became an executive officer in 2018). Both executives are on track to meet the requirements within a reasonable timeline and are subject to trading restrictions until the requirement has been met.

2022 Proxy Statement	|	83

INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

Who is entitled to vote?

Stockholders of record at the close of business on April 14, 2022, the record date for the 2022 Annual Meeting, are entitled to vote at the 2022 Annual Meeting. As of the record date, there were 169,396,065 shares of common stock, par value $0.01 per share, outstanding and entitled to vote. Each share that you own entitles you to one vote.

How does the Board recommend I vote on these proposals?

The Board recommends a vote:

•	FOR the nominees for Class III director listed in this Proxy Statement;

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2023;

•	FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers.

Why did I receive a Notice of Internet Availability of Proxy Materials?

In order to both save money and protect the environment, we have elected to provide access to our proxy materials and Fiscal 2021 Annual Report on Form 10-K (“Annual Report”) on the Internet, instead of mailing the full set of printed proxy materials, in accordance with the rules of the SEC for the electronic distribution of proxy materials. On April 26, 2022, we mailed to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to gain access to our Proxy Statement and Annual Report and how to vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request it. Instead, the Notice instructs you on how to obtain and review all of the important information contained in the Proxy Statement and Annual Report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

How do I vote my shares?

We encourage stockholders to vote before the 2022 Annual Meeting. If your shares are registered directly in your name (i.e., you are a “registered stockholder”), you received a Notice. You should follow the instructions on the Notice in order to ensure that your vote is counted. Alternatively, you may attend and vote at the virtual annual meeting.

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent (i.e., your shares are held in “street name”), you should receive either a Notice or a voting instruction form (“VIF”) along with a Proxy Statement. You should follow the instructions on the Notice or the VIF in order to ensure that your vote is counted. Have your Notice, proxy card or voting instruction form available when you access the virtual meeting website.

Can I change or revoke my proxy?

Yes. If you are a registered stockholder, you may revoke your proxy at any time before it is voted by delivering written notice of revocation to the Company (Attention: Jennifer B. Stoecklein, Corporate Secretary). Such written notice should be received by the Company prior to the 2022 Annual Meeting. You may also change or revoke your proxy by submitting a properly executed proxy bearing a later date or by attending the meeting virtually and voting online.

If your shares are held in street name, you may revoke your proxy by submitting new voting instructions to your broker or, if you have obtained a legal proxy from your broker, by virtually attending the 2022 Annual Meeting and voting online.

What constitutes a quorum?

A quorum of stockholders is necessary to transact business at the 2022 Annual Meeting. A quorum will be present if a majority of the outstanding shares of the Company’s common stock, as of the close of business on the record date, are represented by stockholders present at the meeting or by proxy. At the close of business on the record date, there were 169,396,065 shares of common stock outstanding and entitled to vote.

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INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

Abstentions and broker non-votes will count as present in determining whether there is a quorum. Broker non-votes occur when brokers, who hold their customers’ shares in street name, sign and submit proxies for such shares and vote such shares on some matters but not others. This would occur when brokers have not received any instructions from their customers, in which case the brokers, as the holders of record, are permitted to vote on “routine” matters, which include the ratification of the appointment of an independent registered public accounting firm, but not on “non-routine” matters, such as the election of directors, or the non-binding, advisory approval of the compensation of our named executive officers. Therefore, if you do not instruct your broker how to vote on Proposals 1 and 3, your shares will not be counted for those proposals. We urge you to give voting instructions to your broker on all voting items.

What vote is required to approve each proposal?

The Company is incorporated in the State of Delaware and our shares are listed on the NYSE. As a result, the Delaware General Corporation Law (“DGCL”) and the NYSE listing standards govern the voting standards applicable to actions taken by our stockholders.

Under our Bylaws, in an uncontested election, each director is to be elected by stockholders by the vote of a majority of votes cast. Our Bylaws provide that a majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Under our Bylaws, votes cast include votes “against” and exclude “abstentions” with respect to that director’s election.

Under the DGCL, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter is required to approve Item 2 and Item 3 appearing on the proxy card.

The following table outlines the voting requirements applicable to each proposal being submitted for stockholder approval at the 2022 Annual Meeting, as well as the impact of abstentions and broker non-votes. Once a quorum is established, the following voting requirements and related effect of abstentions and broker non-votes on each item for stockholder approval apply.

	Voting Options	Board Recommendation	Vote Required to Adopt the Proposal	Effect of Abstentions(1)	Effect of Broker Non-Votes(2)
Item 1 – Election of Class III Directors	“For,” “Against,” or “Abstain” for each nominee	FOR each nominee	Majority of the votes cast	None	None
Item 2 – Ratify the appointment of EY as independent registered public accounting firm for Fiscal 2022	“For,” “Against,” or “Abstain”	FOR	Majority of shares present at the meeting, in person or by proxy, and entitled to vote on Item 2	Abstentions are treated as votes “against.”	Not applicable
Item 3 – Advisory Approval of Named Executive Officer Compensation for Fiscal 2021	“For,” “Against,” or “Abstain”	FOR	Majority of shares present at the meeting, in person or by proxy, and entitled to vote	Abstentions are treated as votes “against.”	None

(1)

Under the DGCL, shares that abstain with respect to Items 2 and 3 constitute shares that are present and entitled to vote and, accordingly, have the practical effect of being voted “against” such items.

(2)

Under NYSE rules, Item 2 is considered a “routine” proposal on which brokers are permitted to vote in their discretion even if the beneficial owners do not provide voting instructions. However, Items 1 and 3 are not considered to be routine matters and brokers will not be entitled to vote thereon unless beneficial owners provide voting instructions. Accordingly, broker non-votes will not be counted toward the tabulation of votes on Items 1 and 3.

2022 Proxy Statement	|	85

INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

How can I participate in the virtual Annual Meeting?

The 2022 Annual Meeting will be virtual-only. You will be able to attend the virtual meeting by first registering at http://viewproxy.com/ae/2022/htype.asp. You will receive a meeting invitation by email with your unique join link along with a password prior to the meeting date. Stockholders will be able to listen, vote and submit questions during the virtual meeting.

We have created and implemented the virtual format in order to facilitate stockholder attendance and participation by enabling stockholders to participate fully, and equally, from any location around the world, at no cost. However, you will bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies. A virtual Annual Meeting makes it possible for more stockholders (regardless of size, resources or physical location) to have direct access to information more quickly, while saving the company and our stockholders time and money, especially as physical attendance at meetings has dwindled. We also believe that the online tools we have selected will increase stockholder communication. For example, the virtual format allows stockholders to communicate with us in advance of, and during, the Annual Meeting so they can ask questions of our Board or management. During the live Q&A session of the Annual Meeting, we may answer questions as they come in and address those asked in advance, to the extent relevant to the business of the Annual Meeting and as time permits.

Both stockholders of record and street name stockholders will be able to attend the Annual Meeting via live audio webcast, submit their questions during the meeting and vote their shares electronically at the Annual Meeting.

If you are a registered holder, your virtual control number will be on your Notice of Internet Availability of Proxy Materials or proxy card.

If you hold your shares beneficially through a bank or broker, you must provide a legal proxy from your bank or broker during registration and you will be assigned a virtual control number in order to vote your shares during the Annual Meeting. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the Annual Meeting (but will not be able to vote your shares) so long as you demonstrate proof of stock ownership. Instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at http://viewproxy.com/ae/2022/htype.asp. On the day of the Annual Meeting, you may only vote during the meeting by emailing a copy of your legal proxy to virtualmeeting@viewproxy.com in advance of the meeting.

How can I request technical assistance during the Annual Meeting?

There will be technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting live audio webcast. Please be sure to check in by 10:45 a.m. ET on June 8, 2022 (15 minutes prior to the start of the meeting is recommended), the day of the meeting, so that any technical difficulties may be addressed before the Annual Meeting live audio webcast begins. If you encounter any difficulties accessing the webcast during the check-in or meeting time, please email VirtualMeeting@viewproxy.com or call 866-612-8937.

Who bears the costs of this solicitation?

The Company bears the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. Our representatives may solicit proxies by mail, telephone, or personal interview. To solicit proxies, we request the assistance of banks, brokerage houses, and other custodians and, upon request, reimburse such organizations for their reasonable expenses in forwarding soliciting materials to beneficial owners and in obtaining authorization for the execution of proxies.

Could other matters be decided at the Annual Meeting?

We do not know of any other matters that will be considered at the Annual Meeting. If any matter other than those described in this Proxy Statement arises at the Annual Meeting, the proxies will be voted at the discretion of the proxy holders.

Where and when will I be able to find the voting results?

You can find the official results of the voting at the Annual Meeting in our Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

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SUBMISSION OF DIRECTOR NOMINATIONS AND STOCKHOLDER PROPOSALS

Can I nominate someone for election to the Board?

Yes, for election at the 2023 Annual Meeting of Stockholders. You may do so by delivering to the Corporate Secretary, no earlier than March 10, 2023 and no later than April 9, 2023, a notice stating (i) the name and address of the stockholder who intends to make the nomination; (ii) the name, age, business address and, if known, residence address of each nominee; (iii) the principal occupation or employment of each nominee; (iv) the number of shares of stock of the Company that are beneficially owned by each nominee and the nominating stockholder; and (v) the other information specified in Article Tenth (b) of our Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) and Section 10 of our Bylaws. Our [Certificate of Incorporation and Bylaws are] available on our Investor website at investors.ae.com.

Additionally, you may recommend a nominee for consideration by our Nominating Committee. Recommendations should be submitted to our Nominating Committee in accordance with the procedures described below.

In order for stockholder recommendations regarding possible candidates for director to be considered by the Nominating Committee:

•

Such recommendations must be submitted to the Nominating Committee in care of: Corporate Secretary at our principal executive offices at American Eagle Outfitters, Inc., 77 Hot Metal Street, Pittsburgh, PA 15203;

•

To be timely, a stockholder’s notice generally must be delivered not earlier than the close of business on the 90th day, and not later than the close of business on the 60th day, prior to the first anniversary of the preceding year’s annual meeting (i.e., with respect to the 2022 Annual Meeting, no earlier than March 10, 2023 and no later than April 9, 2023);

•	The nominating stockholder must meet the eligibility requirements to submit a valid stockholder proposal under Rule 14a-8 under the Exchange Act (“Rule 14a-8”); and

•	The stockholder must describe the qualifications, attributes, skills or other qualities of the recommended director candidate.

May I submit a stockholder proposal for next year’s Annual Meeting?

Yes. Stockholder proposals to be included in the proxy statement for the 2023 Annual Meeting of Stockholders pursuant to Rule 14a-8 must be received by the Company (addressed to the attention of the Corporate Secretary) by December 27, 2022 at our principal executive offices at American Eagle Outfitters, Inc., 77 Hot Metal Street, Pittsburgh, PA 15203. We may omit from the proxy statement and form of proxy any proposals that are not received by the Corporate Secretary by December 27, 2022 at our principal executive offices as specified herein. Any stockholder proposal submitted outside the processes of Rule 14a-8 for presentation at our 2023 Annual Meeting of Stockholders will be considered untimely under our Bylaws if notice thereof is received before March 10, 2023 or after April 9, 2023. To be submitted at the meeting, any such proposal must be a proper subject for stockholder action under the laws of the State of Delaware and must otherwise conform to applicable requirements of the proxy rules of the SEC and our Certificate of Incorporation and Bylaws.

2022 Proxy Statement	|	87

OTHER MATTERS

The only business that management intends to present at the meeting consists of the matters set forth in this statement. Management knows of no other matters to be brought before the meeting by any other person or group. If any other matter should properly come before the meeting, the proxy enclosed confers upon the persons designated herein authority to vote thereon in their discretion.

HOUSEHOLDING

In order to reduce expenses, we are taking advantage of certain SEC rules, commonly known as “householding,” that permit us to deliver, in certain cases, only one Notice, Annual Report or Proxy Statement, as applicable, to multiple stockholders sharing the same address, unless we have received contrary instructions from one or more of the stockholders. If you received a householded mailing this year and would like to have additional copies of the Notice, Annual Report, Proxy Statement or other proxy materials sent to you, please submit your request directed to our Corporate Secretary, at our principal executive offices located at 77 Hot Metal Street, Pittsburgh, Pennsylvania 15203, (412) 432-3300 and we will deliver the requested materials promptly. If you hold your stock in street name, you may revoke your consent to householding at any time by notifying your broker.

If you are currently a stockholder sharing an address with another of our stockholders and wish to have your future proxy statements and annual reports householded, or if your materials are currently householded and you would prefer to receive separate materials in the future, please contact our Corporate Secretary at the above address or telephone number.

ADDITIONAL INFORMATION

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the Company’s Annual Report on Form 10-K for Fiscal 2021, as filed with the SEC, including the financial statements and schedules thereto. In addition, such report is available, free of charge, under “Financials & Filings” on our investors website at investors.ae.com. A request for a copy of such report should be directed to Judy Meehan, our Senior Vice President of Corporate Communications and Investor Relations, at our principal executive offices located at 77 Hot Metal Street, Pittsburgh, Pennsylvania 15203, (412) 432-3300.

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APPENDIX A

Description and Reconciliation of Non-GAAP Measures

This Proxy Statement and stockholder letter include information on non-GAAP financial measures (“non-GAAP” or “adjusted”), including free cash flow and consolidated adjusted operating income, excluding non-GAAP items. These financial measures are not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (“GAAP”) and are not necessarily comparable to similar measures presented by other companies. Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The Company believes that this non-GAAP information is useful as an additional means for investors to evaluate the Company’s operating performance, when reviewed in conjunction with the Company’s GAAP consolidated financial statements. These amounts are not determined in accordance with GAAP and therefore should not be used exclusively in evaluating the company’s business and operations.

ADJUSTED OPERATING INCOME

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands)

(unaudited)

	Operating Income
	GAAP	Adjustment(1)	NON-GAAP	% of Revenue
2017	$302,788	22,281	$325,069	8.6%
2018	$337,129	1,568	$338,698	8.4%
2019	$233,345	80,494	$313,839	7.3%
2020	$(271,345)	279,826	$8,481	0.2%
2021	$591,065	11,944	$603,009	12.0%

(1) •	For Fiscal 2017 $22.3 million pre-tax restructuring charges

•	For Fiscal 2018 $1.6 million pre-tax corporate charges, primarily corporate severance

•	For Fiscal 2019 $80.5 million pre-tax asset impairment and restructuring charges

•	For Fiscal 2020 $279.8 million pre-tax asset impairment, restructuring and COVID-19 related charges

•	For Fiscal 2021 $11.9 million pre-tax asset impairment charges

2022 Proxy Statement	|	A-1

APPENDIX A

FREE CASH FLOW

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands)

(unaudited)

	American Eagle	Aerie	Corporate and Other(1)	Total
52 Weeks Ended January 29, 2022
Operating income (loss)	$785,729	$212,287	$(406,951)	$591,065
Asset impairment charges	$10,231	$1,713	$—	$11,944
Adjusted operating income (loss)	$795,960	$214,000	$(406,951)	$603,009
% of Revenue	22.4%	15.5%		12.0%
52 Weeks Ended January 30, 2021
Operating income (loss)	$93,029	$60,298	$(424,672)	$(271,345)
Impairment, restructuring and COVID-19 related charges	$144,486	$52,849	$82,491	$279,826
Adjusted operating income (loss)	$237,515	$113,147	$(342,181)	$8,481
% of Revenue	8.7%	11.4%		0.2%
52 Weeks Ended February 1, 2020
Operating income (loss)	$484,078	$47,465	$(298,198)	$233,345
Impairment and restructuring charges	$41,657	$20,261	$18,576	$80,494
Adjusted operating income (loss)	$525,735	$67,726	$(279,622)	$313,839
% of Revenue	15.1%	8.5%		7.3%

(1)

Corporate and Other includes revenue and operating results of the Todd Snyder and Unsubscribed brands, and the Supply Chain Platform, which have been identified as operating segments but are not material to disclose as separate reportable segments. Corporate operating costs represent certain costs that are not directly attributable to another reportable segment.

A-2	|

CORPORATE & STOCK INFORMATION

Website
INFORMATION REGARDING AMERICAN EAGLE OUTFITTERS, INC. AND OUR PRODUCTS IS AVAILABLE ON OUR WEBSITES: WWW.AEO-INC.COM, WWW.AE.COM AND WWW.AERIE.COM

Stock Data
SHARES OF AMERICAN EAGLE OUTFITTERS, INC. COMMON STOCK ARE TRADED ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "AEO"

Investor Inquiries
IF YOU WOULD LIKE GENERAL INFORMATION ON AMERICAN EAGLE OUTFITTERS, INC. AS A PUBLICLY TRADED COMPANY, PLEASE VISIT OUR INVESTOR RELATIONS SECTION LOCATED AT WWW.AEO-INC.COM

Transfer Agent
COMPUTERSHARE TRUST COMPANY, N.A.
PO BOX 43078
PROVIDENCE, RI 02940
1-877-581-5548

Independent Auditors
ERNST & YOUNG LLP
2100 ONE PPG PLACE
PITTSBURGH, PA 15222

Corporate Headquarters
AMERICAN EAGLE OUTFITTERS, INC.
77 HOT METAL STREET
PITTSBURGH, PA 15203
412-432-3300

BOARD OF DIRECTORS

Sujatha Chandrasekaran
DIRECTOR

Steven A. Davis
DIRECTOR

Deborah A. Henretta
DIRECTOR

Cary D. McMillan
DIRECTOR

Janice E. Page
DIRECTOR

David M. Sable
DIRECTOR

Noel J. Spiegel
DIRECTOR

C OR ORAT E & S T O C K I N F O R M AT I O N Website Transfer Agent INFORMATION REGARDING AMERICAN EAGLE OUTFITTERS, COM UTERSHARE TRUST COM ANY, N.A. INC. AND OUR RODUCTS IS AVAILABLE ON OUR WEBSITES: O BOX 43078 WWW.AEO-INC.COM, WWW.AE.COM AND WWW.AERIE.COM ROVIDENCE, RI 02940 1-877-581-5548 Stock Data Inde endent Auditors SHARES OF AMERICAN EAGLE OUTFITTERS, INC. COMMON ERNST & YOUNG LL STOCK ARE TRADED ON THE NEW YORK STOCK EXCHANGE 2100 ONE G LACE UNDER THE SYMBOL “AEO” ITTSBURGH, A 15222 Investor Inquiries Cor orate Headquarters IF YOU WOULD LIKE GENERAL INFORMATION ON AMERICAN AMERICAN EAGLE OUTFITTERS, INC. EAGLE OUTFITTERS, INC. AS A UBLICLY TRADED COM ANY, 77 HOT METAL STREET LEASE VISIT OUR INVESTOR RELATIONS SECTION LOCATED ITTSBURGH, A 15203 AT WWW.AEO-INC.COM 412-432-3300 BO A R D O F D I R E C T O R S Jay L. Schottenstein EXECUTIVE CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER Sujatha Chandrasekaran DIRECTOR Steven A. Davis DIRECTOR Deborah A. Henretta DIRECTOR Cary D. McMillan DIRECTOR Janice E. age DIRECTOR David M. Sable DIRECTOR Noel J. S iegel DIRECTOR

RO XY R E O R T 2 0 2 2

AMERICAN EAGLE OUTFITTERS, INC.

The undersigned Stockholder of American Eagle Outfitters, Inc. hereby appoints Michael A. Mathias, Stacy B. Siegal, and Jennifer B. Stoecklein, or any of them individually, as attorneys and proxies with full power of substitution to vote all of the shares of Common Stock of American Eagle Outfitters, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of American Eagle Outfitters, Inc. to be held via virtual meeting on Wednesday, June 8, 2022 at 11:00 AM Eastern Daylight Savings Time, and at any adjournment or adjournments thereof. In order to attend the meeting, you must register at http://viewproxy.com/ae/2022/htype.asp by 11:59 PM ET on June 5, 2022. On the day of the Annual Meeting of Stockholders, if you have properly registered, you may enter the meeting by clicking on the link provided and the password you received via email in your registration confirmations. Further instructions on how to attend and vote at the Annual Meeting of Stockholders are contained in the Proxy Statement in the section titled “Information About This Proxy Statement and the Annual Meeting.”

This proxy is solicited on behalf of the Board of Directors.

(Continued, and to be dated and signed, on the other side)

PLEASE DETACH PROXY CARD HERE

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be held June 8, 2022. The Proxy

Statement and our Fiscal 2021 Annual Report are available

at: http://viewproxy.com/ae/2022/

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

						FOR	AGAINST	ABSTAIN
1.	Proposal One. Election of Directors.				2.	Proposal Two. Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 28, 2023. ☐	☐	☐

		FOR	AGAINST	ABSTAIN
	01 Deborah A. Henretta	☐	☐	☐
	02 Cary D. McMillan	☐	☐	☐

					3.	Proposal Three. Hold an advisory vote on the compensation of our named executive officers. ☐	☐	☐

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR”
		DO NOT PRINT IN THIS AREA (Shareholder Name & Address Data)				PROPOSALS 1, 2, AND 3.
Please sign and date this Proxy below and return in the enclosed envelope.
Signature(s) must agree with the name(s) printed on this proxy. If signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

Date , 2022

(Signature)

(Signature of joint owner)
VIRTUAL CONTROL NUMBER

PLEASE DETACH PROXY CARD HERE

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET	TELEPHONE	MAIL
Vote Your Proxy on the Internet:	Vote Your Proxy by Phone:	Vote Your Proxy by Mail:

Go to www.AALvote.com/AEO	Call 1 (866) 804-9616

Have your proxy card available	Use any touch-tone telephone to	Mark, sign, and date your proxy
when you access the above	vote your proxy. Have your proxy	card, then detach it, and return
website. Follow the prompts to	card available when you call.	it in the postage-paid envelope
vote your shares.	Follow the voting instructions to	provided.
vote your shares.